    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 2001



                                                      REGISTRATION NO. 333-63944

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


LONE STAR TECHNOLOGIES, INC.                            DELAWARE                      332900                75-2085454
ENVIRONMENTAL HOLDINGS, INC.                            DELAWARE                      525990                75-2179763
ZINKLAHOMA, INC.                                        DELAWARE                      525990                73-0161921
LONE STAR STEEL COMPANY                                 DELAWARE                      332900                75-0399517
LONE STAR LOGISTICS, INC.                                TEXAS                        811110                75-1161587
LONE STAR STEEL INTERNATIONAL, INC.                     DELAWARE                      332900                75-2450872
LONE STAR STEEL SALES COMPANY                           DELAWARE                      332900                75-2240030
ROTAC, INC.                                              TEXAS                        332900                75-1697435
T&N LONE STAR WAREHOUSE CO.                              TEXAS                        493100                75-0878072
TEXAS & NORTHERN RAILWAY COMPANY                         TEXAS                        482110                75-6002604
LONE STAR ST HOLDINGS, INC.                             DELAWARE                      332900                75-2850435
FINTUBE TECHNOLOGIES, INC.                              OKLAHOMA                      332900                75-2848958
FINTUBE CANADA, INC.                                    DELAWARE                      332900                75-3847626
BELLVILLE TUBE CORPORATION                               TEXAS                        332900                75-2869571
STAR TUBULAR TECHNOLOGIES, INC.                         DELAWARE                      332900                75-2951280
STAR TUBULAR TECHNOLOGIES (HOUSTON), INC.                TEXAS                        332900                75-2957616
STAR TUBULAR TECHNOLOGIES                                 OHIO                        332900                75-2957615
(YOUNGSTOWN), INC.
 (EXACT NAME OF REGISTRANTS AS SPECIFIED IN         (STATES OR OTHER             (PRIMARY STANDARD       (I.R.S. EMPLOYER
              THEIR CHARTERS)                       JURISDICTIONS OF         INDUSTRIAL CLASSIFICATION    IDENTIFICATION
                                                    INCORPORATION OR               CODE NUMBERS)               NOS.)
                                                     ORGANIZATION)


                                                                                     RHYS J. BEST
                                                                                CHAIRMAN OF THE BOARD,
             15660 N. DALLAS PARKWAY, SUITE 500                         CHIEF EXECUTIVE OFFICER AND PRESIDENT
                    DALLAS, TEXAS 75248                                      LONE STAR TECHNOLOGIES, INC.
                      P.O. BOX 803546                                     15660 N. DALLAS PARKWAY, SUITE 500
                    DALLAS, TEXAS 75380                                          DALLAS, TEXAS 75248
                       (972) 770-6401                                              P.O. BOX 803546
                                                                                 DALLAS, TEXAS 75380
                                                                                    (972)770-6401
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                          OFFICES)                                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                               DAVID E. MORRISON
                                 J. KEVIN MANN
                          FULBRIGHT & JAWORSKI L.L.P.
                          2200 ROSS AVENUE, SUITE 2800
                              DALLAS, TEXAS 75201
                                 (214) 855-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                              -------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                     [LOGO]

                               -----------------

                               OFFER TO EXCHANGE
               9.00% SENIOR SUBORDINATED NOTES DUE 2011, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
               9.00% SENIOR SUBORDINATED NOTES DUE 2011, SERIES A
                 ($150,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                                 -------------

                               THE EXCHANGE OFFER

    The exchange offer expires at 5:00 p.m., New York City time,              ,
2001, unless extended.


    The exchange offer is not conditioned upon the tender of any minimum amount of our outstanding 9.00% Senior Subordinated Notes due 2011, Series A, which we refer to in this prospectus as our 9.00% notes.



    All outstanding 9.00% notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.


    The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES


    The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding 9.00% notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding 9.00% notes. We will not apply for listing any of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.


    The exchange notes will be senior subordinated unsecured obligations of Lone Star Technologies, Inc. and will be guaranteed by Lone Star's present and future U.S. restricted subsidiaries on a senior subordinated unsecured basis. The exchange notes and guarantees will rank behind all current and future indebtedness of Lone Star and the subsidiary guarantors, other than trade payables and indebtedness that expressly provides that it is not senior to these notes and the subsidiary guarantees. In addition, the exchange notes will be effectively subordinated to any indebtedness of our non-U.S. or unrestricted subsidiaries, none of which will guarantee the exchange notes.


    Interest on the exchange notes will accrue from May 29, 2001 or, if later, from the most recent date of payment of interest on the 9.00% notes, at the rate of 9.00% per year, payable semi-annually in arrears on each June 1 and December 1, commencing December 1, 2001.



    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------


                The date of this prospectus is October   , 2001.

                      WHERE YOU CAN FIND MORE INFORMATION


    This prospectus contains information about certain contracts or other documents that is not necessarily complete. When we make such statements, we refer you to the actual copies of the contracts or documents (that we will make available upon request), because the information is qualified in all respects by reference to those documents. While any of the 9.00% notes are outstanding, we will make available to any holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 12 or 15(d) of the Exchange Act.


    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at HTTP://WWW.SEC.GOV. In addition, documents we file can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.


    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.



    - Annual Report on Form 10-K, as amended for the year ended December 31, 2000.



    - Current Report on Form 8-K filed January 23, 2001 (date of event January 22, 2001).



    - Current Report on Form 8-K filed February 21, 2001 (date of event February 21, 2001).



    - Current Report on Form 8-K filed March 14, 2001 (date of event March 14,
      2001).



    - Our Proxy Statement for our 2001 Annual Meeting filed on March 29, 2001.



    - Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2001 and June 30, 2001.



    - Current Report on Form 8-K filed April 17, 2001 (date of event April 16,
      2001).



    - Current Report on Form 8-K filed May 1, 2001 (date of event April 30,
      2001).



    - Current Report on Form 8-K filed May 3, 2001 (date of event May 2, 2001).



    - Current Report on Form 8-K filed May 7, 2001 (date of event May 2, 2001).



    - Current Report on Form 8-K filed May 9, 2001 (date of event May 7, 2001).



    - Current Report on Form 8-K filed May 15, 2001 (date of event May 2, 2001).



    - Current Report on Form 8-K filed May 15, 2001 (date of event May 15,
      2001).



    - Current Report on Form 8-K filed May 24, 2001 (date of event May 24,
      2001).



    - Current Report on Form 8-K filed June 4, 2001 (date of event June 1,
      2001).



    - Current Report on Form 8-K filed June 4, 2001 (date of event June 4,
      2001).



    - Current Report on Form 8-K filed June 18, 2001 (date of event June 15,
      2001).



    - Current Report on Form 8-K filed June 18, 2001 (date of event June 19,
      2001).



    - Current Report on Form 8-K filed June 25, 2001 (date of event June 25,
      2001).



    - Current Report on Form 8-K filed August 17, 2001 (date of event August 16, 2001) and Amendment No. 1 to the Form 8-K filed August 17, 2001.



    - Current Report on Form 8-K filed September 19, 2001 (date of event September 18, 2001).

    We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any contract or document to which we refer you in this prospectus or which we expressly incorporate herein. Requests for such documents should be directed to Sharon Goodrich, Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380, telephone number
(972) 770-6401.


    THE TERMS "LONE STAR," "WE," "OUR" AND "US" REFER TO LONE STAR
TECHNOLOGIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT SUGGESTS OTHERWISE. THE TERM "YOU" REFERS TO A HOLDER OF 9.00% NOTES, EXCEPT WHERE THE CONTEXT REQUIRES A DIFFERENT MEANING. THE ADDRESS OF OUR PRINCIPAL EXECUTIVE OFFICES IS 15660 NORTH DALLAS PARKWAY, SUITE 500, DALLAS, TEXAS 75248, AND OUR TELEPHONE NUMBER IS (972) 770-6401. OUR MAILING ADDRESS IS P.O. BOX 803546, DALLAS, TEXAS 75380. OUR WEBSITE IS LOCATED AT WWW.LONESTARTECH.COM. INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO CONSTITUTE, PART OF THIS PROSPECTUS.

                               -----------------

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus. These forward-looking statements are subject to risks and uncertainties and include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

    - natural gas and oil price volatility;

    - domestic and foreign competition;

    - steel price volatility;

    - our ability to successfully manage our business;

    - fluctuations in industry-wide inventory levels;

    - fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

    - general economic conditions;

    - the presence or absence of governmentally imposed trade restrictions; and

    - other factors disclosed under "Risk Factors" and elsewhere in this prospectus.

    These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS. IN PARTICULAR, YOU SHOULD READ THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                  OUR COMPANY

    We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are the leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe, which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures steel coils primarily for use in our OCTG products, allowing us to maintain flexibility and cost-efficiency in the procurement of steel.


    In August 2001 we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a leading manufacturer of seamless oilfield products, for $430.0 million and the assumption of certain working capital liabilities. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain of our customers to use seamless products in particular complex drilling applications. In this prospectus we refer to this transaction as the "North Star acquisition." We plan to finance the North Star acquisition with $100.0 million in borrowings under our proposed senior credit facility, our proposed issuance of $150.0 million in new senior subordinated notes, our proposed issuance of $130.0 million of common stock and approximately $66.2 million of cash on hand, although the relative amounts may change based on market conditions and other factors. In this prospectus we refer to the North Star acquisition and these sources of financing collectively as the "North Star acquisition and related financings." See "Our Business -- North Star Acquisition and Related Financings."



    For the twelve months ended June 30, 2001, our revenues were $696.3 million, our operating income was $65.0 million and our EBITDA was $87.3 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other products accounted for 9% of our revenues. Accounting for the North Star acquisition on a pro forma basis, for the twelve months ended June 30, 2001, our revenues would have been $1.036 billion, our operating income would have been $127.8 million and our EBITDA would have been $169.8 million. For the same period, on a pro forma basis, as a percentage of revenues, our oilfield products would have accounted for 75%; our specialty tubing products would have accounted for 19%; and our flat rolled steel and other products would have accounted for 6%.


OILFIELD PRODUCTS

    We are the industry leader in the manufacture of premium welded OCTG products. We believe that we typically manufacture these products at a lower cost than the premium seamless products with which they compete in certain applications. We believe that we have the broadest OCTG and line pipe product range in North America, providing us with the competitive advantage of being able to be a single source supplier to our customer base. Our products include a wide range of casing and production tubing as well as line pipe, but do not include drill pipe. Casing acts as a structural retaining wall in oil and natural gas wells, and production tubing transmits hydrocarbons from wells to the surface for gathering and transmission. Our line pipe is used in gathering and transmitting hydrocarbons from the wellhead to larger transmission pipelines, storage areas and refineries. We pioneered the full-body normalized production process allowing our products to successfully compete with seamless OCTG products for the more demanding applications of deeper wells. In 2000, 57% of our OCTG product revenues were derived from our higher margin alloy-grade casing and tubing products.

    STRATEGIC COMMERCIAL ALLIANCES. We seek to expand our oilfield product offering through exclusive commercial alliances with several independently-owned mills. Pursuant to these arrangements we are able to sell products produced by third-party mills directly to our customers. These alliances allow us to expand our product offerings and volume without significant capital investment and to focus our own production capacity on higher margin premium products.

    BELLVILLE ACQUISITION. In April 2000, we purchased the assets of Bellville Tube Corporation, a manufacturer of electric resistance welded, full-body normalized casing, tubing and line pipe for the oil and gas industry. We believe our acquisition of Bellville, a former alliance partner and a leading manufacturer of production tubing, enables us to utilize our oilfield products facilities more efficiently, to increase our production flexibility for precision mechanical tubulars, and to extend the product range of tubes produced by our Fintube business.

    CAPACITY. Our facilities have a combined rated capacity of over 1,000,000 pipe tons per year, of which approximately 90% is allocated to oilfield products. We also offer our customers up to 840,000 tons of oilfield products through production capacity available to us through our commercial alliances.

SPECIALTY TUBING PRODUCTS

    We manufacture both finned tubular and precision mechanical tubular products for sale to the power generation market for use in heat recovery applications and to automotive, fluid power and other markets for use in various applications.

    FINNED TUBULARS. Heat recovery steam generation tube systems are used primarily in gas-fired, combined-cycle power generating plants and in a variety of other applications in the petrochemical and food processing industries. Finned tubes significantly raise the efficiency of electric plants by converting exhaust heat into steam to generate additional electricity. We also design and manufacture enhanced surface tubing and other products such as fuel economizers and boiler tubes.

    PRECISION MECHANICAL TUBULARS. Our precision mechanical tubular product line includes a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties. These products are used in many industrial applications, including hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other mechanical applications, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers. We have one of the largest production capacities in the world for precision mechanical tubulars using the "Drawn Over Mandrel" manufacturing process, which allows us to achieve high critical tolerances and dimensional control.

FLAT ROLLED STEEL AND OTHER PRODUCTS

    We also manufacture and market flat rolled steel, which is primarily used in the manufacture of our OCTG and other tubular products. We sell our excess capacity to third-party processors. Our participation in the flat rolled steel market allows us to maintain flexibility and cost efficiency in the procurement of the steel required to manufacture our products.

                             COMPETITIVE STRENGTHS

LEADING MARKET POSITION

    We are the leading manufacturer of premium welded OCTG products and a leading producer of line pipe. We pioneered the electric resistance welded, full-body normalized process for oilfield products, allowing us to compete with seamless producers of OCTG products for more demanding, deeper-well applications. Our significant portion of total domestic production capacity, our full-body normalized electric resistance welded process, and our broad product offering make us a leader in the markets in which we operate.

BROAD PRODUCT OFFERING

    We have one of the world's broadest energy tubular product offerings for exploration and production, gathering and transmission, and power generation. We manufacture and market casing, tubing and line pipe products with the widest variety of diameters, grades and wall thicknesses in the United States, making us a leader in the OCTG and line pipe markets. Our broad oilfield product range has been significantly expanded through our strategic commercial alliances with several independently-owned mills. Our alliances allow us to focus our own manufacturing facilities on the production of premium OCTG products and decrease our capital risk and expenditures. Our acquisition of Fintube complemented our specialty tubulars business by giving us the ability to offer finned tubulars used in combined-cycle power generation.

WELL-POSITIONED TO BENEFIT FROM OIL AND GAS INDUSTRY DYNAMICS


    We are well-positioned to capture the benefits from growing oil and gas exploration and production through our broad product offering of casing and tubing, including through our commercial alliances, and our premium OCTG products capability. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. According to Baker Hughes, the average annual active rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration and production. As of August 31, 2001, there were 1,252 rigs in operation. In addition, natural gas exploration has continued to require deeper drilling and more offshore drilling. Approximately three out of every four active rigs are currently drilling at depths greater than 8,000 feet. We are well-positioned to exploit this trend of deeper drilling through our extensive high-strength casing and tubing product offering.


PARTICIPATION IN HIGH GROWTH POWER GENERATION INDUSTRY


    Through our specialty tubing division, we are well-positioned to benefit from the increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration anticipates construction of 1,000 new plants by 2020, with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. We expect the demand for our products in this market to continue to grow over the next several years as construction of combined-cycle power generating plants accelerates.


TECHNOLOGICAL LEADERSHIP

    We are committed to developing technologically innovative products. We work closely with our oilfield customers and related industry groups to develop new grades of OCTG products as well as new products. For example, our technologically-advanced expandable casing products, which were developed for a joint venture between Shell Oil Company and Halliburton Company, are used in demanding repair applications and extended-reach drilling. In addition, our technical knowledge and high-performance casing products have been applied in a revolutionary method for drilling wells using casing instead of drill pipe. This advanced technology can save drilling time and lower our customers' costs. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications and ultrasonic testing methods which ensure the quality of our tubular products.

RECENT CAPITAL IMPROVEMENTS AND COST FLEXIBILITY

    Since 1995, we have invested over $100 million in a program focused on technology enhancements and various manufacturing upgrades at our primary production facilities. This program has lowered our costs by improving yields, increasing productivity and expanding our steel sourcing flexibility. Our steel sourcing flexibility allows us to use steel slabs, coils or scrap to manufacture our tubular products with lower cost steel. Our capital improvements program also substantially increases our precision mechanical and finned tubular manufacturing capacities.

EXPERIENCED MANAGEMENT TEAM

    Our senior management team has an average of over 20 years of experience in our businesses, including plant-level operating experience. Our management team has the proven ability to successfully:

    - integrate acquisitions;

    - expand product lines through strategic commercial alliances;

    - generate incremental revenues through applied product technologies, focused capital investments and yield productivity and cost improvements; and

    - maximize our performance through both favorable and challenging markets.

                                  OUR STRATEGY

    The key elements of our strategy to achieve commercial leadership and operational excellence are:

    - ACHIEVING INCREASED PRODUCTION, GREATER PRODUCTIVITY AND PENETRATION INTO NEW MARKETS THROUGH CAPITAL INVESTMENT AND COMMERCIAL ALLIANCE
      EXPANSION. By upgrading our manufacturing technologies and through our exclusive commercial alliances with several mills, we will endeavor to become more efficient and to offer a wider variety of products at attractive prices to an increasing number of customers.


    - CONTINUING TO DEVELOP AND MARKET NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. Our history of pioneering new production capabilities and innovations across our product lines has expanded the market penetration of our products. We expect to continue to invest in new technologies and to develop new products.



    - GROWING THROUGH STRATEGIC ACQUISITIONS. Our recent acquisitions of Fintube and Bellville have enabled us, and we believe our proposed North Star acquisition will enable us, to increase production capacity and expand our product offering. We will continue to opportunistically evaluate and pursue strategic acquisitions.

                              RECENT DEVELOPMENTS



    On September 18, 2001 we reported that we expect net income in the range of $2.0 million to $3.0 million, or $.08 to $.12 per diluted share, in third quarter 2001, which includes one-time charges of $1.3 million, or $.05 per diluted share, related to early extinguishment of certain subsidiary credit facilities. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.



    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for $430.0 million and the assumption of certain working capital liabilities. In September 2001, we received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is presently scheduled to close in fourth quarter 2001.



    North Star's Tubular Products Division is a leading producer of seamless products, including line pipe, standard pipe, mechanical pipe, coupling stock and casing that are used primarily in the oil and gas exploration and transmission industry. For its fiscal year ended May 31, 2001, North Star's Tubular Products Division had revenues of $328.6 million, operating income of $72.6 million and EBITDA of $76.9 million. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications.



    The Tubular Products Division, which has facilities in Youngstown, Ohio and Houston, Texas, has the capacity to manufacture oilfield products with outside diameters ranging from 5 inches to 10 3/4 inches, but focuses on the higher margin, larger diameter casing used in demanding deep well applications. The Tubular Products Division of North Star is a major supplier of the seamless pipe requirements within its product range for nine of the 15 largest drilling operators in the United States, including British Petroleum Corporation, Exxon Corporation, Conoco Inc. and Anadarko Petroleum Corporation. See "Our
Business -- North Star Acquisition and Related Financings."



    On May 8, 2001, we completed an underwritten public offering of 1,150,000 shares of our common stock pursuant to a prospectus supplement dated May 2, 2001. The net proceeds received by Lone Star from the offering of the common stock were approximately $49.8 million. We refer to this offering of common stock in this prospectus as our "May 2001 Equity Offering." On May 29, 2001, we completed the offering of 9.00% notes. The net proceeds received by Lone Star from the offering of 9.00% notes were approximately $145 million.


                             OUR EXECUTIVE OFFICES

    Our principal executive offices are located at 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248. Our mailing address is P.O. Box 803546, Dallas, Texas 75380, and our telephone number is (972) 770-6401.

                               THE EXCHANGE OFFER


BACKGROUND OF THE 9.00%
  NOTES.......................  We issued $150.0 million aggregate principal amount of our
                                9.00% Senior Subordinated Notes due 2011 (the "9.00% notes")
                                to Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of
                                America Securities LLC, CIBC World Markets Corp., Dresdner
                                Kleinwort Wasserstein Securities LLC, RBC Dominion
                                Securities Corporation, and The Robinson-Humphrey Company,
                                LLC (the "initial purchasers") on May 29, 2001. The initial purchasers then sold the 9.00% notes to qualified
                                institutional buyers in reliance on Rule 144A under the
                                Securities Act and to non-U.S. persons outside the United
                                States in reliance on Regulation S under the Securities Act.
                                Because they have been sold pursuant to exemptions from
                                registration, the 9.00% notes are subject to transfer
                                restrictions.

                                In connection with the issuance of the 9.00% notes, we
                                entered into an exchange and registration rights agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to
                                file and cause to become effective a registration statement covering the resale of the 9.00% notes.

THE EXCHANGE OFFER............  We are offering to exchange up to $150.0 million principal amount of exchange notes for an identical principal amount of 9.00% notes. The 9.00% notes may be exchanged only in
                                $1,000 increments. The terms of the exchange notes are
                                identical in all material respects to the 9.00% notes except that the exchange notes have been registered under the
                                Securities Act. Because we have registered the exchange
                                notes, the exchange notes will not be subject to transfer
                                restrictions and holders of exchange notes will have no
                                registration rights.

RESALE OF EXCHANGE NOTES......  We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without
                                compliance with the registration and prospectus delivery
                                provisions of the Securities Act provided that:

                                    - you acquire the exchange notes you receive in the
                                      exchange offer in the ordinary course of your
                                      business;

                                    - you are not participating and have no understanding
                                    with any person to participate in the distribution of
                                      the exchange notes issued to you in the exchange
                                      offer; and

                                    - you are not an affiliate of ours.

                                Each broker-dealer issued exchange notes in the exchange
                                offer for its own account in exchange for 9.00% notes
                                acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will
                                deliver a prospectus meeting the requirements of the
                                Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other
                                retransfer of the exchange notes issued to it in the
                                exchange offer.

EXPIRATION DATE...............  5:00 p.m., New York City time, on              , 2001,
                                unless we extend the exchange offer. It is possible that we will extend the exchange offer until all 9.00% notes are
                                tendered. You may withdraw 9.00% notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer--Expiration Date; Extensions;
                                Amendments."

WITHDRAWAL RIGHTS.............  You may withdraw 9.00% notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program (ATOP)
                                procedures of The Depositary Trust Company (DTC) at any time before 5:00 p.m. New York City time on the expiration date.
                                See "The Exchange Offer--Withdrawal of Tenders."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE 9.00%
  NOTES.......................  The exchange notes will bear interest from May 29, 2001 or, if later, from the most recent date of payment of interest on the 9.00% notes.

CONDITIONS TO THE EXCHANGE
  OFFER.......................  The exchange offer is subject only to the following conditions:

                                    - the compliance of the exchange offer with securities
                                      laws;

                                    - the proper tender of the 9.00% notes;

                                    - the representation by the holders of the 9.00% notes
                                    that they are not our affiliates, that the exchange
                                      notes they will receive are being acquired by them in
                                      the ordinary course of business and that at the time
                                      the exchange offer is completed the holders had no
                                      plans to participate in the distribution of the
                                      exchange notes; and

                                    - no judicial or administrative proceeding is pending or
                                      shall have been threatened that would limit us from
                                      proceeding with the exchange offer.

REPRESENTATIONS AND
  WARRANTIES..................  By participating in the exchange offer, you represent to us that, among other things:

                                    - you will acquire the exchange notes you receive in the
                                      exchange offer in the ordinary course of your
                                      business;

                                    - you are not participating and have no understanding
                                    with any person to participate in the distribution of
                                      the exchange notes issued to you in the exchange
                                      offer; and

                                    - you are not an affiliate of ours or, if you are an
                                    affiliate, you will comply with the registration and
                                      prospectus delivery requirements of the Securities Act
                                      to the extent applicable.

PROCEDURES FOR TENDERING 9.00%
  NOTES.......................  To accept the exchange offer, you must send the exchange agent either

                                    - a properly completed and executed letter of
                                      transmittal; or

                                    - a computer-generated message transmitted by means of
                                      DTC's ATOP system that, when received by the exchange
                                      agent will form a part of a confirmation of book-entry
                                      transfer in which you acknowledge and agree to be
                                      bound by the terms of the letter of transmittal;

                                and either

                                        - a timely confirmation of book-entry transfer of
                                        your 9.00% notes into the exchange agent's account
                                          at DTC; or

                                        - the documents necessary for compliance with the
                                          guaranteed delivery procedures described below.

                                Other procedures may apply to holders of certificated notes.
                                For more information, see "The Exchange Offer--Procedures
                                for Tendering."

TENDERS BY BENEFICIAL OWNERS..  If you are a beneficial owner whose 9.00% notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those
                                9.00% notes in the exchange offer, please contact the
                                registered holder as soon as possible and instruct that
                                holder to tender on your behalf and comply with the
                                instructions in this prospectus.

GUARANTEED DELIVERY
  PROCEDURES..................  If you are unable to comply with the procedures for tendering, you may tender your 9.00% notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer--Guaranteed Delivery
                                Procedures."

ACCEPTANCE OF 9.00% NOTES AND
  DELIVERY OF EXCHANGE
  NOTES.......................  If the conditions described under "The Exchange Offer--
                                Conditions" are satisfied, we will accept for exchange any and all 9.00% notes that are properly tendered before the
                                expiration date.

EFFECT OF NOT TENDERING.......  Any 9.00% notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on
                                transfer. Since the 9.00% notes have not been registered
                                under the federal securities laws, they bear a legend
                                restricting their transfer absent registration or the
                                availability of an exemption from registration. Upon
                                completion of the exchange offer, we will have no further
                                obligation, except under limited circumstances, to provide for registration of the 9.00% notes under the federal
                                securities laws.

FEDERAL INCOME TAX
  CONSIDERATIONS..............  See "Material United States Federal Income Tax
                                Considerations" for a discussion of U.S. federal income tax considerations you should consider before tendering 9.00%
                                notes in the exchange offer.

EXCHANGE AGENT................  Wells Fargo Bank Minnesota, National Association is serving as exchange agent for the exchange offer. The address for
                                the exchange agent is listed under "The Exchange
                                Offer--Exchange Agent."


                                   THE NOTES


    The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the 9.00% notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the 9.00% notes, and both the 9.00% notes and the exchange notes are governed by the same indenture. The following terms are applicable to both the 9.00% notes and the exchange notes. In this document, the term "notes" refers to both the 9.00% notes and the exchange notes. We define certain capitalized terms used in this summary in the "Description of Notes--Certain Definitions" section of this prospectus.



ISSUER........................  Lone Star Technologies, Inc.

NOTES OFFERED.................  $150.0 million in principal amount of 9.00% Senior
                                Subordinated Notes due 2011, Series B.

MATURITY......................  June 1, 2011.

INTEREST......................  June 1 and December 1, commencing on December 1, 2001.

GUARANTORS....................  The notes will be guaranteed by each of our current and future domestic restricted subsidiaries. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

RANKING.......................  These notes and the subsidiary guarantees are senior subordinated debts. They rank behind all of our and our
                                guarantors' current and future indebtedness, other than
                                trade payables and indebtedness that expressly provides that it is not senior to these notes and the subsidiary
                                guarantees. The notes will be effectively subordinated to
                                all debt of subsidiaries that do not guarantee the notes. As of August 31, 2001, there was no senior debt outstanding to which the notes and the subsidiary guarantees were
                                subordinated. Although we presently do not have any debt
                                outstanding that is senior to the 9.00% notes, we are in the process of establishing a new credit facility, which would be senior to these notes, and issuing new senior
                                subordinated notes, which would be pari passu with these
                                notes, as part of the North Star acquisition and related
                                financings. See "Our Business -- North Star Acquisition and
                                Related Financings" and "Use of Proceeds."

OPTIONAL REDEMPTION...........  We may redeem the notes, in whole or in part, at any time beginning June 1, 2006 at the redemption prices listed under
                                "Description of Notes -- Optional Redemption." Before
                                June 1, 2004, we may redeem up to 35% of the notes issued
                                under the indenture with the proceeds of one or more Equity
                                Offerings by Lone Star at the price listed under
                                "Description of Notes -- Optional Redemption."

OFFER TO REPURCHASE...........  If we sell assets under some circumstances, or experience specific kinds of changes of control, we must offer to
                                repurchase the notes at the prices listed under "Description of Notes" under the heading "Repurchase at the Option of
                                Holders."

BASIC COVENANTS...............  We will issue the notes under an indenture with Wells Fargo
                                Bank Minnesota, National Association. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                    - borrow money;

                                    - pay dividends on stock or repurchase stock;

                                    - make investments;

                                    - distribute proceeds from asset sales;

                                    - use assets as security in other transactions;

                                    - sell certain assets or merge with or into other
                                      companies;

                                    - engage in certain transactions with affiliates; and

                                    - incur liens.

                                These covenants are subject to important exceptions. For
                                more detail, see "Description of Notes -- Certain
                                Covenants."

REGISTRATION RIGHTS...........  We have agreed to offer to exchange for the 9.00% notes the new issue of exchange notes registered under the Securities
                                Act as described in this prospectus. We have also agreed to provide a shelf registration statement to cover resales of the notes under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay special interest to holders of the 9.00% notes under specified circumstances.

USE OF PROCEEDS...............  We used $144.9 million of the proceeds from our sale of the
                                9.00% notes to repay our existing outstanding indebtedness, with the remaining proceeds being available for general
                                corporate purposes.


                                  RISK FACTORS


    For a description of some of the risks you should consider before making an investment decision with respect to the notes, see "Risk Factors" beginning on page 16 of this prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


    The historical financial data as of and for the years ended December 31, 1998, 1999 and 2000 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated historical financial data as of and for the six months ended June 30, 2000 and 2001 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. As used in the tables below, except as noted in footnote 5 below: "Pro Forma" for the year ended December 31, 2000 gives effect to (a) our May 2001 Equity Offering, (b) the offering of 9.00% notes and the application of the net proceeds as described under "Use of Proceeds," (c) the Bellville acquisition and (d) the North Star acquisition and related financings as if they had occurred on January 1, 2000. "Pro Forma" for the twelve months ended June 30, 2001 gives effect to (a) our May 2001 Equity Offering, (b) the offering of 9.00% notes and the application of the net proceeds as described under "Use of Proceeds," and (c) the North Star acquisition and related financings as if they had occurred on July 1, 2000. "Pro Forma" as used in the balance sheet dated June 30, 2001 gives effect only to the North Star acquisition and related financings. This summary historical and pro forma financial information is qualified in its entirety by the more detailed information appearing in our consolidated historical and unaudited consolidated pro forma financial statements and related notes included elsewhere in this prospectus.



                                                     YEAR ENDED                 SIX MONTHS          PRO FORMA        PRO FORMA
                                                    DECEMBER 31,              ENDED JUNE 30,        YEAR ENDED         TWELVE
                                           ------------------------------   -------------------    DECEMBER 31,     MONTHS ENDED
                                             1998       1999       2000       2000       2001          2000        JUNE 30, 2001
                                           --------   --------   --------   --------   --------   --------------   --------------
                                                                                (UNAUDITED)        (UNAUDITED)      (UNAUDITED)
                                                                           (DOLLARS IN MILLIONS)
INCOME DATA:
Revenues:
Oilfield products(1).....................  $ 258.1    $ 187.3    $ 362.0    $ 164.3    $ 234.5      $   645.9        $   772.1
Specialty tubing products(1).............    130.3      126.6      220.9      117.0       94.3          220.9            198.2
Flat rolled steel and other
  products(1)............................     54.0       48.1       62.4       31.5       35.0           62.4             65.9

Total revenues(1)........................    442.4      362.0      645.3      312.8      363.8          929.2          1,036.2
Cost of goods sold(1)....................   (438.0)    (349.2)    (559.4)    (272.9)    (311.6)        (802.5)          (855.6)

Gross profit.............................      4.4       12.8       85.9       39.9       52.2          126.7            180.6
Special charges(2).......................    (14.5)        --         --         --         --             --               --
Selling, general and administrative
  expenses...............................    (20.0)     (15.5)     (33.7)     (17.4)     (16.9)         (53.3)           (52.8)

Operating income (loss)..................    (30.1)      (2.7)      52.2       22.5       35.3           73.4            127.8
Interest expense, net....................     (2.0)      (2.8)     (12.4)      (6.0)      (4.9)         (44.8)           (43.1)
Net income (loss) from continuing
  operations.............................    (32.3)      (5.5)      38.6       15.9       29.7           29.3             81.0

Net income (loss)(3).....................    (24.9)      (5.5)      38.6       15.9       29.7           29.3             81.0

OTHER DATA:
Net cash provided by (used in) operating
  activities.............................  $   8.6    $  28.1    $  (8.6)   $ (16.8)   $  (3.5)     $   (23.2)       $    13.1
Net cash provided by (used in) investing
  activities.............................     (4.3)     (11.7)     (96.6)     (90.0)      (2.5)        (540.9)          (449.1)
Net cash provided by (used in) financing
  activities.............................      2.4      (15.1)     109.7      101.1       83.7          540.4            446.8
EBITDA(4)................................    (14.3)      14.0       73.6       33.0       46.7          114.4            169.8
Pro forma adjusted EBITDA(5).............     12.1       34.7       74.6       34.2       46.7          114.4            169.8
Depreciation and Amortization............     15.8       16.7       21.4       10.5       11.4           41.0             41.9
Capital expenditures.....................     17.6        7.2       23.3        8.3       12.0           32.1             49.0
Ratio of Earnings to Fixed Charges(6)....       --        0.1x       3.4x       3.1x       5.0x           1.4x             2.3x
Ratio of EBITDA to Interest(7)...........                                                                                  3.9
Ratio of Total Debt to EBITDA............                                                                                  2.4



OPERATING DATA (IN TONS):
Oilfield products........................  372,500    336,100    516,000    239,700    335,300         963,000        1,101,600
Specialty tubing products................  111,900    116,700    176,400     96,100     77,300         176,400          157,600
Flat rolled steel and other products.....  144,700    144,600    165,300     83,500     90,600         165,300          172,400
                                           -------    -------    -------    -------    -------      ----------       ----------
Total tons shipped.......................  629,100    597,400    857,700    419,300    503,200       1,304,700        1,431,600
                                           =======    =======    =======    =======    =======      ==========       ==========

                                                                AS OF JUNE 30, 2001
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                                   (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  104.4    $      23.4
Net working capital.........................................      285.5          279.5
Marketable securities.......................................        1.0            1.0
Total assets................................................      614.2        1,002.0(8)
Long-term debt..............................................      158.8          400.0
Total debt..................................................      164.8          400.0
Shareholders' equity........................................      339.6          462.8


------------


(1) Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. This pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.


(2) In response to 1998 market conditions, our Lone Star Steel subsidiary restructured and downsized its operations. As a result, special charges of $14.5 million were recognized in operating income (loss) to write down property, plant and equipment and related supplies to fair value
    ($8.1 million), renegotiate or cancel contractual obligations
    ($4.4 million) and to recognize employee severance cost ($2.0 million).

(3) During 1998, Lone Star Steel was relieved of its obligation to provide medical and death benefits under the Coal Industry Retiree Health Benefit Act of 1992 and reversed its liability resulting in a extraordinary gain of $7.4 million.


(4) EBITDA is calculated by adding interest expense, net; other expense (income); income tax expense (benefit); depreciation and amortization of intangibles to net income (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles, or GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.



(5) Pro forma adjusted EBITDA for 1998 and 1999 reflects our historical EBITDA combined with the EBITDA of both Bellville and Fintube for the comparable periods. Pro forma adjusted EBITDA for the year ended December 31, 2000 and the six months ended June 30, 2000 reflects our historical EBITDA combined with the EBITDA of Bellville and North Star for the periods from January 1, 2000 to December 31, 2000 and from January 1, 2001 to June 30, 2001, respectively. In addition, pro forma adjusted EBITDA for 1998 is adjusted for $14.5 million of special charges as described in footnote 2 above.


(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus depreciation and amortization, extraordinary gain and fixed charges. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $32.3 million.


(7) Interest expense reflects interest expense and amortization of debt issuance costs after giving effect to the related financings for the North Star acquisition and the issuance of the outstanding 9.00% notes as if such financings and notes issuance had occurred at the beginning of the period presented.



(8) In connection with the North Star acquisition, we are obtaining an independent appraisal of the acquired assets for purposes of allocating the purchase price among such assets. The allocations used in the pro forma calculations above are estimates and may differ materially from the actual allocations ultimately used by us based on the independent appraisal.

                                  RISK FACTORS

    Your investment in the notes will involve significant risk. You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this prospectus before deciding to exchange any notes. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


    Lone Star is, and will continue after this exchange offer to be, highly leveraged. On August 31, 2001 we had total indebtedness of approximately
$150.0 million and stockholders' equity of approximately $341.8 million. Our ratio of earnings to fixed charges on a pro forma basis for the May 2001 Equity Offering and issuance of the 9.00% notes and the use of the proceeds therefrom would have been 3.3X for fiscal 2000 and 3.9X for the twelve months ended
June 30, 2001. Our leverage will increase substantially, however, as a result of the proposed North Star acquisition and related financings. On a pro forma basis for our May 2001 Equity Offering, the issuance of 9.00% notes and the use of the proceeds therefrom and the North Star acquisition and related financings, our ratio of earnings to fixed charges would have been 1.4X for fiscal 2000 and 2.3X for the twelve months ended June 30, 2001. See "Our Business -- North Star Acquisition and Related Financings." Although we plan to issue $130.0 million of our common stock to help finance the North Star acquisition, we also plan to take the following actions which will increase our leverage significantly:



    - We, together with our Lone Star Steel and Fintube subsidiaries, plan to borrow $100.0 million under a proposed senior secured credit facility to help finance the North Star acquisition;



    - We currently expect to offer approximately $150.0 million of new senior subordinated notes that will be pari passu with the 9.00% notes to help finance the North Star acquisition; and



    - We plan to expend approximately $66.2 million of cash on hand to help finance the North Star acquisition.



    Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness (including the notes), or to fund planned capital expenditures will depend on our future operating performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under either our Lone Star Steel subsidiary's existing credit facility or our proposed new credit facility, will be adequate to meet our future liquidity needs for at least the next several years. Lone Star may, however, need to refinance all or a portion of the principal of the notes on or prior to maturity. There can be no assurance that our business will generate sufficient cash flow from operations, or that future borrowings will be available under a credit facility or the proposed new credit facility in an amount sufficient to enable Lone Star to service its indebtedness, including the notes, or to fund its other liquidity needs. In addition, there can be no assurance that we will be able to effect any such refinancing on commercially reasonable terms or at all. See "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity."

    The degree to which we will be leveraged following the exchange offer and the North Star acquisition and related financings could have important consequences to holders of the notes, including, but not limited to:


    - making it more difficult for Lone Star to satisfy its obligations with respect to the notes;

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

    - requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - placing us at a competitive disadvantage vis-a-vis less leveraged competitors.


    In addition, the indenture relating to the outstanding 9.00% notes contains, and it is expected that the indenture relating to the proposed $150.0 million of new senior subordinated notes will contain, financial and other restrictive covenants that will limit the ability of Lone Star to, among other things, borrow additional funds. Failure by Lone Star to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "Description of Other Indebtedness."


THE NOTES WILL BE JUNIOR TO OUR SENIOR DEBT.

    The notes will be subordinated in right of payment to all current and future senior debt of Lone Star and the guarantors. Upon any distribution to creditors of Lone Star or the guarantors in a liquidation or dissolution of Lone Star or the guarantors or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Lone Star, the guarantors or their property, the holders of senior debt will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, the subordination provisions of the indenture will provide that payments with respect to the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior debt. In the event of a bankruptcy, liquidation or reorganization of Lone Star or the guarantors, holders of the notes will participate ratably with all holders of subordinated indebtedness that is deemed to be of the same class as the notes and guarantees, as applicable, and potentially with all other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of Lone Star and the guarantors, as applicable. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than the holders of senior debt. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the notes will instead be paid to holders of senior debt under certain circumstances. As a result of these provisions, other creditors (including trade creditors) that are not holders of senior debt may recover more, ratably, than the holders of the notes. In addition, the notes will be effectively subordinated to all outstanding obligations of any of our subsidiaries that does not guarantee the notes. The notes will not be guaranteed by any unrestricted subsidiary under the indenture or by non-U.S. subsidiaries.


    As of August 31, 2001, we had no debt outstanding that was senior to our $150.0 million of 9.00% notes. Our leverage will increase substantially, however, as a result of the proposed North Star acquisition and related financings. See "Our Business -- North Star Acquisition and Related

Financings." Although we plan to issue $130.0 million of our common stock to help finance the North Star acquisition, we also plan to take the following actions which will increase our leverage significantly:



    - We, together with our Lone Star Steel and Fintube subsidiaries, plan to borrow $100.0 million under a proposed senior secured credit facility to help finance the North Star acquisition;



    - We currently expect to offer approximately $150.0 million of new senior subordinated notes that will be pari passu with the 9.00% notes to help finance the North Star acquisition; and



    - We plan to expend approximately $66.2 million of cash on hand to help finance the North Star acquisition.


    The indenture permits the incurrence of substantial additional indebtedness, including senior debt, by us and our subsidiaries in the future. See "Description of Other Indebtedness."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

    Upon a change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of notes tendered or that restrictions in our credit facilities will allow us to make such required repurchases. Notwithstanding these provisions, we could enter into certain transactions, including certain recapitalizations, that would not constitute a change of control but would increase the amount of debt outstanding at such time. See "Description of Notes -- Repurchase at Option of Holders -- Change of Control."

FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE NOTES OR THE SUBSIDIARY GUARANTEES UNDER CERTAIN CIRCUMSTANCES.

    Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, Lone Star or any guarantor, at the time it incurred the indebtedness evidenced by the notes or its subsidiary guarantee, (1) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with Lone Star or such guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (2) Lone Star or such guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the notes and the subsidiary guarantees, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the notes or the subsidiary guarantees could be subordinated to all other debts of Lone Star or such guarantor, as the case may be. In addition, the payment of interest and principal by Lone Star pursuant to the notes or the payment of amounts by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of Lone Star or such guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Lone Star or a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.


    On the basis of historical financial information, recent operating history and other factors, Lone Star and each guarantor believe that, after giving effect to the indebtedness incurred in connection with the offering of 9.00% notes, it was not insolvent, did not have unreasonably small capital for the business in which it was engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with Lone Star's or the guarantors' conclusions in this regard.



YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE 9.00% NOTES.



    The 9.00% notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the 9.00% notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of 9.00% notes exchanged for exchange notes, the liquidity of the 9.00% notes may be adversely affected.


THERE MAY NOT BE A LIQUID MARKET FOR RESALE OF THE EXCHANGE NOTES.

    The exchange notes are new securities for which there currently is no established trading market. We cannot assure you that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market.

    The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price; depending on prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

    The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

    We do not plan to apply for listing of the exchange notes or any stock exchange or inter-dealer quotation system.

OUR FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.


    This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, plans, strategies, and prospects under the headings "Summary," "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations," "North Star Tubular Products Division Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Our Business." Although we believe that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth above in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost

$74 per barrel in 1995. In 1995 however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.


RISKS RELATING TO OUR BUSINESS

THE VOLATILITY OF OIL AND GAS MARKETS AFFECTS DEMAND FOR OUR PRINCIPAL PRODUCTS, AND DOWNTURNS IN THESE MARKETS COULD CAUSE OUR REVENUES TO DECREASE.


    Proceeds from the sale of casing, tubing and line pipe to the oil and gas industry constitute the majority of our revenues. As a percentage of our total revenues, revenues from the sales of these products accounted for approximately 58% in 1998, 52% in 1999 and 56% in 2000. If the North Star acquisition is consummated, we will have more exposure to the volatility in the oil and gas industry. On a pro forma basis for the North Star acquisition, revenues from the sale of our oilfield products, as compared to our total revenues, would have been approximately 73% in 1998, 69% in 1999 and 70% in 2000. Downturns in the oil and gas markets and negative general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.


    Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked at any given time and the depth and drilling conditions of these wells. The level of these activities depends primarily on expectations as to future prices for natural gas and oil. Natural gas and oil prices are subject to significant fluctuations in response to even relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

    - worldwide and domestic supplies of and demand for oil and natural gas;

    - domestic and foreign natural gas and oil production;

    - political instability or armed conflict in oil and gas producing regions;

    - the price and amount of imports of oil and gas casing, tubing and line pipe;

    - the availability of alternative fuels;

    - the availability of pipeline capacity;

    - weather conditions;

    - domestic and foreign governmental regulations, especially trade laws and taxes; and

    - the overall economic environment including the demand for electricity.


    During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.


    We cannot predict future natural gas and oil price movements, and we cannot give you any assurances as to the level of future demand for our products.

MARKET VOLATILITY AND DOWNTURNS OF INDUSTRIES WHICH USE OUR FINTUBE PRODUCTS FOR HEAT RECOVERY APPLICATIONS COULD REDUCE DEMAND FOR THESE PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

    Our Fintube subsidiary produces boiler tubes, finned tubes and other products used in a variety of heat recovery applications, including power generation, industrial plant processing and petrochemical businesses. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and other factors. To a lesser extent, our Fintube business is dependent on industrial plant processing and petrochemical plant construction. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas markets. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these Fintube products could adversely affect our results of operations. Some additional factors affecting demand are:

    - the level of consumer and industrial demand for electrical power generation;

    - the price and amount of imports of foreign boiler tubes, finned tubes and other products;

    - worldwide and domestic supplies of natural gas;

    - weather conditions; and

    - domestic and foreign governmental regulations and taxes.

    Due to these factors and others, we cannot give you any assurances as to the level of future demand for our Fintube products.

OUR PRECISION MECHANICAL TUBULARS AND OTHER BUSINESSES ARE SENSITIVE TO ECONOMIC DOWNTURNS, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

    We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is dependent on the general economy, the automotive and construction industries, product inventory levels and other factors affecting domestic goods activity. If we are not able to adequately predict demand and if our precision mechanical tubulars inventories (or the inventories of other precision tubular manufacturers) become excessive, there could be a material adverse effect on price levels, the quantity of precision mechanical tubulars sold by us and our revenues.

THE COMPETITION FOR RAW MATERIALS WE USE IN OUR BUSINESS AND THE VOLATILITY OF OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR OPERATIONS.

    Purchased steel represents the largest portion of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and cyclical. The following factors, most of which are beyond our control, affect the price of steel:

    - supply and demand factors;

    - freight costs and transportation availability;

    - inventory levels of brokers and distributors;

    - the availability of imported steel pipe and tubing;

    - trade duties and taxes; and

    - labor disputes.

    Changes in steel prices can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs and by sourcing steel from our flat rolled steel division, but we cannot assure you that we will be successful in passing these price increases through to our customers. As a result, we typically have a limited ability to recover increases in steel costs. While we endeavor to maintain flexibility in procurement of steel for our specialty tubular products, we cannot predict whether the availability of steel slabs and coils will constrain our operations.


    In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary endeavors to satisfy its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. North Star's Tubular Products Division, which we are planning to acquire, manufactures blooms for making OCTG and other products by using purchased steel scrap as its principal raw material. We cannot assure you that we can satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors, which may lead to reduced sales.


FLUCTUATIONS IN INVENTORY LEVELS OF OILFIELD PRODUCTS COULD ADVERSELY AFFECT OUR SALES.

    Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period depending on industry cycles. These variations can have a direct adverse effect on the demand for new production of tubular goods when customers draw from existing inventory rather than purchase new products. As a result, our oil and gas casing and tubing sales and results of operations may vary significantly from period to period. Excessive inventories could have a material adverse effect on price levels and the quantity of oil and gas casing and tubing and line pipe products sold by us. In addition, we cannot assure you that any excess domestic capacity will be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

WE ARE DEPENDENT ON OUR KEY CUSTOMER OF FLAT ROLLED STEEL.

    The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for between 75% and 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to Friedman Industries, Inc. represented approximately 9% and 10% of our total revenues for 2000 and 1999, respectively. We sell our flat rolled steel products to Friedman Industries, Inc. pursuant to purchase orders, but we do not have any supply contracts with Friedman Industries, Inc. There can be no assurances that they will continue to purchase in historical quantities.


    The loss of any one or more of our key customers could have a material adverse effect on us. See "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business -- Customers."


EASING OF UNITED STATES GOVERNMENT IMPORT TRADE RESTRICTIONS COULD INCREASE FOREIGN COMPETITION IN OUR INDUSTRY AND HARM OUR BUSINESS, PARTICULARLY IN THE CASE OF OIL AND GAS CASING AND TUBING AND LINE PIPE.

    The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of OCTG products, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

    The level of imports of oil and gas casing and tubing and line pipe is affected by numerous factors, including:

    - overall world demand for oil and gas casing and tubing and line pipe;

    - domestic and foreign inventory levels of casing, tubing and line pipe;

    - the purchasing pattern of distributors and end-users;

    - domestic and foreign trade policy; and

    - the relative value of the United States dollar.

    Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.


    Anti-dumping and countervailing duty orders applicable to our industry are limited to specific countries, are often under appeal and may be revoked as a result of periodic "sunset reviews." In June 2000, the United States government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. While the United States government completed sunset reviews of orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept those orders in place, the orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our business. The relief recently granted to the line pipe industry under
Section 201 of the Trade Act of 1974 is also subject to a World Trade Organization appeal and possibly further domestic review after that World Trade Organization decision is rendered, and a revocation of that relief could harm us. In any case, Section 201 relief on line pipe is due to expire on March 1, 2003. See "Our Business -- Our Oilfield Products -- Competition."


    We cannot predict the United States' or any other government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing and tubing products or line pipe, or the impact of these actions on our sales of oil and gas casing and tubing products or line pipe.


POLITICAL AND ECONOMIC CONDITIONS IN THE UNITED STATES AND IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.


    Our Lone Star Steel subsidiary's direct foreign revenues as a percentage of our total revenues were approximately 8% in 1998, 6% in 1999 and 7% in 2000. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. In 2000, our Fintube subsidiary had direct and indirect sales relating to projects outside the United States of $18.8 million. Before our Fintube acquisition, Fintube Limited Partnership had direct and indirect sales relating to projects outside the United States of approximately $8.6 million in 1998 and $5.1 million in 1999. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products and services. Our international sales and operations may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.


    In addition, the attack on the Pentagon and World Trade Center on September 11, 2001 may lead to continued political and economic uncertainty that may continue to adversely affect the United States financial markets. Accordingly, there can be no assurance that we will be able to obtain the related financings for the North Star acquisition at all or on terms or within the time frame that might have been possible had the attack not occurred.


WE FACE SIGNIFICANT COMPETITION.

    We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead time and timely delivery, competitive pricing and superior customer service and support. We cannot assure you that we will be able to compete successfully with respect to these or other factors. See "Our Business -- Our Oilfield Products -- Competition."


DIFFICULTIES IN INTEGRATING THE NORTH STAR ACQUISITION AND OTHER POTENTIAL ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS.



    The successful integration of our proposed North Star acquisition will provide many challenges to us. Not only is the size of the North Star acquisition ($430.0 million and the assumption of certain working capital liabilities) substantially larger than our other recent acquisitions, but the North Star acquisition also involves geographically remote facilities in Youngstown, Ohio and Houston, Texas; seamless (rather than welded or full body normalized) manufacturing operations; approximately 590 additional employees; and relationships with new distributors. If we do not successfully integrate in a timely fashion North Star's Tubular Products Division, or if the synergies we anticipate for the North Star acquisition are not realized, we could be materially and adversely affected.



    In addition, we regularly evaluate other potential acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.


    Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, we may issue shares of our common stock in order to consummate future acquisitions. Such issuances might have a dilutive effect on our current equity holders. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

    - assimilating operations and products may be unexpectedly difficult;

    - management's attention may be diverted from other business concerns;

    - we may enter markets in which we have limited or no direct experience; and


    - we may lose key employees of an acquired business.


OUR OPERATIONS ARE SUBJECT TO VARIOUS COLLECTIVE BARGAINING AGREEMENTS WHICH COULD INVOLVE LABOR SITUATIONS THAT COULD ADVERSELY AFFECT US.


    Our subsidiaries are subject to five collective bargaining agreements. At August 31, 2001, we had a total of 2,447 active employees, of whom 1,333 were represented by four unions and five bargaining units. The majority of these union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America under a contract signed in June 2001, which expires in May 2005. Two of the other agreements, covering an aggregate of approximately 128 of our warehouse and plant security workers as of August 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 145 employees in Canada and Mexico as of August 31, 2001. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. We can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established. Failure to renew such agreements or to establish acceptable new agreements could adversely impact our financial condition and results of operations.


WE COULD LOSE OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS IF WE EXPERIENCE AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENT.

    We had federal income tax net operating loss carryforwards of approximately $244.7 million at December 31, 2000 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2019. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50 percent under rules contained in the Internal Revenue Code. Since our common stock is publicly traded, there is no assurance that future trading or other sales of our stock will not result in an ownership change that could limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

A SIGNIFICANT STOCKHOLDER GROUP CONTROLS A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK.


    As of August 31, 2001, a significant stockholder group collectively owned approximately 42.5% of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with yours. One of the seven members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or strategic direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party.


VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


    Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on our results of operations and financial condition. Moreover, we may potentially become subject to environmental liabilities in connection with the North Star acquisition, including liabilities of which we are not presently aware or, if aware, are not able to quantify.

WE HAVE UNDERFUNDED PENSION PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.


    Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees were underfunded by an aggregate of approximately $10.7 million as of November 30, 2000 using an investment return assumption of 9% per annum and a discount rate of 7.5% per annum. If the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, using the actuarial assumptions specified by the Pension Benefit Guaranty Corporation, or PBGC, the PBGC would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities, under the PBGC assumptions, which amount we estimate to be between $30 million and $35 million.


POTENTIAL CASUALTIES AND PRODUCT LIABILITY CLAIMS RELATING TO THE PRODUCTS WE MANUFACTURE AND SELL TO THE OIL AND GAS INDUSTRY AND INDUSTRIES USING HEAT RECOVERY APPLICATIONS COULD HARM OUR BUSINESS.

    Our oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. In addition, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the commercial alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. We cannot assure you that our insurance will be adequate or available to protect us in the event of a claim or that the coverage will not be canceled or otherwise terminated.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.


    Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. The success of the proposed North Star acquisition will depend, in part, on our ability to retain the present management of North Star's Tubular Products Division. If we were to lose the benefit of such experience and contacts, our business could be adversely affected. We do not maintain key-man life insurance on any members of our senior management team.


RISKS RELATING TO THE EXCHANGE OFFER


IF YOU DO NOT PROPERLY TENDER YOUR 9.00% NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED NOTES AND YOUR ABILITY TO TRANSFER THOSE NOTES WILL BE ADVERSELY AFFECTED.



    We will only issue exchange notes in exchange for 9.00% notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the 9.00% notes and you should carefully follow the instructions on how to tender your 9.00% notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the 9.00% notes. If you do not tender your notes or if we do not accept your 9.00% notes because you did not tender your 9.00% notes properly, then, after we consummate the exchange offer, you may continue to hold 9.00% notes that are subject to the existing transfer restrictions. In addition, if you tender your notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any 9.00% notes, you may have difficulty selling them because there will be less 9.00% notes outstanding. In addition, if a large amount of 9.00% notes is not tendered or is tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.


YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or inter-dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


    We issued $150.0 million aggregate principal amount of 9.00% notes to the initial purchasers on May 29, 2001 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the 9.00% notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the 9.00% notes are subject to transfer restrictions.



    In connection with the issuance of the 9.00% notes, we agreed with the initial purchasers that promptly following the issuance of the 9.00% notes, we would:


    - file with the SEC a registration statement related to the exchange notes;

    - use our best efforts to cause the registration statement to become effective under the Securities Act; and


    - offer to the holders of the 9.00% notes the opportunity to exchange their 9.00% notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.



    Our failure to comply with these agreements within certain time periods would result in additional interest being due on the 9.00% notes. A copy of the agreement with the initial purchasers has been filed as an exhibit to the registration statement of which this prospectus is a part.



    Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of 9.00% notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:


    - will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;


    - will not be able to tender 9.00% notes in the exchange offer; and



    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the 9.00% notes unless the sale or transfer is made under an exemption from these requirements.


    We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.


    As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the 9.00% notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of 9.00% notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the 9.00% notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the 9.00% notes will be adversely affected.


TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all 9.00% notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of 9.00% notes accepted in the exchange offer.



    By tendering your 9.00% notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:


    - you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

    - you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

    - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and


    - if you are a broker-dealer that will receive exchange notes for your own account in exchange for 9.00% notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.



    Broker-dealers that are receiving exchange notes for their own account must have acquired the 9.00% notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for 9.00% notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See "Plan of Distribution."



    The exchange notes will evidence the same debt as the 9.00% notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the 9.00% notes except that:


    - the exchange notes will be issued in a transaction registered under the Securities Act;

    - the exchange notes will not be subject to transfer restrictions; and


    - provisions providing for an increase in the stated interest rate on the 9.00% notes will be eliminated after completion of the exchange offer.



    As of the date of this prospectus, $150.0 million aggregate principal amount of the 9.00% notes was outstanding. In connection with the issuance of the 9.00% notes, we arranged for the 9.00% notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.



    This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
October   , 2001. We intend to conduct the exchange offer as required by the
Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.


    Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

    - to hold our exchange offer open for 20 business days;

    - to give ten business days notice of any change in the terms of this offer; and

    - to issue a press release in the event of an extension of the exchange offer.


    The exchange offer is not conditioned upon any minimum aggregate principal amount of 9.00% notes being tendered, and holders of the 9.00% notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or under the indenture in connection with the exchange offer. We shall be considered to have accepted 9.00% notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.



    If any tendered 9.00% notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted 9.00% notes will be returned, at our cost, to the tendering holder of the 9.00% notes or, in the case of 9.00% notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.



    Holders who tender 9.00% notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of 9.00% notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "--Solicitation of Tenders; Fees and Expenses."



    NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF 9.00% NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR 9.00% NOTES IN THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF 9.00% NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF 9.00% NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" shall mean 5:00 p.m., New York City time, on
      , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

    We expressly reserve the right, in our sole discretion:


    - to delay acceptance of any 9.00% notes or to terminate the exchange offer and to refuse to accept 9.00% notes not previously accepted, if any of the conditions described under "--Conditions" shall have occurred and shall not have been waived by us;


    - to extend the expiration date of the exchange offer;

    - to amend the terms of the exchange offer in any manner;


    - to purchase or make offers for any 9.00% notes that remain outstanding subsequent to the expiration date;



    - to the extent permitted by applicable law, to purchase 9.00% notes in the open market, in privately negotiated transactions or otherwise.


    The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

    Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.


    You are advised that we may extend the exchange offer because some of the holders of the 9.00% notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.


INTEREST ON THE EXCHANGE NOTES


    The exchange notes will bear interest from May 29, 2001 or the most recent date on which interest was paid or provided for on the 9.00% notes surrendered for the exchange notes. Accordingly, holders of 9.00% notes that are accepted for exchange will not receive interest that is accrued but unpaid on the 9.00% notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each June 1 and December 1, commencing on December 1, 2001.


PROCEDURES FOR TENDERING


    Only a holder may tender its 9.00% notes in the exchange offer. Any beneficial owner whose 9.00% notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such holder's behalf. If the beneficial owner wishes to tender on such holder's own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering such holder's 9.00% notes, either make appropriate arrangements to register ownership of the 9.00% notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    The tender by a holder will constitute an agreement among the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.


    A holder who desires to tender 9.00% notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose 9.00% notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.



    THE METHOD OF DELIVERY OF 9.00% NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE ATOP PROCEDURES DESCRIBED BELOW. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR 9.00% NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.



9.00% NOTES HELD IN CERTIFICATED FORM



    For a holder to validly tender 9.00% notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:


    - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and


    - certificates for tendered 9.00% notes.



9.00% NOTES HELD IN BOOK-ENTRY FORM



    We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the 9.00% notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of 9.00% notes by causing DTC to transfer the 9.00% notes into the exchange agent's account for the 9.00% notes using DTC's procedures for transfer.



    If you desire to transfer 9.00% notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the 9.00% notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:


    - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

    - an agent's message transmitted pursuant to ATOP.


TENDER OF 9.00% NOTES USING DTC'S AUTOMATED TENDER OFFER PROGRAM (ATOP)



    The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer 9.00% notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book- entry confirmation, including an agent's message, to the exchange agent.

    The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering 9.00% notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender 9.00% notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.


SIGNATURES


    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the 9.00% notes tendered with the letter of transmittal are tendered:


    - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

    - for the account of an institution eligible to guarantee signatures.


    If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the 9.00% notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the 9.00% notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the 9.00% notes or the DTC participant who is listed as the owner. If the letter of transmittal or any 9.00% notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.


    If you tender your notes through ATOP, signatures and signature guarantees are not required.

DETERMINATIONS OF VALIDITY


    All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered 9.00% notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all 9.00% notes not properly tendered or any 9.00% notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular 9.00% notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of 9.00% notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of 9.00% notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of 9.00% notes nor shall we or any of them incur liability for failure to give notification. Tenders of 9.00% notes will not be considered to have been made until the irregularities have been cured or waived. Any 9.00% notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


GUARANTEED DELIVERY PROCEDURES


    Holders who wish to tender their 9.00% notes and:



    - whose 9.00% notes are not immediately available;


    - who cannot complete the procedure for book-entry transfer on a timely basis;


    - who cannot deliver their 9.00% notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or



    - who cannot complete a tender of 9.00% notes held in book-entry form using DTC's ATOP procedures on a timely basis;


may effect a tender if they tender through an eligible institution described under "--Procedures for Tendering--Signatures" or if they tender using ATOP's guaranteed delivery procedures.


    A tender of 9.00% notes made by or through an eligible institution will be accepted if:



    - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's 9.00% notes and the principal amount of the 9.00% notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the 9.00% notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of 9.00% notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and



    - the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered 9.00% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.


    A tender made through ATOP will be accepted if:


    - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the 9.00% notes that they have received and agree to be bound by the notice of guaranteed delivery; and



    - the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry conformation, including an agent's message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered 9.00% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.



    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their 9.00% notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS


    Except as otherwise provided in this prospectus, tenders of 9.00% notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of 9.00% notes in the exchange offer:


    - a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

    - you must comply with the appropriate procedures of ATOP.

    Any notice of withdrawal must:


    - specify the name of the person having deposited the 9.00% notes to be withdrawn;



    - identify the 9.00% notes to be withdrawn, including the certificate number or numbers and principal amount of the 9.00% notes or, in the case of 9.00% notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;



    - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the 9.00% notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the 9.00% notes to register the transfer of the 9.00% notes into the name of the person withdrawing the tender; and



    - specify the name in which any of these 9.00% notes are to be registered, if different from that of the person who deposited the 9.00% notes to be withdrawn.



    All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any 9.00% notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those 9.00% notes unless the 9.00% notes so withdrawn are validly retendered. Any 9.00% notes that have been tendered but are not accepted for exchange will be returned to the holder of the 9.00% notes without cost to the holder or, in the case of 9.00% notes tendered by book-entry transfer into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn 9.00% notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the Expiration Date.


CONDITIONS

    The exchange offer is subject only to the following conditions:

    - the compliance of the exchange offer with securities laws;


    - the proper tender of the 9.00% notes;



    - the representation by the holders of the 9.00% notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and


    - no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT


    Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for 9.00% notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:


    By Registered or Certified Mail:

       Wells Fargo Bank Minnesota, N.A.
       Corporate Trust Operations
       MAC N9303-121
       Post Office Box 1517
       Minneapolis, Minnesota 55480-1517

    By Hand Delivery or Overnight Courier:

       Wells Fargo Bank Minnesota, N.A.
       Corporate Trust Operations
       Sixth and Marquette
       MAC N9303-121
       Minneapolis, Minnesota 55479

    By Facsimile Transmission:

       (612) 667-4927

    To Confirm by Telephone or for Information:

       (800) 344-5128

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES


    We will bear the expenses of soliciting the requesting holders of 9.00% notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.



    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the 9.00% notes and in handling or forwarding tenders for exchange.


    We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

    You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT


    The exchange notes will be recorded at the same carrying value as the 9.00% notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.


PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES


    Participation in the exchange offer is voluntary. Holders of the 9.00% notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.



    As a result of the making of, and upon acceptance for exchange of all 9.00% notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the 9.00% notes who do not tender in the exchange offer will continue to hold their 9.00% notes and will be entitled to all the rights, and subject to the limitations, applicable to the 9.00% notes under the indenture. Holders of 9.00% notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Notes." All untendered 9.00% notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent 9.00% notes are tendered and accepted, there will be fewer remaining 9.00% notes outstanding following the exchange, which could significantly reduce the liquidity of the untendered notes.



    We may in the future seek to acquire untendered 9.00% notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of 9.00% notes following the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any 9.00% notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any 9.00% notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

                                USE OF PROCEEDS


    We will not receive any cash proceeds from the exchange offer. We used the substantial portion of the proceeds from the offering of 9.00% notes to repay approximately $144.9 million of debt outstanding under our Lone Star Steel subsidiary's credit facility and our Fintube subsidiary's recently terminated credit facility.


                                 CAPITALIZATION


    The following table shows our actual and as adjusted cash and capitalization as of June 30, 2001. Capitalization consists of debt, including the current portion, and stockholders' equity. The as adjusted capitalization column gives effect to the North Star acquisition and related financings.



    You should read this table together with "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes that are included elsewhere in this prospectus.



                                                        AS OF JUNE 30, 2001
                                                      -----------------------
                                                       ACTUAL    AS ADJUSTED
                                                       ------    -----------
                                                            (UNAUDITED)
                                                           (IN MILLIONS)
Cash and cash equivalents...........................  $ 104.4      $  23.4
                                                      =======      =======
Current portion of long term debt(1)................  $   6.0      $    --
Long-term debt:
  Revolving credit facility.........................       --        100.0
  Term loans(1).....................................      8.8           --
  9.00% Senior Subordinated Notes due 2011..........    150.0        150.0
  % New Senior Subordinated Notes...................       --        150.0
                                                      -------      -------
    Total debt......................................    164.8        400.0
  Shareholders' equity..............................    339.6        462.8
                                                      -------      -------
    Total capitalization............................  $ 504.4      $ 862.8
                                                      =======      =======


---------


(1) In August 2001, we repaid approximately $14.8 million of outstanding indebtedness under our credit facilities with proceeds from the 9.00% notes issued May 29, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The historical Statement of Income Data, Other Data and Balance Sheet Data as of and for each of the years in the five-year period ended December 31, 2000 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. You should read the information contained in this section in conjunction with "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes and the unaudited consolidated pro forma financial statements and related notes, included in this prospectus.



                                                                                                               SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                    ----------------------------------------------------   -------------------
                                                      1996       1997       1998       1999       2000       2000       2001
                                                    --------   --------   --------   --------   --------   --------   --------
                                                                       (IN MILLIONS)                           (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues(1).......................................  $ 560.1    $ 668.4    $ 442.4    $ 362.0    $ 645.3    $ 312.8    $ 363.8
Cost of goods sold(1).............................   (511.9)    (604.2)    (438.0)    (349.2)    (559.4)    (272.9)    (311.6)
                                                    -------    -------    -------    -------    -------    -------    -------
Gross profits.....................................     48.2       64.2        4.4       12.8       85.9       39.9       52.2
Special charges(2)................................       --         --      (14.5)        --         --         --         --
Selling, general and administrative expenses......    (16.4)     (19.6)     (20.0)     (15.5)     (33.7)     (17.4)     (16.9)
                                                    -------    -------    -------    -------    -------    -------    -------
Operating income (loss)...........................     31.8       44.6      (30.1)      (2.7)      52.2       22.5       35.3
Interest income...................................      4.4        3.0        2.0        1.8        2.0        0.9        1.3
Interest expense..................................     (6.8)      (6.6)      (4.0)      (4.6)     (14.4)      (6.9)      (6.2)
Other income (expense)............................     (0.1)       0.3       (0.2)        --        0.6        0.2        0.2
Minority interest in Lone Star Steel(3)...........     (3.8)        --         --         --         --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Income (loss) from continuing operations before
  income tax......................................     25.5       41.3      (32.3)      (5.5)      40.4       16.7       30.6
Income tax........................................     (0.6)      (0.9)        --         --       (1.8)      (0.8)      (0.9)
                                                    -------    -------    -------    -------    -------    -------    -------
Net income (loss) from continuing operations......     24.9       40.4      (32.3)      (5.5)      38.6       15.9       29.7
Extraordinary items(4)............................       --        0.9        7.4         --         --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Net income (loss) before gain from discontinued
  operations......................................     24.9       41.3      (24.9)      (5.5)      38.6       15.9       29.7
Gain from discontinued operations(5)..............       --       12.4         --         --         --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Net income (loss).................................  $  24.9    $  53.7    $ (24.9)   $  (5.5)   $  38.6    $  15.9    $  29.7
                                                    =======    =======    =======    =======    =======    =======    =======
OTHER DATA:
Net cash provided by (used in) operating
  activities......................................  $  19.6    $  25.9    $   8.6    $  28.1    $  (8.6)   $ (16.8)   $  (3.5)
Net cash provided by (used in) investing
  activities......................................    (25.8)      (7.7)      (4.3)     (11.7)     (96.6)     (90.0)      (2.5)
Net cash provided by (used in) financing
  activities......................................     (6.5)     (31.3)       2.4      (15.1)     109.7      101.1       83.7
EBITDA(6).........................................     43.6       58.9      (14.3)      14.0       73.6       33.0       46.7
Depreciation and amortization.....................     11.8       14.3       15.8       16.7       21.4       10.5       11.4
Capital expenditures..............................     20.0       34.7       17.6        7.2       23.3        8.3       12.0

                                                                              AS OF DECEMBER 31,                       AS OF
                                                             ----------------------------------------------------     JUNE 30,
                                                               1996       1997       1998       1999       2000         2001
                                                             --------   --------   --------   --------   --------   ------------
                                                                                (IN MILLIONS)                       (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................   $ 27.3     $ 14.2     $ 20.9     $ 22.2     $ 26.7       $104.4
Short term investments.....................................     20.1        6.3        3.1        1.2        0.1           --
Net working capital........................................    131.9      125.9      111.5       86.9      165.8        285.5
Marketable securities......................................     19.8       19.0        9.0       15.4       10.4          1.0
Total assets...............................................    396.0      405.8      335.8      351.1      515.3        614.2
Long-term debt.............................................     87.8       43.0       46.0       28.0      128.2        158.8
Total debt.................................................     88.1       43.0       46.0       30.0      136.2        164.8
Shareholders' equity.......................................    128.8      217.7      189.1      195.9      255.8        339.6


-------------


(1) Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. This pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.


(2) In response to 1998 market conditions, our Lone Star Steel subsidiary restructured and downsized its operations. As a result, special charges of $14.5 million were recognized in operating income (loss) to write-down property, plant and equipment and related supplies to fair value
    ($8.1 million), renegotiate or cancel contractual obligations
    ($4.4 million) and to recognize employee severance cost ($2.0 million).

(3) Prior to fiscal year 1997, Lone Star owned less than 100% of the equity of Lone Star Steel. Minority interest in Lone Star Steel represents the minority stockholders' equity in the income (loss) of Lone Star Steel. In 1995, Lone Star repurchased 4.95% of Lone Star Steel's common stock from its minority stockholders. In 1997 Lone Star purchased all of the remaining outstanding common stock, preferred stock and warrants held by minority stockholders of Lone Star Steel to make it a wholly-owned subsidiary.

(4) In 1997, an extraordinary loss of $1.1 million was recognized for a prepayment penalty fee for refinancing Lone Star Steel's credit facility. Also in 1997 an extraordinary gain of $2.0 million was recognized for a reduction in Lone Star Steel's obligation to provide medical and death benefits under the Coal Industry Retiree Health Benefit Act of 1992. During 1998, Lone Star Steel was relieved of its obligation under this act and reversed its liability resulting in an extraordinary gain.

(5) Reflects $12.4 million in payments received in 1997 from the 1993 sale of our stock in American Federal Bank, F.S.B.


(6) EBITDA is calculated by adding interest expense, net; other expense (income); income tax expense (benefit); depreciation and amortization of intangibles to net income (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

   NORTH STAR TUBULAR PRODUCTS DIVISION SELECTED CONSOLIDATED FINANCIAL DATA



    The historical Statement of Income Data, Other Data and Balance Sheet Data as of and for each of the years in the three-year period ended May 31, 2001 have been derived from North Star Tubular Products Division's consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. You should read the information contained in this section in conjunction with "North Star Tubular Products Division Management's Discussion and Analysis of Financial Condition and Results of Operations," North Star Tubular Products Division's historical consolidated financial statements and related notes and Lone Star's unaudited consolidated pro forma financial statements and related notes which give effect to the North Star acquisition and related financings, all of which are included in this prospectus.



                                                                    YEAR ENDED MAY 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
STATEMENT OF INCOME DATA:
Net Sales...................................................  $ 187.0    $ 221.6    $ 328.6
Cost of sales...............................................   (160.2)    (200.5)    (237.3)
                                                              -------    -------    -------
Gross profits...............................................     26.8       21.1       91.3
Selling, general and administrative expenses................    (15.0)     (17.4)     (18.7)
                                                              -------    -------    -------
Earnings from operations....................................     11.8        3.7       72.6
Interest expense, net.......................................     (1.4)      (2.3)      (1.8)
Miscellaneous income (expense)(1)...........................      2.4        3.8       (0.5)
                                                              -------    -------    -------
Earnings before income tax..................................     12.8        5.2       70.3
Income tax..................................................     (4.9)      (2.0)     (25.0)
                                                              -------    -------    -------
Net earnings................................................  $   7.9    $   3.2    $  45.3
                                                              =======    =======    =======
OTHER DATA:
Net cash provided by (used in) operating activities.........  $ (20.4)   $  (0.8)   $  38.6
Net cash provided by (used in) investing activities.........    (19.2)     (14.8)      (4.5)
Net cash provided by (used in) financing activities.........     (1.2)      15.6      (34.1)
EBITDA(2)...................................................     14.5        7.2       76.9
Depreciation and amortization...............................      2.7        3.5        4.3
Capital expenditures........................................     19.2       14.8        4.5



                                                                      AS OF MAY 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Total current assets........................................   $ 51.6     $ 64.0     $ 91.3
Short term investments......................................       --         --         --
Net working capital.........................................     22.3       33.0       46.3
Marketable securities.......................................       --         --         --
Total assets................................................    109.1      129.8      157.4
Total current liabilities...................................     29.2       30.9       45.0
Total debt(3)...............................................     32.2       31.9         --
Total equity................................................     45.7       65.0      110.3


------------


(1) Fiscal year 2000 miscellaneous income includes $2.1 million received in fiscal 2000 for settlement refunds received by North Star's Tubular Products Division from certain suppliers; and $1.6 million in income from a change in accounting estimate related to critical spare parts.



(2) EBITDA is calculated by adding interest expense, net; other expense (income); income tax expense (benefit); depreciation and amortization of intangibles to net income (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.



(3) Debt represents advances or borrowings by North Star's Tubular Products Division from its parent company, Cargill, Incorporated. As of fiscal year-end 2001, North Star's Tubular Products Division had a receivable of $2.2 million from



    Cargill.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for approximately $430.0 million and the assumption of certain working capital liabilities. The transaction is presently scheduled to close in fourth quarter 2001. We plan to finance the North Star acquisition with $100.0 million in borrowings under our proposed senior credit facility, our proposed issuance of $150.0 million in new senior subordinated notes, our proposed issuance of $130.0 million of common stock and approximately $66.2 million of cash on hand, although the relative amounts may change based on market conditions and other factors. The North Star acquisition will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the identifiable assets and liabilities will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets is preliminary and subject to revision following the results of an appraisal and identification of intangible assets.



    On April 1, 2000 Lone Star purchased substantially all of the assets of Bellville Tube Corporation for a base purchase price of $14.8 million less a $0.2 million adjustment for working capital. We financed the Bellville acquisition through cash held by Lone Star and $5.0 million of borrowings. Our Bellville acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the Bellville acquisition. The excess purchase price over the fair values of the tangible net assets acquired of approximately $7.3 million has been recorded as goodwill and is being amortized on a straight-line basis over 30 years; however, under the provisions of SFAS No. 142, this amortization will cease as of January 1, 2002. In the event that facts and circumstances indicate that the goodwill may be impaired, an evaluation of recoverability will be performed.



    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2000, the six-month period ended June 30, 2001, and the supplemental twelve-month period ended June 30, 2001, give effect to the proposed North Star acquisition and related financings as if they had occurred on January 1, 2000 for the year ended December 31, 2000; on January 1, 2001 for the six months ended June 30, 2001; and on July 1, 2000 for the supplemental twelve-month period ended June 30, 2001. In addition, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 gives effect to the Bellville acquisition as if it had occurred on January 1, 2000. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001 gives effect to the proposed North Star acquisition and related financings as if they had occurred on June 30, 2001. The accompanying pro forma adjustments include: (i) the acquisition of the net assets of the Tubular Products Division for approximately $430.0 million; (ii) the establishment by Lone Star of a $100.0 million credit facility; (iii) the issuance of $150.0 million in senior subordinated notes; (iv) the sale of $130.0 million of common stock; and (v) the use of approximately $66.2 million of cash on hand for the remainder of the purchase price and payment of acquisition costs and financing fees associated with the North Star acquisition and related financings.



    The attack on the Pentagon and World Trade Center on September 11, 2001 may lead to continued political and economic uncertainty that may continue to adversely affect the United States financial markets. Accordingly, there can be no assurance that we will be able to obtain the related financings for the North Star acquisition at all or on terms or within the time frame that might have been possible had the attack not occurred.



    The Unaudited Pro Forma Consolidated Financial Information is based on the historical financial statements of Lone Star, Bellville Tube Corporation, and the Tubular Products Division. The pro forma adjustments are based upon certain assumptions that Lone Star considers reasonable in the circumstances. We are obtaining an independent appraisal of the acquired assets for purposes of allocating the purchase price among such assets. The allocations used in the pro forma calculations are estimates and may differ materially from the actual allocations ultimately used by us based on the independent appraisal. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on Lone Star's business, results of operations, and financial position.



    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that specific criteria be used for the recognition of intangible assets separately from goodwill. SFAS No. 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, and that goodwill be tested for realizability at a reporting unit level both annually and whenever events or circumstances indicate that goodwill might be impaired. The Company has adopted SFAS No. 141 effective July 1, 2001, and SFAS No. 142 will be adopted on January 1, 2002; however, any goodwill and intangible assets acquired subsequent to June 30, 2001, will be immediately subject to the provisions of SFAS No. 142. The Company will account for the North Star acquisition under the purchase method of accounting, in accordance with the provisions of SFAS No. 141. For purposes of the Unaudited Pro Forma Consolidated Financial Statements, the goodwill acquired in conjunction with the North Star acquisition is not amortized, but will be subject to testing for impairment annually and whenever circumstances indicate that an impairment has occurred. The goodwill associated with all previous Lone Star acquisitions will continue to be amortized through December 31, 2001 and is reflected as such in the accompanying statements.



DETERMINATION AND ALLOCATION OF THE TUBULAR PRODUCTS DIVISION PURCHASE PRICE



    The preliminary allocation of the pro forma purchase price is as follows:



                                                              (IN MILLIONS)
                                                              -------------
Tubular Products Division purchase price....................     $430.0
Estimated transaction costs.................................        5.5
                                                                 ------
Pro forma purchase price....................................      435.5
Net assets acquired(1)......................................      121.7
                                                                 ------
Excess purchase price.......................................     $313.8
                                                                 ======
Allocation of excess purchase price:
  Inventory.................................................     $  6.3
  Property, Plant, and Equipment............................       67.9
  Identifiable Intangibles..................................       10.0
  Goodwill..................................................      229.6
                                                                 ------
Total excess purchase price.................................     $313.8
                                                                 ======


---------


(1) Excludes assets not acquired and liabilities not assumed. See the Unaudited Pro Forma Condensed Consolidated Balance Sheet, footnotes (K) and (L).

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                              BELLVILLE                         PRO FORMA           NORTH STAR'S
                           LONE STAR        FOR THE THREE                     LONE STAR AND       TUBULAR PRODUCTS
                          TECHNOLOGIES          MONTHS                          BELLVILLE             DIVISION
                       FOR THE YEAR ENDED       ENDED         BELLVILLE     FOR THE YEAR ENDED   FOR THE YEAR ENDED    FINANCING
                         12/31/2000(A)       3/31/2000(B)    ADJUSTMENTS        12/31/2000         12/31/2000(G)      ADJUSTMENTS
                       ------------------   --------------   ------------   ------------------   ------------------   ------------
Net Revenues.........       $ 645.3             $ 3.5           $(3.3)(C)        $ 645.5              $ 283.7            $   --
Cost of goods sold...        (559.4)             (2.4)            3.4 (D)         (558.4)              (229.3)               --
                            -------             -----           -----            -------              -------            ------
  Gross profit.......          85.9               1.1             0.1               87.1                 54.4                --

Selling, general, and
  administrative
  expenses...........         (33.7)             (0.5)           (0.1)(E)          (34.3)               (18.5)               --
                            -------             -----           -----            -------              -------            ------
  Operating income
  (loss).............          52.2               0.6              --               52.8                 35.9                --
Interest expense,
  net................         (12.4)               --            (0.3)(F)          (12.1)                (2.5)            (30.2)(H)
Other income
  (expense)..........           0.6                --              --                0.6                  1.6                --
                            -------             -----           -----            -------              -------            ------
  Income from
  continuing
  operations before
  income tax.........          40.4               0.6             0.3               41.3                 35.0             (30.2)
Income tax...........          (1.8)               --              --               (1.8)               (12.2)              1.5 (I)
                            -------             -----           -----            -------              -------            ------
  Income from
  continuing
  operations.........       $  38.6             $ 0.6           $ 0.3            $  39.5              $  22.8            $(28.7)

Per common share --
  basic:
  Net income from
  continuing
  operations.........       $  1.64

Per common share --
  diluted:
  Net income from
  continuing
  operations.........       $  1.59

Weighted average
  shares outstanding

  Basic..............          23.5                                                                                         9.3 (J)

  Diluted............          24.3                                                                                         9.3 (J)


                                          PRO FORMA
                                          LONE STAR
                       ACQUISITION    FOR THE YEAR ENDED
                       ADJUSTMENTS        12/31/2000
                       ------------   ------------------
Net Revenues.........     $   --           $ 929.2
Cost of goods sold...      (14.8)(K)        (802.5)
                          ------           -------
  Gross profit.......      (14.8)            126.7
Selling, general, and
  administrative
  expenses...........       (0.5)(L)         (53.3)
                          ------           -------
  Operating income
  (loss).............      (15.3)             73.4
Interest expense,
  net................         --             (44.8)
Other income
  (expense)..........         --               2.2
                          ------           -------
  Income from
  continuing
  operations before
  income tax.........      (15.3)             30.8
Income tax...........       11.0 (I)          (1.5)
                          ------           -------
  Income from
  continuing
  operations.........     $ (4.3)          $  29.3
Per common share --
  basic:
  Net income from
  continuing
  operations.........                      $  0.89
Per common share --
  diluted:
  Net income from
  continuing
  operations.........                      $  0.87
Weighted average
  shares outstanding
  Basic..............                         32.8
  Diluted............                         33.6



    The accompanying notes are an integral part of this unaudited pro forma financial statement.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                        NORTH STAR'S
                                                      TUBULAR PRODUCTS
                                    LONE STAR             DIVISION                                              PRO FORMA
                                FOR THE SIX MONTHS   FOR THE SIX MONTHS                                         LONE STAR
CONSOLIDATED STATEMENTS OF        ENDED JUNE 30,       ENDED JUNE 30,      FINANCING     ACQUISITION    FOR THE SIX MONTHS ENDED
INCOME                               2001(M)              2001(N)         ADJUSTMENTS    ADJUSTMENTS          JUNE 30, 2001
--------------------------      ------------------   ------------------   ------------   ------------   -------------------------
Net revenues..................       $ 363.8              $ 180.7            $   --         $  --                $ 544.5
Cost of goods sold............        (311.6)              (124.0)               --          (7.4)(K)             (443.0)
                                     -------              -------            ------         -----                -------
  Gross profit................          52.2                 56.7                --          (7.4)                 101.5

Selling, general and
  administrative expenses.....         (16.9)               (10.3)               --          (0.6)(L)              (27.8)
                                     -------              -------            ------         -----                -------
  Operating income (loss).....          35.3                 46.4                --          (8.0)                  73.7

Interest expense, net.........          (4.9)                (0.6)            (16.4)(H)        --                  (21.9)
Other income (expense)........           0.2                   --                --            --                    0.2
                                     -------              -------            ------         -----                -------
  Income from continuing
  operations before income
  tax.........................          30.6                 45.8             (16.4)         (8.0)                  52.0
Income tax....................          (0.9)               (16.2)              0.8 (I)      13.7 (I)               (2.6)
                                     -------              -------            ------         -----                -------
  Income from continuing
  operations..................          29.7                 29.6             (15.6)          5.7                   49.4

Per common share -- basic:
  Net income from continuing
  operations..................       $  1.23                                                                     $  1.47

Per common share -- diluted:
  Net income from continuing
  operations..................       $  1.20                                                                     $  1.45

Weighted average shares
  outstanding

Basic.........................          24.2                                    9.3 (J)                             33.5
Diluted.......................          24.8                                    9.3 (J)                             34.1



    The accompanying notes are an integral part of this unaudited pro forma financial statement.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
            OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                   LONE STAR               NORTH STAR'S                                              PRO FORMA
                             FOR THE TWELVE MONTHS   TUBULAR PRODUCTS DIVISION                                       LONE STAR
CONSOLIDATED                    ENDED JUNE 30,         FOR THE TWELVE MONTHS      FINANCING     ACQUISITION    FOR THE TWELVE MONTHS
STATEMENTS OF INCOME                2001(O)           ENDED JUNE 30, 2001(P)     ADJUSTMENTS    ADJUSTMENTS     ENDED JUNE 30, 2001
--------------------         ---------------------   -------------------------   ------------   ------------   ---------------------
Net revenues...............         $ 696.3                   $ 339.9               $   --         $   --            $1,036.2
Cost of goods sold.........          (598.1)                   (242.7)                  --          (14.8)(K)          (855.6)
                                    -------                   -------               ------         ------            --------
  Gross profit.............            98.2                      97.2                   --          (14.8)              180.6

Selling, general and
  administrative
  expenses.................           (33.2)                    (19.1)                  --           (0.5)(L)           (52.8)
                                    -------                   -------               ------         ------            --------
  Operating income
    (loss).................            65.0                      78.1                   --          (15.3)              127.8

Interest expense, net......           (11.3)                     (1.6)               (30.2)(H)         --               (43.1)
Other income (expense).....             0.6                        --                   --             --                 0.6
                                    -------                   -------               ------         ------            --------
  Income from continuing
    operations before
    income tax.............            54.3                      76.5                (30.2)         (15.3)               85.3
Income tax.................            (1.9)                    (27.2)                 1.5 (I)       23.3 (I)            (4.3)
                                    -------                   -------               ------         ------            --------
  Income from continuing
    operations.............            52.4                      49.3                (28.7)           8.0                81.0

Per common share -- basic:
  Net income from
    continuing
    operations.............         $  2.17                                                                          $   2.42

Per common share --
  diluted:
  Net income from
    continuing
    operations.............         $  2.11                                                                          $   2.38

Weighted average shares
  outstanding

  Basic....................            24.2                                            9.3 (J)                           33.5
  Diluted..................            24.8                                            9.3 (J)                           34.1



    The accompanying notes are an integral part of this unaudited pro forma financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



(A) The historical balances for Lone Star are derived from the audited financial statements of Lone Star for the year ended December 31, 2000 included elsewhere in this prospectus.



(B) The historical balances for Bellville are derived from the audited financial statements of Bellville for the three months ended March 31, 2000 included elsewhere in this prospectus.



(C) The adjustment reflects the elimination of intercompany transactions between Lone Star and Bellville.



(D) The adjustment reflects the incremental change in depreciation expense due to purchase accounting adjustments to the fair value of property, plant, and equipment consistent with the depreciation policies used by Lone Star and the elimination of the effects of sales between Lone Star and Bellville.



Reduction in depreciation expense...........................    $0.1
Elimination of intercompany transactions....................     3.3
                                                                ----
                                                                $3.4
                                                                ====



(E) The adjustment reflects the incremental change in amortization expense due to purchase accounting and adjustments to intangible assets in connection with the Bellville acquisition consistent with the amortization policies utilized by Lone Star.



(F) The adjustment reflects a reduction in interest income on the invested cash used to acquire Bellville and interest expense associated with the incremental borrowings under Lone Star Steel's revolving credit agreement in connection with the financing of the Bellville acquisition.



(G) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the twelve months ended December 31, 2000.



(H) The adjustment reflects:



           - interest expense on the proposed $100.0 million revolving credit agreement, net of interest expense on the extinguishment of existing debt;



           - interest expense on the new senior subordinated notes;



           - borrowing costs associated with bridge financing prior to the issuance of the new senior subordinated notes;



           - the amortization of deferred issuance costs associated with the new borrowings over periods ranging from 3 to 10 years; and



           - a reduction in interest income on the invested cash used to acquire the Tubular Products Division.



(I) The adjustment represents the tax effect of financing adjustments and an amount to realize the pro forma income taxes at an assumed effective rate of 5%, representing alternative minimum tax and state taxes. Lone Star has substantial net operating loss carryforwards, which can be utilized to offset taxable income. Due to uncertainties regarding possible utilization of net operating losses, including the sensitivity of earnings to the level of domestic drilling activity, valuation allowances have been recognized to fully reserve the net deferred tax assets.



(J) The adjustment reflects the proposed issuance of approximately 9.3 million shares of common stock. Of these shares, approximately 2.4 million shares can be sold to Cargill for $50.0 million at $20.75 per share, as allowed under the purchase agreement. Additional shares are to be issued to yield approximately $80.0 million at an assumed share price of $11.67.



(K) The adjustment reflects the reclassification of North Star's Tubular Products Division depreciation expense to cost of sales to conform with Lone Star's depreciation policies and to record the incremental depreciation expense due to a purchase accounting adjustment to increase the value of property, plant, and equipment acquired.



(L) The adjustment reflects the amortization expense on the identifiable intangible assets acquired in the North Star acquisition in accordance with SFAS No. 141; and reclassification of depreciation expense of North Star's Tubular Products Division from selling, general and administrative expense to cost of sales, consistent with Lone Star's policy, as follows:



                                                                 SIX MONTHS
                                                   YEAR            ENDED      TWELVE MONTHS
                                                  ENDED           JUNE 30,        ENDED
                                            DECEMBER 31, 2000       2001      JUNE 30, 2001
                                            ------------------   ----------   -------------
Amortization of intangible assets.........        $(4.8)           $(2.4)         $(4.8)
Reclassification of depreciation
  expense.................................          4.3              1.8            4.3
                                                  -----            -----          -----
Net adjustment............................         (0.5)            (0.6)          (0.5)



(M) The historical balances for Lone Star are derived from the unaudited interim financial statements for the six months ended June 30, 2001, included elsewhere in this prospectus.



(N) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the six months ended June 30, 2001.



(O) The historical balances for Lone Star are derived from the unaudited consolidated financial statements for the twelve months ended June 30, 2001.



(P) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the twelve months ended June 30, 2001.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES



            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                 (IN MILLIONS)



                                                           NORTH STAR'S                                            PRO FORMA
                                     LONE STAR       TUBULAR PRODUCTS DIVISION    FINANCING      ACQUISITION       LONE STAR
                                 JUNE 30, 2001(A)         MAY 31, 2001(B)        ADJUSTMENTS     ADJUSTMENTS     JUNE 30, 2001
                                 -----------------   -------------------------   ------------    ------------    --------------
ASSETS
  Current assets:
    Cash and cash equivalents..       $104.4                  $   --                $354.5 (C)     $(435.5)(J)      $   23.4
    Accounts receivable, net...        100.6                    41.7                    --              --             142.3
    Current inventories, net...        149.0                    49.5                    --             6.3 (K)         204.8
    Other current assets.......          6.1                     0.1                    --              --               6.2
                                      ------                  ------                ------         -------          --------
  Total current assets.........        360.1                    91.3                 354.5          (429.2)            376.7
    Marketable securities......          1.0                      --                    --              --               1.0
    Property, plant, and
      equipment, net...........        183.5                    46.1                    --            67.2 (K)         296.8
    Goodwill and other
      intangibles, net.........         55.3                      --                    --           239.7 (K)         295.0
    Other noncurrent assets....         14.3                    20.0                   3.9 (D)        (5.7)(L)          32.5
                                      ------                  ------                ------         -------          --------
  Total assets.................       $614.2                  $157.4                $358.4         $(128.0)         $1,002.0
                                      ======                  ======                ======         =======          ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
  Liabilities:
    Current installments on
      long-term debt...........       $  6.0                  $   --                $ (6.0)(E)     $    --          $     --
    Accounts payable...........         42.7                    27.0                    --              --              69.7
    Accrued liabilities........         25.9                    18.0                    --           (16.4)(M)          27.5
                                      ------                  ------                ------         -------          --------
  Total current liabilities....         74.6                    45.0                  (6.0)          (16.4)             97.2
    Term loan..................          8.8                      --                  (8.8)(E)          --                --
    Revolving credit
      facility.................           --                      --                 100.0 (F)          --             100.0
    Senior subordinated debt...        150.0                      --                 150.0 (G)          --             300.0
    Postretirement benefit
      obligations..............         25.6                      --                    --              --              25.6
    Other noncurrent
      liabilities..............         15.6                     2.1                    --            (1.3)(M)          16.4
                                      ------                  ------                ------         -------          --------
  Total liabilities............        274.6                    47.1                 235.2           (17.7)            539.2
  Shareholders' equity:
    Preferred stock, $1.00 par
      value (authorized:
      10,000,000 shares,
      issued: none)............           --                      --                    --              --                --
    Common stock, $1.00 par
      value (authorized:
      80,000,000 shares,
      issued: 25,196,139)......         25.2                      --                   9.3 (H)          --              34.5
    Capital surplus............        271.4                      --                 117.2 (H)          --             388.6
    Accumulated other
      comprehensive loss.......         (4.3)                     --                    --              --              (4.3)
    Accumulated income
      (deficit)................         47.3                      --                  (3.3)(I)          --              44.0
    North Star's Tubular
      Products Division total
      equity...................           --                   110.3                    --          (110.3)(N)            --
                                      ------                  ------                ------         -------          --------
  Total shareholders' equity...        339.6                   110.3                 123.2          (110.3)            462.8
                                      ------                  ------                ------         -------          --------
  Total liabilities and
    shareholders' equity.......       $614.2                  $157.4                $358.4         $(128.0)         $1,002.0
                                      ======                  ======                ======         =======          ========



    The accompanying notes are an integral part of this unaudited pro forma financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



(A) The historical balances for Lone Star are derived from the unaudited interim consolidated financial statements as of June 30, 2001 included elsewhere in this prospectus.



(B) The historical balances for the Tubular Products Division are derived from the audited financial statements for the year ended May 31, 2001 included elsewhere in this prospectus.



(C) The adjustment reflects the extinguishment of the existing term loans of $14.8 million, the $100.0 million in borrowings under the proposed senior credit facility, the proposed issuance of $150.0 million in new senior subordinated notes, and the proposed issuance of $130.0 million of common stock, net of the related debt and equity financing costs.



(D) The adjustment reflects the recognition of $4.5 million in deferred financing costs associated with the proposed new credit facility and the proposed new senior subordinated notes offering, net of the write-off of $0.6 million of deferred financing costs associated with the extinguishment of existing term loans. Deferred financing costs will be amortized over the terms of the respective borrowings, ranging from three to ten years.



(E) The adjustment reflects the extinguishment of existing term loans with proceeds from the 9.00% notes.



(F) The adjustment reflects recognition of the proposed new $100.0 million credit facility.



(G) The adjustment reflects recognition of the $150.0 million of proposed new senior subordinated notes.



(H) The adjustment reflects $130.0 million of proceeds from the proposed issuance of 9.3 million shares of common stock, net of $3.5 million of issuance costs included in capital surplus. Of these shares, approximately
    2.4 million shares can be sold to Cargill for $50.0 million at $20.75 per share, as allowed under the purchase agreement. Additional shares are to be issued to yield approximately $80.0 million at an assumed share price of $11.67.



(I) The adjustment reflects the write-off of deferred financing costs associated with the early extinguishment of the existing term loans and borrowing costs associated with bridge financing.



(J) The adjustment reflects $430.0 million of cash paid to Cargill for the Tubular Products Division and the payment of $5.5 million of transaction advisory costs, in addition to the costs associated with the debt and equity financings.



(K) The adjustment reflects amounts to recognize the value of inventory and fixed assets acquired at fair value; to recognize the value of purchased intangible assets; and to allocate the remaining excess purchase price to goodwill.



(L) The adjustment reflects the elimination of assets not acquired as follows (in millions):



Receivable from Cargill.....................................    $2.3
Deferred Tax Assets.........................................     3.4
                                                                ----
                                                                $5.7

(M) The adjustment reflects the elimination of liabilities not assumed as follows (in millions):



Unassumed accrued liabilities
  Income tax payable........................................   $ 4.3
  Accrued employment expenses...............................    11.2
  Accrued property tax expense..............................     0.9
                                                               -----
Total unassumed accrued liabilities.........................   $16.4
Unassumed noncurrent liabilities
  Contingent reserves.......................................   $ 1.3



(N) The adjustment reflects the elimination of the historical net equity of North Star's Tubular Products Division.

               LONE STAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING IS A DISCUSSION OF OUR RESULTS OF OPERATIONS AND CURRENT FINANCIAL POSITION. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS IN THIS PROSPECTUS. OUR DISCUSSION OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION INCLUDES VARIOUS FORWARD-LOOKING STATEMENTS ABOUT OUR MARKETS, THE DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR FUTURE RESULTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS THAT WE CONSIDER REASONABLE. FOR INFORMATION ABOUT RISKS AND EXPOSURES RELATING TO OUR BUSINESSES AND OUR COMPANY, YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS.

    We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are the leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe, which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures steel coils primarily for use in our OCTG products, allowing us to maintain flexibility and cost-efficiency in the procurement of steel.


    For the twelve months ended June 30, 2001, our revenues were $696.3 million, our operating income was $65.0 million and our EBITDA was $87.3 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other products accounted for 9% of our revenues.


OILFIELD PRODUCTS

    Our oilfield products consist of:

    - casing, which acts as a structural retainer wall in oil and natural gas wells;

    - production tubing, which transmits hydrocarbons to the surface; and

    - line pipe, which is used in gathering and transmitting hydrocarbons from the wellhead to larger transmission pipelines.

    Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations as to future prices. According to industry reports, domestic drilling activity increased in 2000 by 47% compared to the previous year. Drilling activity increased steadily through 2000 and by year-end 1,114 rigs were active, compared to 771 rigs at the end of 1999.

SPECIALTY TUBING PRODUCTS

    As a result of the January 2000 Fintube acquisition, our specialty tubing product segment now includes finned tubular products manufactured by our Fintube subsidiary, in addition to the precision mechanical tubulars we have historically manufactured. Finned tubular products are used in heat recovery steam generation applications such as gas-fired, combined-cycle power generation plants and, to a lesser extent, in industrial processing plants and petrochemical plants.

    Our precision mechanical tubulars consist of a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties which are manufactured by the "Drawn Over Mandrel" process. This process allows us to achieve higher critical tolerances and dimensional control than other processes. These products are used for several industrial applications, including the manufacture of hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other uses, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers.

    Demand for precision mechanical tubulars within the traditional markets was up slightly in 2000 as a result of economic recoveries in foreign markets and a strong domestic economy during the first half of 2000. Demand for our precision mechanical tubing products in 2001 may be unfavorably impacted by the current slow down in the domestic economy.

FLAT ROLLED STEEL AND OTHER PRODUCTS

    We manufacture and market flat rolled steel, which is primarily used in the manufacture of our oil country tubular products. We also sell flat rolled steel to fabricators of large-diameter transmission pipe, storage tanks, rail cars and a variety of other construction and industrial products. Our other products are principally used for structural and piling applications in the construction industry. We sell flat rolled steel directly to end-users and through service centers primarily in the Southwestern region of the United States.

    We sell flat rolled steel in highly competitive markets, with price, quality and availability primarily determining customer purchase decisions. Due to an influx of inexpensive imported flat rolled steel during 1998 and early 1999, markets for flat rolled steel experienced excess supply and lower pricing. As a result, our shipment volumes were down in 1998 and 1999. However, during the first half of 1999, the United States government established anti-dumping duties and quotas for suppliers from certain foreign countries which reduced the amount of imported foreign coils, resulting in increased shipments of coils produced by us during the second half of 1999 and 2000. Flat rolled steel revenues in 2000 also benefitted from the full year inclusion of steel coil slitting and steel strip revenues from our Fintube operations.

    We sell steel strip directly to end-users in North America through a small sales force. Flat rolled steel processing services are also sold to steel mills where we receive processing revenues but do not take title to the steel.

MANUFACTURING


    The manufacture of our products is capital intensive. Utilization rates at our East Texas manufacturing facilities expanded significantly during 2000 as demand for our oilfield products improved with increased drilling, which was up 47%. The level of production volume through our various facilities has a significant effect on the cost of manufacturing. Key variable costs include costs of labor and raw materials, including scrap steel, steel slabs, wire rod, coils, electricity and natural gas. Most of our finned tubes and other heat recovery products are manufactured in specific configurations as ordered. Accordingly, our manufacturing costs are to some extent factored into product prices on an order-by-order basis.


    We have entered into commercial alliances with several companies for our oilfield products. These alliances involve the marketing of their products which provide us access to additional manufacturing capacity. In addition, we have manufacturing technology licensees for our specialty tubulars in India, Italy, Japan and Korea.

HISTORICAL RESULTS OF OPERATIONS

    Our revenues are derived from three business segments: oilfield products, specialty tubing products and flat rolled steel and other products and services.

    In the last three years, segment revenues were as follows:


                                       1998                  1999                  2000
                                -------------------   -------------------   -------------------
                                   $          %          $          %          $          %
                                --------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN MILLIONS)
Oilfield products.............   258.1       58.3      187.3       51.7      362.0       56.1
Specialty tubing products.....   130.3       29.5      126.6       35.0      220.9       34.2
Flat rolled steel and other
  products....................    54.0       12.2       48.1       13.3       62.4        9.7
                                 -----      -----      -----      -----      -----      -----
Consolidated net revenues.....   442.4      100.0      362.0      100.0      645.3      100.0

                                        SIX MONTHS ENDED JUNE 30,
                                -----------------------------------------
                                       2000                  2001
                                -------------------   -------------------
                                   $          %          $          %
                                --------   --------   --------   --------
                                          (DOLLARS IN MILLIONS)
Oilfield products.............   164.3       52.5      234.5       64.5
Specialty tubing products.....   117.0       37.4       94.3       25.9
Flat rolled steel and other
  products....................    31.5       10.1       35.0        9.6
                                 -----      -----      -----      -----
Consolidated net revenues.....   312.8      100.0      363.8      100.0


    Shipments of products by segment were as follows:


                                                                                                 SIX MONTHS ENDED JUNE 30,
                                                                                         -----------------------------------------
                              1998                  1999                  2000                  2000                  2001
                       -------------------   -------------------   -------------------   -------------------   -------------------
                         TONS        %         TONS        %         TONS        %         TONS        %         TONS        %
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Oilfield products....  372,500      59.2     336,100      56.3     516,000      60.2     239,700      57.2     335,300      66.6
Specialty tubing
  products...........  111,900      17.8     116,700      19.5     176,400      20.6      96,100      22.9      77,300      15.4
Flat rolled steel and
  other products.....  144,700      23.0     144,600      24.2     165,300      19.3      83,500      19.9      90,600      18.0
                       -------     -----     -------     -----     -------     -----     -------     -----     -------     -----
Total shipments......  629,100     100.0     597,400     100.0     857,700     100.0     419,300     100.0     503,200     100.0



SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000



    REVENUES for the first six months of 2001 of $363.8 million increased 16% from the same 2000 period. Oilfield and flat rolled steel and other tubular products revenues increased 43% and 11%, respectively, while specialty tubing revenues decreased 19%. Revenues of $184.4 million for the three months ended June 30, 2001 increased 18% from the second quarter of 2000. Oilfield products revenues rose 46% to $119.7 million as shipment volumes increased 49% and average prices were down 2% due to a higher percentage of lower priced line pipe in oilfield products shipments, 32% in the quarter ended June 30, 2001 compared to 26% in the second quarter of 2000. The average active rig count increased 47% from the second quarter in 2000 to 1,239 in the same period in 2001. Revenues from high-strength premium OCTG for the quarter ended June 30, 2001 were 65% of OCTG sales.



    Specialty tubing revenues for the second quarter 2001 were down 19% as shipment volumes decreased by 13% compared to the second quarter of 2000, principally related to reduced industrial demand for precision mechanical tubing.



    Flat rolled steel and other tubular revenues were up 10% compared to the same period in 2000 on decreased shipment volumes and improved prices.



    GROSS PROFIT for the three months and six months ended June 30, 2001 was $27.7 million and $52.2 million, respectively, compared to $22.0 million and $39.9 million for the same 2000 periods.



    OPERATING INCOME for the three months and six months ended June 30, 2001 was $19.2 million and $35.3 million, respectively, compared to $12.7 million and $22.5 million, for the same 2000 periods. The gross profit and operating income benefited from higher prices for OCTG and increased shipment volumes for oilfield and flat rolled steel and other tubular products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES were $8.5 million and $16.9 million for the three months and six months ended June 30, 2001, respectively, compared to $9.3 million and $17.4 million for the same 2000 periods.



    NET INCOME was $16.3 million and $29.7 million, or $0.65 and $1.20 per diluted share, for the three months and six months ended June 30, 2001, respectively, compared to $8.8 million and $15.9 million, or $0.36 and $0.65 per diluted share, for the same 2000 periods.


2000 COMPARED TO 1999

    NET REVENUES of $645.3 million for the year ended December 31, 2000 were up 78% from 1999. Revenues rose 93% to $362.0 million for oilfield products, and shipment volumes and prices increased 54% and 26%, respectively. Demand for oilfield products improved in 2000, due to a consistent increase in drilling activity, with the average rig count rising from 625 in 1999 to 918 in 2000, according to Baker Hughes.

    Specialty tubing product revenues increased in 2000 to $220.9 million, a 74% improvement from 1999 revenues of $126.6 million due to the inclusion of finned tubular revenues for the full year and a 5% increase in shipment volumes for precision mechanical tubulars with average prices equal to 1999.

    Flat rolled steel and other tubular products revenues were up 30% to $62.4 million. This increase is attributable to inclusion of coil slitting revenues for the full year and a 10% increase in flat rolled steel shipment volumes combined with 11% higher average selling prices.

    GROSS PROFIT for 2000 was $85.9 million, compared to $12.8 million in 1999. Gross profit and operating income benefitted from higher margin contributions from our two acquisitions, increased shipment volumes for all products and higher prices for oilfield and flat rolled steel and other products. Also contributing to the increase in gross profit were 93% higher oilfield products revenues that included an oilfield product mix of higher margin premium alloy tubulars which were 57% of casing and tubing sales.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased significantly in 2000 to $33.7 million, principally due to additional expenses associated with our two acquisitions.

    INTEREST INCOME increased slightly in 2000 to $2.0 million from $1.8 million in 1999 due to higher average interest rates on invested cash, short-term investments and marketable securities.

    INTEREST EXPENSE increased from $4.6 million in 1999 to $14.4 million in 2000 primarily due to additional debt associated with our two acquisitions, increased borrowings to support expanded oilfield products activity levels, and higher average interest rates.

    INCOME FROM CONTINUING OPERATIONS for 2000 was $38.6 million, or $1.59 per diluted share, compared to the $5.5 million loss, or $0.24 loss per diluted share in 1999. Factors contributing to the increase in income from continuing operations include increased operating income margins from our two acquisitions, and 93% higher oilfield revenues that included an oilfield product mix of higher margin premium alloy tubulars which were 57% of casing and tubing sales.

    NET OPERATING LOSS CARRY-FORWARDS at December 31, 2000 totaled $244.7 million (see Note G to the consolidated financial statements).

    NET INCOME in 2000 was $38.6 million, or $1.59 per diluted share, compared to a net loss of $5.5 million, or $0.24 loss per diluted share, at the end of 1999. The increase is attributable to the factors discussed in income from continuing operations above.

1999 COMPARED TO 1998

    NET REVENUES of $362.0 million in 1999 were 18% lower than in 1998. Net revenues from oilfield products declined 27% from $258.1 million in 1998 to $187.3 million in 1999. Shipment volumes and prices were down from 1998 levels by 10% and 20%, respectively. Demand for our OCTG products decreased as drilling activities declined and the consumption of excess industry-wide OCTG products inventory replaced new mill production and detrimentally impacted demand during the first half of 1999.

    Specialty tubing products revenues decreased in 1999 by 3% from $130.3 million in 1998 to $126.6 million in 1999. Shipment volumes increased 4% to 116,700 tons but were offset by lower prices. Selling prices were 7% lower due to a higher percentage of as-welded tubular sales, reduced international sales and slightly reduced prices for precision mechanical tubulars due to increased capacity in the industry. Shipment volumes increased 4% due to increased sales of new heavy wall products used in axle and other applications.

    Flat rolled steel and other products revenues were down 11% from $54.0 million in 1998 to $48.1 million in 1999. Selling prices were 11% lower due to the impact on the first half of 1999 from shipping of foreign coils in violation of U.S. trade law during 1998 that resulted in an excess supply of flat rolled steel in domestic markets. Shipments in 1999 were flat compared to 1998.

    GROSS PROFITS increased 191% from $4.4 million in 1998 to $12.8 million in 1999 due to a 16% reduction in cost of goods sold per ton related to lower cost of procuring steel slab, reduced overall spending and increased productivity.

    SELLING, GENERAL, AND ADMINISTRATIVE expenses decreased 23% from
$20.0 million in 1998 to $15.5 million in 1999 due to significant spending and salaried workforce reductions made during the second half of 1998 in response to industry conditions.

    INTEREST INCOME decreased 10% from $2.0 million in 1998 to $1.8 million in 1999 due to lower average interest rates on invested cash, short-term investments and marketable securities.

    INTEREST EXPENSE increased 15% from $4.0 million in 1998 to $4.6 million in 1999. Our Lone Star Steel subsidiary's revolving credit facility during 1999 had higher average interest rates which were partially offset by lower average borrowings than in 1998.

    LOSS FROM CONTINUING OPERATIONS for 1999 was $5.5 million, or $0.24 per diluted share, a 69% improvement compared to a loss of $17.8 million, or $0.78 per diluted share in 1998, excluding special charges in 1998 of $14.5 million, or $0.65 per diluted share, as a result of writedown of property, plant, equipment and related supplies to fair market value related to the restructuring and downsizing of operations at our Lone Star Steel subsidiary. A reduced loss in 1999 was due to lower costs of procuring slab steel, reduced spending, increased productivity and salaried workforce reductions offset partially by lower shipment volumes and increased pricing.

    NET OPERATING LOSS CARRY-FORWARDS, at December 31, 1999, totaled approximately $261.6 million, a portion of which are related to our former American Federal Bank, F.S.B. subsidiary and subject to an agreement with the Federal Deposit Insurance Corporation whereby we may be required to pay that government agency for certain tax benefits. If not utilized, the NOLs will expire between years 2003 and 2019, and their future availability may be limited if we or a member of our consolidated group experiences an ownership change of more than 50 percentage points, as defined by rules contained in the Internal Revenue Code.

    NET LOSS of $5.5 million, or $0.24 per diluted share, decreased 78% from a net loss of $24.9 million in 1998 due to lower costs of goods sold in 1999. Also, the net loss for 1998 included a $14.5 million special charge.

FINANCIAL CONDITION AND LIQUIDITY


    We have no direct business operations other than Lone Star Steel, Fintube, and Bellville; and no significant sources of cash other than from investments, the sale of securities or borrowings under the proposed new credit facility once it is established. We are reimbursed by Lone Star Steel for most of our operating costs as provided by our cost-sharing agreement with Lone Star Steel. Under Lone Star Steel's existing revolving credit agreement, our operating costs and Lone Star Steel's portion of our consolidated taxes are the only funds that can be distributed to us. Fintube pays us an annual overhead fee of approximately $1.0 million, which is the maximum amount that was permitted under Fintube's now-terminated credit facility. Bellville's payments to us are not restricted and Bellville pays us an annual overhead fee of $0.2 million.



    At June 30, 2001, Lone Star had available cash and cash equivalents, short-term investments, and marketable securities of $105.4 million, compared to $37.2 million at December 31, 2000. The increase in cash and cash equivalents was generated by our May 2001 Equity Offering and the sale of the 9.00% notes. Lone Star had no immediate cash requirements as of June 30, 2001 since Lone Star Steel, Fintube, and Bellville reimburse Lone Star for their overhead as described in the preceding paragraph.



    Lone Star Steel and Fintube require capital primarily to fund general working capital needs and capital expenditures. Principal sources of funds include cash generated by operations, borrowings under Lone Star Steel's revolving credit facility and borrowings from Lone Star. Bellville requires capital primarily to fund several working capital needs and capital expenditures. Principal sources of funds include cash generated by operations and borrowings from Lone Star.



    Cash provided by (used in) operating activities was $8.6 million for the year ended December 31, 1998, $28.1 million for the year ended December 31, 1999, and $(8.6) million for the year ended December 31, 2000. In 1998, we used the net cash provided by operations primarily to update property, plant and equipment. In 1999, cash provided by operations increased to $28.1 million from $8.6 million in 1998 due to the reduced net loss. In 1999, we used net cash provided by operations to fund capital expenditures and reduce revolving credit facilities. Cash from operations in 2000 decreased due to increased demand for our oilfield products resulting in increased investments in inventories.



    Cash provided by (used in) operating activities was $(6.1) million for the quarter ended June 30, 2000 and $(26.2) million for the quarter ended June 30, 2001. Cash provided by operations increased due to higher net income in the second quarter of 2001, which was offset by the increased investments in inventories and reductions in accounts payable and slab consignment obligations. Cash provided by (used in) operating activities was $(16.8) million and $(3.5) million for the six months ended June 30, 2000 and June 30, 2001, respectively. Cash from operations increased in the six months ended June 30, 2001 primarily due to increased net income and a reduction in accounts payable from the year ended December 31, 2000.



    Cash provided by (used in) investing activities was $(4.3) million for the year ended December 31, 1998, $(11.7) million for the year ended December 31, 1999, and $(96.6) million for the year ended December 31, 2000. Cash used in 1998 and 1999 relates to capital expenditures, and cash used in 2000 primarily relates to our two acquisitions.



    Cash provided by (used in) investing activities was $0.8 million for the quarter ended June 30, 2000 and $(6.2) million for the quarter ended June 30, 2001. Cash used in investing activities increased due to higher capital expenditures in the second quarter of 2001, which was partially offset by sales of marketable securities. Cash provided by (used in) investing activities was $(90.0) million and $(2.5) million for the six months ended June 30, 2000 and June 30, 2001, respectively. Cash used in investing activities decreased in the six months ended June 30, 2001 primarily due to the two acquisitions completed during the first half of 2000.



    Cash provided by (used in) financing activities was $2.4 million for the year ended December 31, 1998, $(15.1) million for the year ended December 31, 1999, and $109.7 million for the year ended December 31, 2000. Cash provided by financing activities in 1998 was from issuance of stock and increased borrowings. Cash used by financing activities for fiscal 1999 was primarily attributable to increased working capital needs due to expanded operations in the second half of the year. Cash provided by financing activities in 2000 was primarily attributable to financing our two acquisitions and higher borrowings to fund additional working capital to meet the increased demand for oilfield products.



    Cash provided by (used in) financing activities was $14.7 million for the quarter ended June 30, 2000 and $99.3 million for the quarter ended June 30, 2001, and $101.1 million and $83.7 million for the six months ended June 30, 2000 and June 30, 2001, respectively. The increase in cash from financing activities in 2001 was primarily attributable to the issuance of stock in our May 2001 Equity Offering and the issuance of our 9.00% notes, offset by the repayment of the credit facilities.



    Our Lone Star Steel subsidiary's credit facility presently consists of a $120.0 million revolving line of credit which expires March 12, 2002. We repaid and terminated our Lone Star Steel subsidiary's $10.0 million term loan due April 1, 2004 in June 2001. We have a commitment letter from a commercial lender to arrange a new $100.0 million senior secured credit facility having Lone Star Technologies and our Lone Star Steel and Fintube subsidiaries as co-borrowers. The new credit facility would replace our Lone Star Steel subsidiary's existing revolving credit facility and our Fintube subsidiary's recently terminated credit facility. See "Our Business -- North Star Acquisition and Related Financings." Under our Lone Star Steel subsidiary's existing revolving credit facility, it can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At our Lone Star Steel subsidiary's option, the interest rate on the revolving line of credit is the prime lending rate plus 1.0% or the LIBOR plus 3.0% (7.75% and 6.75% as of June 30, 2001, respectively). Lone Star Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The term loan was repayable in quarterly installments of $0.5 million, plus interest at the prime lending rate plus 1.5% or the LIBOR plus 3.5% (8.25% and 7.25% as of June 30, 2001, respectively). The remaining credit facility contains various restrictive covenants which require, among other things, that our Lone Star Steel subsidiary meet specified quarterly financial ratios, including cash flow and net worth measurements. In addition, the agreement restricts Lone Star Steel's ability to incur additional indebtedness and prohibits its ability to pay dividends. Lone Star Steel's assets other than real estate secure the remaining credit facility, and we have guaranteed $25.0 million of Lone Star Steel's credit facilities. At June 30, 2001, our Lone Star Steel subsidiary had no debt outstanding. At
August 31, 2001, there were no borrowings under the revolving credit facility.



    On August 16, 2001 our Fintube subsidiary repaid and terminated the credit facility it established in January 2000 that provided a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. We have a commitment letter from a commercial lender to arrange a credit facility in favor of Lone Star Technologies, Lone Star Steel and Fintube that would replace the terminated credit facility and our Lone Star Steel subsidiary's existing credit facility. See "Our Business -- North Star Acquisition and Related Financings." Under the now-terminated revolving line of credit, our Fintube subsidiary could borrow an amount based on a percentage of eligible accounts receivable and eligible inventory, reduced by outstanding letters of credit. At June 30, 2001, the line of credit included a base revolver, a LIBOR revolver, and a base swingline note. As of June 30, 2001, there were no amounts outstanding under our Fintube subsidiary's revolving line of credit. The term loan would have matured in 2005 and was payable in quarterly installments of $1.5 million through 2002 and of $1.75 million from 2003 to 2005, with a balance remaining at June 30, 2001 of $14.8 million. Interest on the term loan was 7.4% at June 30, 2001, based on the Eurodollar rate plus a variable tied to our Fintube subsidiary's leverage ratio. Interest on the revolving credit facility was based, at our Fintube subsidiary's choice, on either a domestic source or a Eurodollar borrowing rate, both of which fluctuated depending on our Fintube subsidiary's leverage ratio. As of June 30, 2001, the applicable interest rate on our Fintube subsidiary's base revolver, base swingline and LIBOR revolver was 7.25% in each case. The credit agreement required, among other things, that our Fintube subsidiary maintain a minimum net worth, a minimum leverage ratio, a minimum fixed charge coverage ratio, and a capital expenditures limit. In addition, the agreement restricted our Fintube subsidiary's ability to incur additional debt and prohibited its ability to pay dividends. Both the revolving and the term loans were secured by substantially all of the assets of our Fintube subsidiary and were guaranteed by Lone Star ST Holdings, Inc. and Fintube Canada, Inc.



    Our Fintube subsidiary used interest rate swap agreements to manage its exposure to interest rate movements by effectively converting a portion of its debt from a variable to a fixed rate. Under its interest rate swap agreements, Fintube had agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable rate times the same notional principal amount. In August 2001, we terminated these agreements, which would have expired in March 2003, resulting in a charge of $0.8 million.



    Lone Star is, and will continue after giving effect to the North Star acquisition and related financings to be, highly leveraged. On August 31, 2001 we had total indebtedness of approximately $150.0 million and stockholders' equity of approximately $341.8 million. Our ratio of earnings to fixed charges on a pro forma basis for the May 2001 Equity Offering, the offering of 9.00% notes and the use of the proceeds therefrom would have been 3.3x for fiscal 2000 and 3.9x for the twelve months ended June 30, 2001. Our leverage will increase substantially, however, as a result of the proposed North Star acquisition and related financings. On a pro forma basis for our May 2001 Equity Offering, the issuance of 9.00% notes and the use of the proceeds therefrom and the North Star acquisition and related financings, our ratio of earnings to fixed charges would have been 1.4x for fiscal 2000 and 2.3x for the twelve months ended June 30, 2001. See "Our Business -- North Star Acquisition and Related Financings." Although we plan to issue $130.0 million of our common stock to help finance the North Star acquisition, we also plan to take the following actions which will increase our leverage significantly:



    - We, together with our Lone Star Steel and Fintube subsidiaries, plan to borrow $100 million under a proposed senior secured credit facility to help finance the North Star acquisition;



    - We currently expect to offer approximately $150.0 million of new senior subordinated notes that will be pari passu with the 9.00% notes to help finance the North Star acquisition; and



    - We plan to expend approximately $66.2 million of cash on hand to help finance the North Star acquisition.


See "Capitalization," "Selected Consolidated Financial Data," "Description of Notes" and "Risk Factors -- Risks Related to the Exchange Offer -- Our substantial leverage could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes."

    We continually evaluate opportunities to access appropriate capital markets and other financing opportunities in connection with the funding of our current operations and the expansion of our business, including through acquisitions.

    We operate in capital intensive businesses. We have made, and we expect we will be required to make, significant capital expenditures each year both for recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make capital expenditures for technological improvements and for research and development projects. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.


    Our capital expenditures budget for 2001 is approximately $28.0 million. We require capital primarily to fund general working capital needs and capital expenditures. Principal sources of funds include cash generated by operations and credit facility borrowings. We believe these sources of funds will provide the liquidity necessary to fund our capital expenditure requirements during 2001.


    Our operations are subject to environmental compliance and permitting requirements of various foreign, federal, state and provincial governmental agencies. We believe that the cost of maintaining compliance with environmental requirements will fall within our contemplated operating and capital expenditure plans, averaging between $1.0 million and $2.0 million annually in the foreseeable future.


    Lone Star believes that reimbursements by our Lone Star Steel, Fintube and Bellville subsidiaries for most of their operating costs and funds generated by cash and investments will be adequate to fund Lone Star's cash requirements during 2001 except in connection with the North Star acquisition, with respect to which the related financings will be necessary. See "Our Business -- North Star Acquisition and Related Financings."


RECENT DEVELOPMENTS


    On May 8, 2001, we completed the May 2001 Equity Offering. The net proceeds received by Lone Star from the May 2001 Equity Offering were approximately $49.8 million. On May 29, 2001, we completed the offering of the 9.00% notes. The net proceeds received by Lone Star from the offering of 9.00% notes were approximately $145.0 million.



    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for $430.0 million and the assumption of certain working capital liabilities. The transaction is presently scheduled to close in fourth quarter 2001.



    North Star's Tubular Products Division is a leading producer of seamless products, including line pipe, standard pipe, mechanical pipe, coupling stock and casing that are used primarily in the oil and gas exploration and transmission industry. For its fiscal year ended May 31, 2001, North Star's Tubular Products Division had revenues of $328.6 million, operating income of $72.6 million, EBITDA of $76.9 million and net income of $45.3 million. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications. See "Our
Business -- North Star Acquisition and Related Financings."



    On September 18, 2001 we reported that we expect net income in the range of $2.0 million to $3.0 million, or $.08 to $.12 per diluted share, in third quarter 2001, which includes one-time charges of $1.3 million, or $.05 per diluted share, related to early extinguishment of certain subsidiary credit facilities. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.

RECENT ACCOUNTING PRONOUNCEMENTS


    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Statement No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Accounting for gains or losses resulting from changes in the values of those derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. Statement No. 138 amends Statement No. 133 to clarify the appropriate accounting for certain hedging transactions. The Statements are effective for the year beginning January 1, 2001. Upon adoption of Statement No. 133 on January 2, 2001, we recorded a transition obligation of $0.5 million related to an interest rate swap agreement. Additionally, we recorded a loss to other comprehensive income of $0.5 million.



    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires, among other things, all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. Statement No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. Under Statement No. 142, goodwill will no longer be amortized over its estimated useful life, but instead will be tested for impairment at least annually. Statement No. 142 will be effective for fiscal years beginning after December 15, 2001 and must be adopted at the beginning of a fiscal year. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of Statement No. 142. However, goodwill associated with business combinations before June 30, 2001 will continue to be amortized until December 31, 2001. We are currently assessing the impact of Statement No. 141 and Statement No. 142; however, we do not expect to incur an impairment to our historical goodwill or intangibles. Currently, we amortize goodwill associated with the Fintube and Bellville acquisitions of approximately $0.6 million per quarter.



    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and are subsequently allocated to expense over the asset's useful life. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We have not yet determined the impact that Statement No. 143 will have on our results of operations and financial position.

  NORTH STAR TUBULAR PRODUCTS DIVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



    THE FOLLOWING IS A DISCUSSION OF NORTH STAR TUBULAR PRODUCTS DIVISION'S RESULTS OF OPERATIONS AND CURRENT FINANCIAL CONDITION. THE TUBULAR PRODUCTS DIVISION IS COMPRISED OF NORTH STAR STEEL OHIO AND UNIVERSAL TUBULAR
SERVICES, INC., A WHOLLY OWNED SUBSIDIARY OF NORTH STAR STEEL COMPANY, WHICH IS, IN TURN, A WHOLLY OWNED SUBSIDIARY OF CARGILL, INCORPORATED. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE TUBULAR PRODUCTS DIVISION FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS. THE DISCUSSION OF THE TUBULAR PRODUCTS DIVISION'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION INCLUDES VARIOUS FORWARD-LOOKING STATEMENTS ABOUT THE TUBULAR PRODUCTS DIVISION'S MARKETS, THE DEMAND FOR ITS PRODUCTS AND SERVICES AND ITS FUTURE RESULTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS THAT THE TUBULAR PRODUCTS DIVISION'S MANAGEMENT CONSIDERS REASONABLE. FOR INFORMATION ABOUT RISKS AND EXPOSURES RELATING TO LONE STAR'S ACQUISITION OF THE TUBULAR PRODUCTS DIVISION, YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS.



    The Tubular Products Division was a division of North Star Steel, a subsidiary of Cargill, during the reporting periods analyzed in this North Star Management's Discussion and Analysis. North Star Management's Discussion and Analysis of the Tubular Products Division's historical operating results is based on a fiscal year end of May 31st. Demand for the Tubular Products Division's products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations as to future prices. According to industry reports, domestic drilling activity increased in the fiscal year ended May 31, 2001 by 46% compared to the previous year. At fiscal year-end 2001, 1,234 rigs were active, compared to 844 rigs at May 31, 2000.



    The Tubular Products Division's products consist of seamless line pipe, mechanical pipe, coupling stock and casing primarily used in the oil and gas exploration and transmission industry. For the twelve months ended June 30, 2001, revenues were $339.8 million, operating income was $78.1 million and EBITDA was $82.4 million. For the same period, the Tubular Products Division shipped 328,000 tons of casing, 80,000 tons of mechanical pipe, and 56,000 tons of couplings.



HISTORICAL RESULTS OF OPERATIONS



    The Tubular Products Division's shipments by product segment for the fiscal years ended May 31, 1999, 2000, and 2001 are detailed as follows:



                                                              FISCAL YEAR ENDED MAY 31
                                           ---------------------------------------------------------------
                                                  1999                  2000                  2001
                                           -------------------   -------------------   -------------------
PRODUCT                                     (TONS)      (%)       (TONS)      (%)       (TONS)      (%)
-------                                    --------   --------   --------   --------   --------   --------
Alloy casing.............................  182,000      56.7     215,000      51.3     308,000      64.6
Carbon casing............................   21,000       6.5      27,000       6.4      20,000       4.2
Alloy couplings..........................    4,000       1.3      11,000       2.6      23,000       4.8
Carbon couplings.........................   10,000       3.1      21,000       5.0      33,000       6.9
Line pipe/Std. pipe......................   80,000      24.9     105,000      25.0      80,000      16.8
Structural...............................    8,000       2.8      13,000       3.1      12,000       2.5
Blooms...................................   15,000       4.7      27,000       6.5       1,000       0.2
                                           -------     -----     -------     -----     -------     -----
  Total..................................  320,000     100.0     419,000     100.0     477,000     100.0



FISCAL YEAR ENDED MAY 31, 2001 COMPARED TO 2000



    NET REVENUES of $328.6 million for the year ended May 31, 2001 were up 48% from 2000 as a direct result of demand for oilfield products, which improved in 2001 due to a consistent increase in

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drilling activity. According to industry reports drilling activity increased in fiscal 2001 by 46% compared to the previous year. Shipments of alloy casing increased 43% in 2001 relative to the previous year. Prices also increased as a result of increased demand.



    GROSS PROFIT for 2001 was $91.3 million, compared to $21.0 million in 2000. Gross profit and operating income benefited from increased volumes for all products and an increase in the overall product mix of alloy casing, which accounted for 64.6% of overall sales in 2001 compared to 51.4% in 2000.



    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased in 2001 to
$18.7 million, primarily due to the increased sales volumes, increased profit sharing expenses and corporate allocations from Cargill. Selling, general and administrative expenses as a percentage of sales were 6% in 2001 compared to 8% in the previous year.



    INTEREST EXPENSE, NET decreased $0.5 million for fiscal 2001 to $1.8 million primarily due to the change in the due to/due from account with Cargill, which bears variable interest rates on the outstanding amounts. The due to/due from account was a $2.2 million receivable from Cargill at May 31, 2001, compared to a $31.9 million payable to Cargill at May 31, 2000. The change in the Cargill due to/due from account was attributable to increased cash flows from operations resulting from increased domestic drilling activity and the resulting sales.



    MISCELLANEOUS INCOME decreased from income of $3.8 million in fiscal 2000 to an expense of $0.5 million in fiscal 2001. The decrease was attributable to the $3.8 million in miscellaneous income in fiscal 2000, which was comprised of refunds received from certain suppliers and a change in accounting estimate related to critical spare parts inventory.



    NET INCOME for 2001 was $45.3 million, compared to $3.2 million in 2000. Factors contributing to the increase in net income included increased tons shipped for all products and an increase in the overall product mix of higher margin alloy casing, which accounted for 64.6% of overall sales in 2001 compared to 51.4% in 2000.



FISCAL YEAR ENDED MAY 31, 2000 COMPARED TO 1999



    NET REVENUES of $221.6 million in 2000 were 19% higher than in 1999. Tons shipped increased 31% from 1999, including an 18% increase in alloy casing tons shipped. However, alloy casing decreased in the overall product sales mix by 5.3%. The change in product mix was due to deterioration in the domestic oil and gas market and a decrease in related drilling activity in the latter half of calendar year 1999 and the beginning of calendar year 2000.



    GROSS PROFITS decreased 22% from $26.8 million in 1999 to $21.0 million in 2000 due to a continued decline in oil and gas market conditions early in the fiscal year that resulted in a change in the product mix by increasing less profitable line pipe/standard pipe and structural and bloom sales.



    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased 15.5% from
$15.0 million in 1999 to $17.4 million in 2000 due to increased corporate allocations from Cargill and profit sharing expenses. Selling, general and administrative expenses as a percentage of sales were 8% in both 2000 and 1999. The increase in selling, general and administrative expenses was primarily attributable to additional information technology costs of $1.1 million and a $0.5 million increase in depreciation allocations from Cargill.



    INTEREST EXPENSE, NET increased 53% from $1.5 million in 1999 to
$2.3 million in 2000, primarily due to the increase in the average debt outstanding in the due to/due from account with Cargill which bears interest at variable rates. The Tubular Products Division was in a net borrowing position with Cargill due to cash outflows from operations attributable to the increased working capital requirements to meet the increase in demand for oilfield products.



    MISCELLANEOUS INCOME for the year ended May 31, 2000 included $2.1 million received in fiscal 2000 for settlement refunds received from certain suppliers; and $1.6 million in income from a change in accounting estimate related to critical spare parts inventory. Miscellaneous income in fiscal 1999 of $2.4 million primarily consisted of settlement refunds from certain suppliers.



    NET INCOME for 2000 was $3.2 million compared to net income of $7.8 million in 1999. The overall decrease in net income is primarily attributable to the increase in lower margin products as a result of the declining oil and gas market conditions in the first half of 1999. This decrease in income was offset by the $3.8 million in miscellaneous income, which was comprised of refunds received from certain suppliers and a change in accounting estimate related to critical spare parts inventory.



FINANCIAL CONDITION AND LIQUIDITY



    Available cash and cash equivalents are managed through the due to/due from account with Cargill resulting in no cash or cash equivalents on the Tubular Products Division's financial statements.



    Cash provided by (used in) operating activities was $38.6 million for the year ended May 31, 2001, $(0.8) million for the year ended May 31, 2000, and $20.4 million for the year ended May 31, 1999. Cash from operations increased in fiscal 2001 primarily due to a 48% increase in product sales. Cash for operating activities for the year ended May 31, 2000 was negatively impacted by the change in product mix to lower margin products as a result of declining market conditions in calendar year 1999 and the beginning of calendar year 2000, and a 52% increase in accounts receivable from May 31, 1999.



    Cash used in investing activities was $4.5 million for the year ended
May 31, 2001, $14.8 million for the year ended May 31, 2000, and $19.9 million for the year ended May 31, 1999. Cash used in investing activities for all years was due to the Tubular Products Division's additions to property, plant and equipment, which included a new electric arc furnace at the Youngstown, Ohio facility for which construction began in 1999 and was completed in 2000.



    Cash provided by (used in) financing activities was $(34.1) million for the year ended May 31, 2001, $15.6 million for the year ended May 31, 2000, and $(1.2) million for the year ended May 31, 1999. Changes in financing activities were primarily due to the changes in the due to/due from account with Cargill. Cash provided by financing activities for the year ended May 31, 2000, was primarily attributable to a $16.0 million capital contribution from Cargill as part of the annual intercompany recapitalization between companies. Cash used in financing activities for fiscal 1999 included a $3.8 million dividend paid to Cargill.

                                  OUR BUSINESS

GENERAL

    We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are the leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe, which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures steel coils primarily for use in our OCTG products, allowing us to maintain flexibility and cost-efficiency in the procurement of steel.


    In August 2001 we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a leading manufacturer of seamless oilfield products, for $430.0 million and the assumption of certain working capital liabilities. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications. We plan to finance the North Star acquisition with $100.0 million in borrowings under our proposed senior credit facility, our proposed issuance of $150.0 million in new senior subordinated notes, our proposed issuance of $130.0 million of common stock and approximately $66.2 million of cash on hand. See "Our Business -- North Star Acquisition and Related Financings."



    For the twelve months ended June 30, 2001, our revenues were $696.3 million, our operating income was $65.0 million and our EBITDA was $87.3 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other products accounted for 9% of our revenues. Accounting for the North Star acquisition on a pro forma basis, for the twelve months ended June 30, 2001, our revenues would have been $1.036 billion, our operating income would have been $127.8 million and our EBITDA would have been $169.8 million. For the same period, on a pro forma basis, as a percentage of revenues, our oilfield products would have accounted for 75%; our specialty tubing products would have accounted for 19%; and our flat rolled steel and other products would have accounted for 6%.


OUR STRATEGY

    Our goal is to be the leading provider of both oilfield tubular products and specialty tubing products and to increase our market presence in order to benefit from favorable market conditions. The key elements of our strategy to achieve commercial leadership and operational excellence are:

    - ACHIEVING INCREASED PRODUCTION, GREATER PRODUCTIVITY AND PENETRATION INTO NEW MARKETS THROUGH CAPITAL INVESTMENT AND COMMERCIAL ALLIANCE
      EXPANSION. We constantly seek to improve our production efficiency by upgrading our manufacturing technologies. By becoming more efficient, we will be able to continue offering our products at attractive prices to an increasing number of customers. Through our exclusive commercial alliances with several mills, we have been able to outsource production of specific types of OCTG products and line pipe, enabling us to concentrate our capital expenditures and manufacturing expertise on our premium products. Expanding these alliances will enable us both to offer a wider variety of tubular products to our customers and to increase our production of premium products. We also have increased our production capacity for finned tubulars utilizing our proprietary technology for high-speed finned tubing welding machines, and we have plans for further expansion in North America.

    - CONTINUING TO DEVELOP AND MARKET NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. We have historically been successful in pioneering new production capabilities and expanding the market acceptance of our OCTG products, line pipe and specialty tubing products. For example, we pioneered the electric resistance welded, full-body normalized process, which, together with our extensive heat treating capabilities, enables us to manufacture and sell our OCTG products and line pipe for deep wells and other critical applications. We will continue to invest in new technologies and to develop new products for the markets we serve.


    - GROWING THROUGH STRATEGIC ACQUISITIONS. Our recent acquisitions of Fintube and Bellville have enabled us, and we believe our proposed North Star acquisition will enable us, to increase our production capacity and expand the selection of products we offer and the markets we serve at a cost significantly less than would be required to develop these operations on our own. We will continue to opportunistically evaluate and pursue strategic acquisitions that we believe to be beneficial to our business.


COMPETITIVE STRENGTHS

LEADING MARKET POSITION

    We are the leading manufacturer of premium welded OCTG products and a leading producer of line pipe. We pioneered the electric resistance welded, full-body normalized process for oilfield products, allowing us to compete with seamless producers of OCTG products for more demanding, deeper-well applications. Our significant portion of total domestic capacity, our full-body normalized electric resistance welded process, and our broad product offering in North America make us a leader in the markets in which we operate.

BROAD PRODUCT OFFERING

    We have one of the world's broadest energy tubular product offerings for exploration and production, gathering and transmission, and power generation. We manufacture and market casing, tubing and line pipe products with the widest variety of diameters, grades and wall thicknesses in the United States, making us a leader in the OCTG and line pipe markets. Our broad oilfield product range has been significantly expanded through our strategic commercial alliances with several independently-owned mills. Our alliances allow us to focus our own manufacturing facilities on the production of premium OCTG products and decrease our capital risk and expenditures. Our acquisition of Fintube complemented our specialty tubulars business by giving us the ability to offer finned tubulars used in combined-cycle power generation.

WELL-POSITIONED TO BENEFIT FROM OIL AND GAS INDUSTRY DYNAMICS


    We are well-positioned to capture the benefits from growing oil and gas exploration and production through our broad product offering of casing and tubing, including through our commercial alliances, and our premium OCTG products capability. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. According to Baker Hughes, the average annual active rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration and production. As of August 31, 2001, there were 1,252 rigs in operation. In addition, natural gas exploration has continued to require deeper drilling and more offshore drilling. Approximately three out of every four active rigs are currently drilling at depths greater than 8,000 feet. Lone Star is well-positioned to exploit this trend of deeper drilling through our extensive high-strength casing and tubing product offering.



    The oil and gas industry is, however, cyclical. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.


PARTICIPATION IN HIGH GROWTH POWER GENERATION INDUSTRY


    Through our specialty tubing division, we are well-positioned to benefit from the increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration anticipates construction of 1,000 new plants by 2020, with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. We expect the demand for our products in this market to continue to grow over the next several years as construction of combined-cycle power generating plants accelerates.


TECHNOLOGICAL LEADERSHIP

    We are committed to developing technologically innovative products. We work closely with our oilfield customers and related industry groups to develop new grades of OCTG products as well as new products. For example, our technologically-advanced expandable casing products, which were developed for a joint venture between Shell Oil Company and Halliburton Company, are used in demanding repair applications and extended-reach drilling. In addition, our technical knowledge and high-performance casing products have been applied in a revolutionary method for drilling wells using casing instead of drill pipe. This advanced technology can save drilling time and lowers our customers' costs. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications and ultrasonic testing methods which ensure the quality of our tubular products.

RECENT CAPITAL IMPROVEMENTS AND COST FLEXIBILITY

    Since 1995, we have invested over $100 million in a program focused on technology enhancements and various manufacturing upgrades at our primary production facilities. This program has lowered our costs by improving yields, increasing productivity and expanding our steel sourcing flexibility. Our steel sourcing flexibility allows us to use steel slabs, coils or scrap to manufacture our tubular products with lower cost steel. Our capital improvements program also substantially increases our precision mechanical and finned tubular manufacturing capacities.

EXPERIENCED MANAGEMENT TEAM

    Our senior management team has an average of over 20 years of experience in our businesses, including plant-level operating experience. Our management team has the proven ability to successfully:

    - integrate acquisitions;

    - expand product lines through strategic commercial alliances;

    - generate incremental revenues through applied product technologies, focused capital investments and yield productivity and cost improvements; and

    - maximize our performance through both favorable and challenging markets.

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

NORTH STAR ACQUISITION AND RELATED FINANCINGS



    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for $430.0 million and the assumption of certain working capital liabilities. The transaction is presently scheduled to close in fourth quarter 2001.



    North Star's Tubular Products Division is a leading producer of seamless products, including line pipe, standard pipe, mechanical pipe, coupling stock and casing that are used primarily in the oil and gas exploration and transmission industry. For its fiscal year ended May 31, 2001, North Star's Tubular Products Division had revenues of $328.6 million, operating income of $72.6 million and EBITDA of $76.9 million. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications.



    The Tubular Products Division has the capacity to manufacture oilfield products with outside diameters ranging from 5 inches to 10 3/4 inches, but focuses on the higher margin, larger diameter casing used in demanding deep well applications. The Tubular Products Division of North Star is a major supplier of the seamless pipe requirements within its product range for nine of the 15 largest drilling operators in the United States, including British Petroleum Corporation, Exxon Corporation, Conoco Inc. and Anadarko Petroleum Corporation.



    North Star's Tubular Products Division has a 1,270,000-square foot facility on approximately 113 leased acres and 27 owned acres in Youngstown, Ohio and a 186,000-square foot facility on approximately 60 acres in Houston, Texas. The melt shop at Youngstown, which converts ingots into blooms, has a capacity of 650,000 tons per year; the Youngstown rolling mill can produce 550,000 tons of unfinished tubes each year. The Tubular Products Division conducts its heat treating, threading, coupling and other finishing operations in Houston, which has a throughput potential of 420,000 tons per year. As of August 31, 2001, the Tubular Products Division had approximately 590 employees, all of whom were non-union and approximately three-fourths of whom were located in Youngstown.



    The proposed North Star acquisition is subject to customary closing conditions, including the arrangement of satisfactory financing. In
September 2001, we received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.



    We presently plan to use the following sources of funds to finance the proposed acquisition:



    - CREDIT FACILITY. We, together with our Lone Star Steel and Fintube subsidiaries, have received a commitment for a new $100.0 million senior secured credit facility that would be substantially utilized to help pay the acquisition purchase price.



    - NEW SENIOR SUBORDINATED NOTES. We presently expect to offer approximately $150.0 million of senior subordinated notes that will rank pari passu with the 9.00% notes. In the event we are unable to successfully market the proposed issuance of new senior subordinated notes, we have a commitment letter from an affiliate of Goldman, Sachs & Co. to provide up to $180.0 million of senior subordinated financing, subject to customary funding conditions.



    - PROCEEDS FROM COMMON STOCK ISSUANCE. We plan to issue $130.0 million of our common stock in one or more private placements or public offerings and to apply most or all of the net proceeds toward the acquisition purchase price. Cargill has agreed, if we request, to purchase up to $50.0 million of our common stock at $20.75 per share in connection with the closing of the acquisition.

    - CASH ON HAND. We had approximately $104.2 million in cash on hand at August 31, 2001. We intend to apply approximately $66.2 million of cash on hand toward the purchase price.



    The relative proportions of the related financings may vary from the amounts set forth above (and used in the pro forma financial information in this prospectus) based on market conditions and other factors. The attack on the Pentagon and the World Trade Center on September 11, 2001 may lead to continued political and economic uncertainty that may continue to adversely affect the United States financial markets. Accordingly, there can be no assurance that we will be able to obtain financing for the North Star acquisition as outlined above, on terms acceptable to us, or at all.



    Our definitive agreement with Cargill for the North Star acquisition requires us to act in good faith in finalizing the issuance of $130.0 million in common stock on an expeditious basis to help fund the acquisition purchase price, subject to the fiduciary obligations of our directors. In this regard we have been contacting prospective purchasers for our proposed issuance of common stock.



    Lone Star will be required to pay North Star $10.0 million if each of the following events occur:



    - we fail to obtain the senior subordinated financing described above;



    - we are unable to receive a commitment for alternative financing within a specified time; and



    - North Star terminates the definitive agreement.


INDUSTRY BACKGROUND

OILFIELD PRODUCTS

    Oil country tubular goods, or OCTG products, include casing, tubing and drill pipe. We do not manufacture drill pipe. Casing acts as a structural retainer wall in oil and natural gas wells to provide support and prevent caving during drilling operations and is used to protect water-bearing formations during the drilling of a well. Casing is generally not removed after it has been installed in a well. Tubing, which is used to transmit oil and natural gas to the surface, may be replaced during the life of a producing well.

    We are well-positioned to capture the benefits from growing oil and gas exploration and production through our broad product offering of casing and tubing, premium OCTG products capability and production capacity, which we have expanded through our commercial alliance providers. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. Lone Star is well positioned to exploit this trend toward deeper drilling that has accompanied the recent and expected future growth in natural gas demand for our extensive product offering in deep drilling, casing, tubing, and premium high-strength products.

    Demand for OCTG products depends primarily on the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations of future prices and demand. A key indicator of domestic demand is the average number of drilling rigs operating in the United States. According to Baker Hughes, the average annual rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration. In general, natural gas exploration has continued to require deeper drilling and more offshore drilling: since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased by more than 60%. At year-end 2000, 1,114 rigs were active, of which 79% were drilling for natural gas.

    The OCTG products market is also affected by the level of inventories maintained by manufacturers, distributors and end-users. During downturns in drilling activity, customers typically utilize the inventory of these products rather than purchase new products, causing demand for new production to further decrease. Conversely, in periods of increased drilling activity, increases in OCTG product inventory levels by distributors and end-users typically occur, accelerating demand for new production. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.


    The amount of imported oilfield products also affects the OCTG products market. According to U.S. Department of Commerce data, imported OCTG products accounted for approximately 30% of the apparent supply available to the domestic OCTG products market during 2000, 17% during 1999 and 24% during 1998. Imported OCTG products increased during 2000 as domestic drilling activity accelerated while international drilling activity increased at a much lower rate. The amount of imported OCTG products was lower in 1999 than in 1998 due to the dramatic decline in distributor stock purchases during 1999 as inventories were liquidated and demand for new products reduced as drilling activity declined. The level of imported OCTG products increased during 1998 due to dislocations of inventories from foreign competitors. Dislocations occur when, as global drilling activity declines, traditional non-United States markets are encroached upon by foreign manufacturers, particularly those subject to United States trade tariffs. The lower level of imported OCTG products in 1997 resulted from the imposition of protective tariffs on several foreign countries in 1995. These trade tariffs, which were intended to promote an equitable trade environment, remained in effect as of December 31, 2000, except those with respect to Canada and Taiwan, which were revoked in June 2000. See "Our Business -- Our Oilfield Products -- Competition" for more information regarding how import trade restrictions affect foreign competition in the OCTG products and line pipe markets.

    Manufacturers produce OCTG products in numerous sizes, weights, grades and thread profiles. The grade of pipe used in a particular application depends on technical requirements for strength, corrosion resistance and other performance characteristics. Oil country tubular goods are generally classified by "carbon" and "alloy" grades. Carbon grades of OCTG products have yield strengths of 75,000 pounds per square inch or less and are generally used in oil and natural gas wells drilled to depths less than 8,000 feet. Alloy grades of OCTG products, often referred to as premium goods, have yield strengths of 75,000 pounds per square inch or more and are generally used in oil and natural gas wells drilled to depths in excess of 8,000 feet or for high-temperature wells, highly-corrosive wells or other critical applications.


    Carbon and alloy grades of OCTG products are available from both electric resistance welded and seamless tube producers. Electric resistance welded tubes are produced by processing flat rolled steel into strips which are cold-formed, welded, full-body normalized or seam-annealed and end-finished with threads and couplings. Seamless products, such as those made by North Star's Tubular Products Division, are produced by individually heating and piercing solid steel billets into tubes and then end finishing those tubes into OCTG products in a manner similar to electric resistance welded pipe. We believe that the seamless manufacturing process involves higher capital and production costs than our welded process and that seamless products are typically priced higher than comparable welded products.



    Based on published industry statistics, electric resistance welded products now account for approximately half of the tonnage of domestic casing and tubing consumed. Electric resistance welded, full-body normalized casing and tubing and seamless casing and tubing compete for critical applications such as deep natural gas wells and offshore wells. Customers purchasing products for these applications require high-performance OCTG products that can sustain enormous pressure as measured by burst, collapse and yield strength. Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less-stringent performance characteristics.


    Line pipe products are used for surface production flow lines and gathering and transmission of oil, natural gas and fluids. Line pipe is primarily produced in welded form. Line pipe markets are dependent not only on the factors which influence the OCTG products market, but also on pipeline construction activity, line pipe replacement requirements, new residential construction and utility purchasing programs. Line pipe sales often lag behind OCTG product sales by twelve or more months.

SPECIALTY TUBING PRODUCTS

    The specialty tubing business includes the manufacture, marketing and sale of a broad variety of steel tubing products, including premium and custom-made products. Applications for specialty tubular products include heat recovery applications in the power generation market and various applications in the automotive, fluid power and other markets.

    Demand for finned tubular products depends on, among other factors, power plant construction and the cost of alternative fuels for power generation and, to a lesser extent, on industrial processing plant and petrochemical plant construction. The demand for precision mechanical tubulars and other specialty tubing used for automotive, fluid power and other mechanical applications is dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity.

    Demand for precision mechanical tubulars within the traditional markets was up in 2000 as a result of economic recoveries in certain foreign markets and a strong domestic economy during the first half of 2000.


    In addition, we are well-positioned to benefit from increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration anticipates construction of 1,000 new plants by 2020, with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. We expect the heat recovery steam generation market to grow rapidly over the next several years if construction of combined cycle power generating plants accelerates as expected.


FLAT ROLLED STEEL AND OTHER PRODUCTS

    We have a rolling mill which has the capacity to produce 1.4 million tons of flat rolled steel per year. Participation in flat rolled steel markets allows us to maintain critical flexibility in procurement of lower cost steel. Flat rolled steel, produced primarily for the manufacture of oilfield and specialty tubing products, is also sold to fabricators of various construction and industrial products. Other products consist of tubular goods that serve a variety of uses, such as structural piling applications in the construction industry. The market for flat rolled steel is affected by a number of factors, including price, capacity utilization and material costs. Flat rolled steel is sold in highly competitive markets and price, quality and availability are the main determinants of customer purchasing decisions.

OUR OILFIELD PRODUCTS

PRODUCTS

    We manufacture and market premium OCTG products. Our OCTG products include casing and production tubing but not drill pipe. We also manufacture and market line pipe.

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    OIL COUNTRY TUBULAR GOODS

    We manufacture premium alloy and carbon welded OCTG products, including casing, which acts as a structural retainer wall in oil and natural gas wells, and production tubing, which transmits hydrocarbons to the surface. We offer casing and tubing products with the widest variety of diameters, grades and wall thicknesses in the United States. This variety provides us with a distinct competitive advantage as a single source supplier of a complete range of oilfield casing and production tubing. As a result of our broad product range and unique heat treating capabilities, we are able to service nearly all typical drilling applications for oil and natural gas wells.

    Casing, which historically represents about 75% of the OCTG products tonnage sold by us, is the structural retainer wall in oil and natural gas wells. It also serves to prevent pollution of nearby water reservoirs and contamination of the oil and gas produced by wells. Casing is generally not removed after it has been installed. Production tubing is installed within the casing to convey oil and natural gas to the surface. We offer the widest grades and ranges of outside diameters in casing (3 1/2" to 20") and tubing (1.9" to 3 1/2") produced in the United States, including products that have been successfully used in wells with depths of over 30,000 feet.

    Our premium product line includes tubulars manufactured with various thermal heating processes, including the electric resistance welded, full-body normalized process that we pioneered. Because this process gives our tubes better performance characteristics than typical seam-annealed casing and tubing, we are able to serve both primary markets for OCTG products: deep critical wells and shallow wells. Our premium products successfully compete both with seamless OCTG products for critical applications and with conventional seam-annealed tubular products manufactured for shallow wells. We also offer seamless and seam-annealed products through commercial alliances with other producers.

    Critical applications, such as deep natural gas wells and offshore wells, require high-performance casing and tubing that can withstand enormous pressure as measured by burst strength, collapse strength and yield strength. Both major and independent oil companies that conduct drilling programs of this nature emphasize quality and compliance with specific standards. In our electric resistance welded, full-body normalized manufacturing process, which meets and exceeds American Petroleum Institute standards, we heat treat the entire tube and not just the weld area. This process strengthens the entire tube and makes our premium casing, tubing and line pipe not only stronger than seam-annealed products, but also interchangeable with seamless tubulars for nearly all critical applications. Typically, greater than 40% to 50% of our annual OCTG product tonnage consists of premium, high-strength tubular products. Because of higher levels of deeper drilling, particularly for natural gas, 57% of our OCTG product revenues during 2000 were from high-strength alloy grade products.

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    Approximately three out of every four active rigs are currently drilling at depths greater than 8,000 feet.

                    WELL DEPTH INCREASES TUBULAR CONSUMPTION


    [A graphic entitled "Well Depth Increases Tubular Consumption" depicts consumption of OCTG products for three categories of wells of varying depths. For a 5,000 foot oil well, 50 tons or 10,800 feet of tubulars are consumed, including 800 feet of 8.625 inch to 9.625 inch diameter product, 5,000 feet of
4.5 inch to 5.5 inch diameter product and 5,000 feet of 2.375 inch to
2.875 inch diameter product. For a 10,000 foot gas well, 600 tons or 29,000 feet of tubulars are consumed, including 2,000 feet of 13.375 inch diameter product, 7,000 feet of 9.625 inch diameter product, 10,000 feet of 7.0 inch to
7.625 inch diameter product and 10,000 feet of 2.875 inch diameter product. For a 15,000 foot offshore well, 1,100 tons or 57,000 feet of tubulars are consumed, including 3,000 feet of 16.0 inch to 20.0 inch diameter product, 11,000 feet of
11.875 inch diameter product, 13,000 feet of 9.625 inch diameter product, 15,000 feet of 7.0 inch to 7.625 inch diameter product and 15,000 feet of 2.875 inch diameter product.]


    Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less stringent performance characteristics. We compete in this market, which is served primarily by producers of seam-annealed OCTG products, with our Wildcat-TM- brand of OCTG products and products produced through our exclusive commercial alliance mills.

    LINE PIPE


    We offer the widest size and chemistry range of line pipe used to gather and transmit oil and natural gas in the United States with outside diameters from 2 3/8" to 60". Historically, approximately 20% of our oilfield product revenues is from line pipe sales.


SALES AND DISTRIBUTION


    Our domestic OCTG product sales distribution network consists of 13 non-exclusive distributors that maintain product inventory for and deliver OCTG products to major and independent oil and gas companies that explore for oil and natural gas. We also sell line pipe through distributors and directly to end-users. Internationally, OCTG products are sold through distributors and trading companies as well as directly to end-users. Approximately 2% of the tonnage of OCTG products and 1% of the tonnage of line pipe that we shipped in 2000 were to destinations outside the United States. Our two largest customers in 2000, both distributors of our oilfield products, each accounted for approximately 15% of the total OCTG products we shipped. About 79% of the oil and natural gas wells drilled in the United States in 2000 were located in Texas, Oklahoma, Kansas, Louisiana, New Mexico and the federal waters of the Gulf of Mexico, all located within 750 miles of our mill in Lone Star, Texas. The majority of our oilfield products were sold for use in these states, as well as the Gulf of Mexico, which is less than 250 miles from our mill.


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COMMERCIAL ALLIANCES

    In addition to production from our mill, we have marketing agreements to sell other oilfield tubular products manufactured by several other companies. Through these commercial alliances with several mills, we have expanded our oilfield product offering. These alliances enable us to outsource production of specific products, allowing us to offer a wider variety of casing, tubing and line pipe without a permanent capital investment. These alliances allow us to concentrate our capital expenditures and manufacturing expertise on our premium products, while offering our customers a complete size range of casing, tubing and line pipe. The transactions pursuant to our alliances are performed on a commission basis and through purchase and resale of the products. Our alliances accounted for approximately 25% of our revenues from oilfield products during 2000. We also have commitments to buy tubular products from some of our alliance mills.

COMPETITION

    Oil country tubular goods and line pipe are sold in highly competitive markets. Once users of OCTG products determine which performance characteristics are relevant to their project needs, they base their purchasing decisions on four factors: quality, availability, service and price. We believe that we are competitive in all of these areas. We successfully compete with both seamless OCTG products and seam-annealed electric resistance welded products, as described above under "Our Business -- Our Oilfield Products -- Products." Our electric resistance welded, full-body normalized casing and tubing products compete with seamless OCTG products, and we offer products with the widest variety of diameters, grades and wall thicknesses in the United States. Several domestic manufacturers produce limited lines of OCTG products, and a number of foreign manufacturers produce OCTG products for export to the United States. See "Our Business--Industry Background."

    We believe that, from 1986 through June 2000, the level of imports of OCTG products from Canada and Taiwan was greatly reduced by the existence of anti-dumping duty orders covering imports from these countries. In addition, we believe that since 1995, the level of imports of OCTG products from Argentina, Italy, Japan, Korea and Mexico has been greatly reduced by the existence of anti-dumping duty orders and certain import restrictions. The orders also have had a beneficial impact on prices for OCTG products in the domestic market. Affected parties can request administrative reviews of imposed duties and tariffs.

    In February 2000, in response to a petition filed by domestic welded line pipe producers, including us, and their workers, the United States government granted relief to the line pipe industry under Section 201 of the Trade Act of 1974. The relief, effective March 1, 2000, restricts imports of welded line pipe not exceeding 16 inches in outside diameter to a maximum of 9,000 tons from any country other than Canada and Mexico for three years. Imports in excess of that amount are subject to significant tariffs.


    Anti-dumping and countervailing duty orders may be revoked as a result of periodic "sunset reviews." In June 2000 the United States government completed sunset reviews of the orders covering Canada and Taiwan, revoking both orders. The United States government completed sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept all of these orders in place. The orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. The relief recently granted to the line pipe industry under Section 201 is also subject to a World Trade Organization appeal and possibly further domestic review after that World Trade Organization decision is rendered. In any case, Section 201 relief on line pipe is due to expire on March 1, 2003. In addition, an individual exporter also may obtain revocation as to itself under certain circumstances.


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
OUR SPECIALTY TUBING PRODUCTS

PRODUCTS

    Our specialty tubing business includes the manufacture, marketing and sale of a variety of tubular products. Our specialty tubular products are generally high value-added premium or custom products often involved in exacting applications. Our specialty tubing products include finned tubular products used in power generation applications and in industrial processing and petrochemical plants.

    FINNED TUBULAR PRODUCTS

    We manufacture custom-engineered specialty finned tubular products used in a variety of heat recovery applications, primarily for heat recovery steam generation in gas-fired, combined-cycle power generating plants. We have the largest domestic manufacturing capacity for finned tubes. Finned tubes are steel tubes with various types of fins or studs welded to the outside to increase the amount of surface area for maximized recovery of heat. Finned tubes significantly raise the efficiency of electric plants by converting exhaust heat into steam to generate additional electricity. The Energy Information Administration anticipates construction of 1,000 new plants by 2020 with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. Accordingly, we expect the heat recovery steam generation market to grow rapidly over the next several years if, as expected, the construction of combined-cycle power generation plants accelerates. Our heat recovery products also serve the petrochemical and food processing industries.

    PRECISION MECHANICAL TUBULARS

    We have one of the largest production capacities in the world for precision mechanical tubular products using the "Drawn Over Mandrel" manufacturing process. The use of the "Drawn Over Mandrel" manufacturing process enables us to achieve higher critical tolerances and dimensional control than other processes. Our precision mechanical tubular product line includes a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties. Our precision mechanical tubular products utilizing the "Drawn Over Mandrel" process have the widest size range (from 1/2" to 15" in outside diameter) in the world and are made from a variety of combinations of chemical compositions, thermal treatments, mechanical properties and surface finishes. Product uses include the manufacture of hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other uses, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers. As a result of the wide range of industrial applications for precision mechanical tubular products, sales traditionally follow general domestic economic conditions.

    The "Drawn Over Mandrel" process uses a drawbench to pull tubing through a die and over a mandrel to shape and smooth surfaces and impart precise dimensional tolerances to tubes. Our production facilities include seven drawbenches. Our 1,000,000 pound drawbench, the largest in the Western Hemisphere, combined with our 800,000 pound drawbench, enables us to access broader markets through the manufacture of larger diameter, thicker wall products. Order quantities for our precision mechanical tubular products are typically less than 20,000 pounds, and are made to exact customer specifications.

    OTHER SPECIALTY TUBING PRODUCTS

    We also produce as-welded specialty tubing. We have developed new thick wall products using enhanced hot reduction technology for applications such as heavy axles for trailers and trucks, including sport utility vehicles, that were typically made out of seamless tubes. This product is also used for other industrial applications.

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
    In connection with our production of finned tubes, we design and manufacture other products relating to large-scale applied heat recovery technology, such as boiler tubing and economizers. Economizers are bundles of finned tubes arranged to maximize the amount of heat captured from boiler exhaust gases. Economizers are normally used on large boilers for office buildings, hospitals, universities, prisons, breweries and food processing plants. We also manufacture and sell X-ID tubing, which has specific patterns on the interior surface of the tube for enhanced heat transfer.

SALES AND DISTRIBUTION

    Domestically, we market and sell our precision mechanical tubulars through 19 non-exclusive steel service centers and directly to end-users. Our precision mechanical tubulars have detailed design specifications and in some cases long lead times, making annual contracts an efficient mechanism for large purchasers. Internationally, the majority of our precision mechanical tubulars is currently sold directly to end-users. Exports accounted for approximately 20% in 2000, 17% in 1999 and 19% in 1998 of the tonnage of our precision mechanical tubulars. We market our finned tubes and other heat recovery products through a small domestic sales force, an international sales manager based in Quebec and independent distributors. Exports of finned tubulars and other heat recovery tubes accounted for approximately 21% of the revenues from those products in 2000.

COMPETITION

    The market for specialty tubing is competitive and is served by several manufacturers. During 1996, we completed a capital expenditure program to expand our production capacity for precision mechanical tubulars, which is one of the largest in the world using the "Drawn Over Mandrel" manufacturing process.

    Since these products are made to end-user specifications and often require just-in-time delivery, only small quantities are imported into the United States. In contrast to the OCTG products market, seamless and electric resistance welded specialty tubing products differ in their applications. Electric resistance welded tubing, such as precision mechanical tubulars, is preferred for many mechanical tubing applications because its consistent wall thickness requires less machining in the finishing process. In contrast, seamless tubes are used primarily in heavy gauge applications such as boiler and pressure tubing.

OUR FLAT ROLLED STEEL AND OTHER PRODUCTS AND SERVICES

PRODUCTS AND SERVICES

    We also manufacture and market flat rolled steel and other miscellaneous products that are secondary to our manufacture of oilfield and specialty tubing products. We use flat rolled steel primarily in the manufacture of tubular products. We also sell flat rolled steel to fabricators of large diameter transmission pipe, storage tanks, rail cars and a variety of other construction and industrial products. Our participation in the flat rolled steel commodity market provides us flexibility in sourcing lower cost steel for our tubular products and to some extent involves our excess capacity for flat rolled steel as related to the manufacture of our oilfield and specialty tubing products.

    We also market other products such as tubulars for use in structural and piling applications in the construction industry, and we provide transportation, storage and other services.


    We also have a stand-alone steel coil slitting business and a new steel rod to thin steel strip manufacturing process. This business includes a steel coil storage and processing business, where we provide profitable, toll slitting services for major steel customers and also provide steel storage and custom cutting. The steel coil division ships its processed steel on a just-in-time basis for outside customers and to our finned tubing manufacturing operations. We own the rights to our


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

patented cold-rolling process for flattening steel rod into narrow bands of thin-gauge steel which we use as finning material for our finned tubes and into thin strip steel which we sell to third parties.


SALES AND DISTRIBUTION

    We manufacture and sell flat rolled steel directly to end-users and through service centers, primarily in the Southwestern region of the United States. The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for approximately 75% to 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to this customer represented approximately 10% and 9% of our total revenues for 1999 and 2000, respectively.

    We sell thin steel strip directly to end-users in North America through a small sales force. Flat rolled steel processing services are also sold to steel mills where we receive processing revenues but do not purchase and resell steel.

COMPETITION

    Our flat rolled steel is sold in highly competitive markets generally concentrated in the Southwestern region of the United States. Sales and earnings are affected by the cost of raw materials, use of flat rolled steel by us in the manufacture of our tubular products, demand by outside customers and general economic conditions. Our thin strip flat rolled steel and steel coil slitting services compete against service centers located in the Midwest.

CUSTOMERS

    We sell our oilfield products through our exclusive distributors to numerous end-users, including The Coastal Corporation, Anadarko Petroleum Corporation, Texaco Inc., Burlington Resources Inc., Apache Corporation and Exxon Mobil Corporation. We sell our finned and boiler tube products to over 50 end-users, including Foster Wheeler Corporation, Chicago Tube and Iron Company, Cerrey, Nooter Eriksen, Inc. and Deltak, L.L.C. We sell our precision mechanical tubulars to such distributors and end-users as Earle M. Jorgensen Company, Marmon/Keystone Corp., Hyva, DaimlerChrysler Corporation, American Axle & Manufacturing Holdings, Inc., Ford Motor Company and Dana Corporation.

RESEARCH, DEVELOPMENT, INFORMATION TECHNOLOGY AND PATENTS

    We are committed to technologically innovative product development. With respect to oilfield products, we collaborate with customers and industry groups to develop new grades of OCTG products as well as new products, such as expandable casing. Our expandable casing product was developed for a joint venture between Shell Oil Company and Halliburton Company and was first successfully installed in late 1999 in the Gulf of Mexico, and now has over 30 successful installations to date. Our technical knowledge and high-performance casing products are also being applied in an innovative method for drilling wells using casing instead of drill pipe. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications. In addition, we developed ultrasonic testing methods to assure the quality of our tubing. In the specialty tubing area, our recent product developments include the Aeroseg finned tube, a new thermal mechanically processed "Drawn Over Mandrel" product called QDOM for applications requiring extreme mechanical properties, and thick wall products using hot reduction technology for applications such as heavy axles that are normally made out of seamless tubes. We hold several United States patents covering some of our manufacturing processes and products.

    We also have invested in information technologies that provide the platform for internet-based commercial marketing and resource constrained production planning. We believe our information

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technologies capabilities will allow us to more profitably run our facilities, give our customers excellent service and facilitate web-based commercial initiatives.

MANUFACTURING CAPABILITIES

    We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space and approximately 91,000 square feet of oilfield product manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately 131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; and Veracruz and Monterrey, Mexico.

    Our East Texas facilities' annual rated capacity approximates 480,000 slab tons, 1,400,000 flat rolled tons and 1,000,000 welded tubular tons. We have access through commercial alliances with mills for additional oilfield tubular capacity of approximately 800,000 tons per year.

    We have the largest domestic manufacturing capacity for production of finned tubes for heat recovery steam generation. We also license technology relating to the production of finned tubular products to licensees in India, Italy, Japan and Korea.

RAW MATERIALS AND INVENTORY

    In general, we attempt to procure raw materials and to manage our finished goods inventory in a manner that will provide:

    - significant flexibility in responding to the levels of demand for our various products;

    - a short lead time in filling our customers' orders;

    - the capacity to offer a broad product range; and

    - the ability to offer our products at an effective cost.

    We generally produce OCTG products and line pipe to fill specific orders and, accordingly, we maintain the majority of our inventory in the form of steel coils and other raw materials, work-in-process or finished goods earmarked for specific orders. Some work-in-process and finished goods inventories are maintained in order to provide flexibility in responding to customer delivery demands.

    Raw materials for our specialty tubing products are readily available from multiple sources. Steel coils and wire rod are the primary raw materials used in the manufacture of our finned tubular products, and steel coils are the principal raw material used in the manufacture of our precision mechanical tubulars. We usually produce our specialty tubing products to meet specific orders and, accordingly, inventory is managed to minimize the amount of finished goods on hand. Work-in-process inventories are maintained in order to provide flexibility in responding to customer needs.

    We manufacture flat rolled steel primarily for use in producing OCTG products, but also for sale to third parties. We manufacture flat rolled steel using both purchased steel slabs and internally produced slabs.

    We can use steel slabs, scrap steel and steel coils in the manufacture of our tubular products. We primarily purchased steel slabs to meet production needs in 2000, and it was often necessary for us to commit to purchase slabs 90 to 150 days prior to production. We anticipate again using steel slabs for most of our production needs in 2001. Our principal raw material for our internally produced steel slabs is scrap steel, which is internally generated from our operations or available in the spot market. The price of scrap steel and steel slabs can be volatile, is influenced by a number

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of competitive market conditions beyond our control and is not directly related to the demand for our products. See "Risk Factors -- Risks Relating to Our Business -- The competition for raw materials we use in our business and the volatility of our raw material costs could adversely affect our operations."

EMPLOYEES


    At August 31, 2001, we had a total of 2,447 employees, of whom 1,333 were represented by four unions and five bargaining units. The majority of these union workers are represented by the United Steelworkers of America under a contract signed in June 2001, which expires in May 2005. Two of the other agreements, covering an aggregate of approximately 128 warehouse and plant security workers as of August 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 145 employees in Canada and Mexico as of August 31, 2001. Our management considers its relationship with our employees to be good.


    We have dedicated necessary resources and made the commitment to design and implement a health and safety program that will meet the Occupational Safety & Health Administration's (OSHA) Voluntary Protection Program (VPP) Star criteria at our East Texas facilities. The VPP safety management program goes beyond OSHA standards to protect workers more effectively than simple compliance. We plan to submit the application to OSHA by the end of 2001.

FOREIGN OPERATIONS

    Our export sales to destinations outside the United States were approximately $42.7 million in 2000 including heat recovery tubulars, $21.2 million in 1999, and $33.8 million in 1998. We own manufacturing facilities in Quebec, Canada and Veracruz, Mexico and entered into a lease of manufacturing facilities in Monterrey, Mexico that began operations in September 2000. Our export sales of $42.7 million to destinations outside the United States included $7.5 million from these foreign facilities in 2000.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS


    Our operations are subject to extensive environmental regulations with respect to air emissions, wastewater discharges, and waste management. Our environmental protection and improvement expenditures totaled approximately
$4 million during the past three years, including expenditures related to PCB transformer elimination, underground storage tank removal, asbestos abatement, waste disposal site closures and out-of-service facility remediation projects.


    In connection with the cleanup of several offsite commercial waste management sites, we, along with many other entities, have been designated a potentially responsible party, or PRP, by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to liability for such cleanup costs. Because cost estimates have been obtained for each of the cleanup actions, and our share has been determined, we do not believe our liability, individually or in the aggregate, will be material to our financial position.

    We have numerous solid waste management units for hazardous and non-hazardous wastes; however, only two Resource Conservation and Recovery Act, or RCRA, hazardous waste units have been closed that require continued post-closure monitoring. We have met our financial assurance requirements, currently estimated at approximately $380,000, for post-closure care. The Texas Natural Resource Conservation Commission, or TNRCC, is in the process of determining what, if any, corrective action is required to address our remaining non-RCRA waste management units.


    We possess necessary authorizations for air emissions, wastewater discharges and waste management. We have sources that are exempt from air emission permitting because they were


                                       79
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grandfathered in 1971 when the Clean Air Act rules were implemented. An application was filed with the TNRCC in August 2001 to permit these sources using the TNRCC's new Voluntary Emission Reduction Permit program.


    We are presently in substantial compliance with our permits and applicable air, water and waste management rules and regulations.

LEGAL PROCEEDINGS

    We do not believe, based upon analysis of known facts and circumstances and reports from legal counsel, that any pending legal proceeding will have a material adverse effect on our financial condition. Our Lone Star Steel subsidiary is named as one of a number of defendants in numerous lawsuits alleging that certain individuals were exposed to asbestos on such subsidiary's premises. We did not manufacture any of the products containing the asbestos. Some or all of these claims may not be covered by our insurance. We do not believe, based on an analysis of facts and circumstances known to us, that any of these proceedings would have a material adverse effect on our financial condition.

OUR PROPERTIES


    We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space. The original facilities, constructed in the 1940's and 1950's, have been expanded and modernized, and include two electric-arc furnaces (EAF) equipped with oxy-fuel burners with a combined capacity of approximately 575,000 ingot tons per year; two rolling mills, a "two-high" mill that rolls the EAF ingots into slabs and a "four-high" single stand reversing Steckel mill that produces flat rolled coils; coil slitting and handling equipment; two pipe welding mills; seven draw benches, including the largest specialty tubing drawbench in the United States; heat-treating facilities; numerous types of ultrasonic and electromagnetic testing and inspection equipment; finishing facilities at which OCTG products are threaded and couplings are applied; and various support facilities including a shortline railroad and other transportation and storage facilities.


    Our annual rated capacity at our East Texas facilities approximates 480,000 slab tons, 1,400,000 flat rolled tons, and 1,000,000 welded pipe tons. We have access through commercial alliance mills to an additional oilfield pipe capacity of approximately 800,000 tons. In 2000, the precision mechanical specialty tubing facilities operated near 80% of capacity. The rolling mills and pipe mills generally operated at approximately 60% of capacity, while the EAF's operated at less than 40% of capacity. In addition to the manufacturing, railway, storage, and other industrial use facilities, we own 7,000 acres in Texas which were purchased primarily for iron ore, coal reserves, or water rights and mineral interests in an additional 12,000 acres in Oklahoma and 60,000 acres in Texas. No minerals have been recovered from these properties for many years because their use is no longer required in our operations. We own nominal oil and gas interests in an additional 18,000 acres in Texas.


    We also have 91,000 square feet of oilfield products manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately
131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; and Veracruz and Monterrey, Mexico. Our headquarters are located in leased facilities in Dallas, Texas.


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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our executive officers and directors, as well as the presidents of our Lone Star Steel, Fintube and Bellville subsidiaries.


NAME                                             AGE                         POSITION
----                                           --------   -----------------------------------------------
LONE STAR TECHNOLOGIES, INC.:
  Rhys J. Best...............................  55         Chairman of the Board, Chief Executive Officer,
                                                          President and Director

  Robert F. Spears...........................  58         Vice President, General Counsel and Secretary

  Charles J. Keszler.........................  38         Vice President and Chief Financial Officer

  Frederick B. Hegi, Jr......................  57         Director

  Robert Kelley..............................  55         Director

  M. Joseph McHugh...........................  63         Director

  Thomas M. Mercer, Jr.......................  58         Director

  Alfred M. Micallef.........................  58         Director

  Jerry E. Ryan..............................  58         Director

OPERATING COMPANIES:
  W. Byron Dunn..............................  48         President and Chief Executive Officer of Lone
                                                          Star Steel Company

  Larry J. Sims..............................  62         President and Chief Executive Officer of
                                                          Fintube Technologies, Inc.

  H. Kenneth Beil............................  65         President of Bellville Tube Corporation


LONE STAR TECHNOLOGIES, INC.'S OFFICERS AND DIRECTORS:

    RHYS J. BEST has served as one of our directors since August 1997. He has served as President and Chief Executive Officer since July 1998 and has also served as Chairman of the Board since January 1999. From 1989 until August 1997, Mr. Best served as President and Chief Executive Officer of our Lone Star Steel subsidiary. On May 7, 2001, we entered into a three-year employment agreement with Mr. Best, providing for a base salary of $425,000, certain bonus opportunities and a grant of 100,000 shares of restricted Lone Star common stock.

    ROBERT F. SPEARS has served as our Vice President, General Counsel and Secretary since July 1996. From 1991 until July 1996, Mr. Spears served as General Counsel of Financial Industries Corporation, a life insurance holding company in Austin, Texas.

    CHARLES J. KESZLER has served as our Vice President and Chief Financial Officer since March 2001. From February 1996 to March 2001, Mr. Keszler served as Vice President-Finance and Treasurer. Mr. Keszler served as Director of Taxes and Pension Investments of our Lone Star Steel subsidiary from February 1994 to February 1996.

    FREDERICK B. HEGI, JR. has served as one of our directors since 1985. Mr. Hegi has served as General Partner of Wingate Partners, L.P. and Wingate Management Co., L.P since 1987, as Principal of Wingate Management Co. II, L.P. since 1994, and as President of Valley View Capital Corporation since 1982, all of which are private investment firms. Mr. Hegi has also served as Chairman of United Stationers, Inc., a wholesale office products company, since
November 1996;

Chairman of Loomis -- Fargo & Co., an armored car services company, since
May 1999; and Chairman, President and Chief Executive Officer of Kevco, Inc., a wholesale distributor of building products to the manufactured housing and recreational vehicles industries, since July 1999. Kevco, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2001. Mr. Hegi also serves as a director of United
Stationers, Inc., Loomis -- Fargo & Co. and Kevco, Inc.

    ROBERT KELLEY has served as one of our directors since June 2001. From 1986 through October 2000, Mr. Kelley served as President and Chief Executive Officer of Noble Affiliates, Inc., an independent energy company with domestic and international exploration and production operations. From 1992 through April 2001, Mr. Kelley also served as Chairman of the Board of Noble Affiliates, Inc., and he was a director of such company from 1986 through April 2001.
Mr. Kelley also serves as a director of OGE Energy Corporation, a utility company, and Prize Energy Corp., an oil and gas company.

    M. JOSEPH MCHUGH has served as one of our directors since June 1999. From November 1999 to May 2000, Mr. McHugh served as Acting Chief Financial Officer of Pillowtex Corporation, a manufacturer of home textiles. Mr. McHugh has been one of five members of the office of Chief Executive of Pillowtex since
October 2000. Pillowtex Corporation filed a voluntary petition for reorganization under the United States Bankruptcy Code in November 2000. Prior to a period of retirement from January to October 1999, Mr. McHugh served as President and Chief Operating Officer of Triangle Pacific Corp., a manufacturer of hardwood flooring and kitchen and bathroom cabinets, from November 1994 to December 1998. Mr. McHugh also serves as a director of Pillowtex Corporation.

    THOMAS M. MERCER, JR. has served as one of our directors since May 1995. Since April 1995 Mr. Mercer has served as a partner of Ceres Capital Partners, which provides financial advisory and investment banking services, and since 1993 has been an owner of The Mercer Financial Company, which provides financial advisory and investment banking services.

    ALFRED M. MICALLEF has served as one of our directors since May 2000. Mr. Micallef has served as President and Chief Executive Officer of JMK International, Inc., a holding company of rubber and plastics manufacturing businesses, since January 1985. He also serves as a director of Cash America International, Inc.

    JERRY E. RYAN has served as one of our directors since May 2000. Mr. Ryan has served as a consultant to our Fintube subsidiary since January 2000. Mr. Ryan served as Chairman of the Board of the general partner of Fintube Limited Partnership from 1989 to January 2000 and also as Chief Executive Officer of the general partner from 1989 to February 1999.

OPERATING COMPANIES' PRESIDENTS:

    W. BYRON DUNN has served as President and Chief Executive Officer of our Lone Star Steel subsidiary since August 1997. Mr. Dunn served as Executive Vice President -- Sales and Marketing of Lone Star Steel from 1991 to August 1997.

    LARRY J. SIMS has served as President and Chief Executive Officer of our Fintube subsidiary since January 2000. Mr. Sims served as President and Chief Executive Officer of the general partner of Fintube Limited Partnership from February 1999 to January 2000. From 1989 to February 1999, Mr. Sims served as President and Chief Operations Officer of the general partner of Fintube Limited Partnership.

    H. KENNETH BEIL has served as President of our Bellville subsidiary since April 2000. Mr. Beil served as President of Bellville Tube Corporation, the company that sold its assets to our subsidiary, which subsequently assumed the Bellville name, from May 1996 to March 2000 and as Vice President -- Operations of Bellville Tube Corporation from 1993 to May 1996.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of our common stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock as of August 31, 2001.



                                                                                        PERCENT OF
NAME AND ADDRESS                                            AMOUNT OF                  OUTSTANDING
OF BENEFICIAL HOLDER                                  BENEFICIAL OWNERSHIP           COMMON STOCK(1)
--------------------                               ---------------------------   ------------------------
Alpine Capital, L.P.(2) .........................               8,390,172                            33.3%
  201 Main Street, Suite 3100
  Fort Worth, Texas 76102

Keystone, Inc.(2) ...............................               2,279,600                             9.0%
  201 Main Street, Suite 3100
  Fort Worth, Texas 76102


---------


(1) Based on 25,196,139 shares of our common stock issued and outstanding as of August 31, 2001.



(2) Alpine Capital, L.P. and Keystone, Inc. are members of a significant stockholder group that is reported to collectively own 10,697,272 shares of our common stock, which represents approximately 42.5% of our outstanding common stock. Alpine Capital, L.P., Keystone, Inc., Robert W. Bruce, III, Algenpar, Inc., J. Taylor Crandall, The Anne T. and Robert M. Bass Foundation, Anne T. Bass and Robert M. Bass all report their holdings jointly. In a Schedule 13D filed with the Securities and Exchange Commission on June 22, 1993, as amended, these stockholders reported that these shares were acquired for investment purposes. This stock is held in the following manner:



    - Alpine Capital, L.P. has sole voting and dispositive power with respect to 8,390,172 shares of our common stock constituting approximately 33.3% of our outstanding common stock. Robert W. Bruce, III, Algenpar, Inc., and J. Taylor Crandall all have shared voting and dispositive power with respect to these shares.



    - Keystone, Inc. and Robert M. Bass are reported to have sole voting and dispositive power as to an additional 2,279,600 shares of our common stock, which represents approximately 9.0% of our outstanding common stock.



    - The Anne T. and Robert M. Bass Foundation is reported to have sole voting and dispositive power with respect to an additional 27,500 shares of our common stock, which represents approximately 0.1% of our outstanding common stock. Anne T. Bass, Robert M. Bass, Robert W. Bruce, III and J. Taylor Crandall are reported to have shared voting and dispositive power with respect to these shares.


    Thomas M. Mercer, Jr., one of the seven members of our Board of Directors, serves on our Board at the request of Alpine Capital, L.P. and various related parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Jerry E. Ryan, one of our directors, was Chairman of the Board and a shareholder of the general partner of Fintube Limited Partnership when its assets were acquired by our new subsidiary, Fintube Technologies, Inc., as of January 1, 2000. In connection with that acquisition, Mr. Ryan received 95,644 shares of Lone Star common stock as partial consideration for his ownership of Fintube Limited Partnership and became a consultant to our Fintube subsidiary. Pursuant to the terms of the consulting agreement, our Fintube subsidiary pays Mr. Ryan a base salary and an annual bonus and Mr. Ryan has the option to purchase a certain number of shares of Lone Star common stock pursuant to Lone Star's 1985 Long-Term Incentive Plan. Unless otherwise mutually agreed, the consulting agreement will expire on December 31, 2002.


    Thomas M. Mercer, Jr., one of our directors, serves on our Board at the request of Alpine Capital, L.P., a beneficial owner of approximately 33.3% of the outstanding shares of our common stock, and various related parties. See the section of this prospectus entitled "Principal Stockholders."



    In connection with our plan to issue $130.0 million of common stock to help finance the North Star acquisition, Cargill, Incorporated has agreed, if we request, to purchase up to $50.0 million of our common stock at $20.75 per share at the closing of the acquisition. Under such circumstances we would be required to use our reasonable best efforts to cause a Cargill nominee to be elected as one of our directors so long as Cargill and its affiliates own at least 10% of our stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS


LONE STAR STEEL CREDIT FACILITY



    Our Lone Star Steel subsidiary's credit facility presently consists of a $120.0 million revolving line of credit which expires March 12, 2002. We have a commitment letter from a commercial lender to arrange a new credit facility with Lone Star, Lone Star Steel and Fintube as co-borrowers. This new credit facility would replace our Lone Star Steel subsidiary's existing credit facility and our Fintube subsidiary's recently terminated credit facility. See "Our Business--North Star Acquisition and Related Financings." Under our Lone Star Steel subsidiary's existing revolving credit facility, it can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At August 31, 2001, our Lone Star Steel subsidiary had no outstanding indebtedness under its credit facility. At our Lone Star Steel subsidiary's option, the interest rate on the revolving line of credit is the prime lending rate plus 1.0% or the LIBOR plus 3.0% (7.50% and 6.58% as of August 31, 2001, respectively). Lone Star Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The credit facility contains various restrictive covenants which require, among other things, that our Lone Star Steel subsidiary meet specified quarterly financial ratios, including cash flow and net worth measurements. In addition, the agreement restricts Lone Star Steel's ability to incur additional indebtedness and prohibits its ability to pay dividends. Lone Star Steel's assets other than real estate secure the credit facility, and we have guaranteed $25.0 million of Lone Star Steel's credit facility.


SLAB FINANCING


    Our Lone Star Steel subsidiary engages in slab consignment and sales agreements with third parties. Under these agreements, Lone Star Steel arranges for third parties to purchase slabs from vendors that manufacture the slabs and the third party consigns the slab inventory to Lone Star Steel. Lone Star Steel is then required to repurchase the slab inventory based on usage within specified time periods. These inventory financing transactions have been accounted for as product financing arrangements. Inventory financed under these arrangements has been recorded as inventory by Lone Star Steel. Lone Star Steel repaid an aggregate of approximately $8.8 million in slab financing indebtedness on May 29, 2001 with funds we loaned our subsidiary from the proceeds of the offering of 9.00% notes. At August 31, 2001, $8.8 million were included in accounts payable under the slab financing arrangements.



FINTUBE CREDIT FACILITY



    On August 16, 2001 our Fintube subsidiary repaid and terminated the credit facility it established in January 2000 that provided a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. We have a commitment letter from a commercial lender to arrange a new credit facility in favor of Lone Star Technologies, Lone Star Steel and Fintube that would replace the terminated credit facility and Lone Star Steel's existing credit facility. See "Our Business--North Star Acquisition and Related Financings" and "Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations."



NEW CREDIT FACILITY



    We, together with our Lone Star Steel and Fintube subsidiaries, as the three co-borrowers, have received a commitment for a new three-year $100 million senior secured credit facility that would replace Lone Star Steel's existing credit facility and the recently terminated Fintube credit facility. The new credit facility would have an initial availability of $100 million, but would thereafter have a borrowing base of 85% of its eligible accounts receivable plus the lesser of 60% of eligible inventory or $85 million. The new credit facility, which would contain customary covenants and provide for certain early termination fees, would be secured by substantially all of the co-borrowers' assets and guaranteed by all United States subsidiaries (other than the subsidiaries formed to acquire the assets in the North Star acquisition). Interest would be charged, at the co-borrowers' option, at the prime rate plus an applicable margin (initially prime plus 1%) or LIBOR plus an applicable margin (initially LIBOR plus 2.5%).

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Lone Star" refers only to Lone Star Technologies, Inc. and not to any of its subsidiaries.


    Lone Star has issued the 9.00% notes, and will issue the exchange notes, under an indenture among itself, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "indenture"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.


    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings used in the indenture.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

    THE NOTES:

    - are general unsecured obligations of Lone Star;

    - are subordinated in right of payment to all existing and future Senior Debt of Lone Star;

    - are PARI PASSU in right of payment with any future senior subordinated Indebtedness of Lone Star; and

    - are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

    THE GUARANTEES

    The notes are guaranteed on a senior subordinated basis by all of Lone Star's Domestic Subsidiaries.

    Each guarantee of the notes:

    - is a general unsecured obligation of the Guarantor;

    - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

    - is PARI PASSU in right of payment with any future senior subordinated Indebtedness of that Guarantor.


    As of August 31, 2001, Lone Star and the Guarantors had no Senior Debt. As indicated above and as discussed in detail below under the caption
"-- Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.


    As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.


    Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantor subsidiaries generated 99.7% of our consolidated revenues in the twelve-month period ended June 30, 2001 and held 99.7% of our consolidated assets as of June 30, 2001. See footnote E to our Consolidated Financial Statements as of December 31, 2000 included elsewhere in this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.



    The operations of Lone Star are conducted through its subsidiaries and, therefore, Lone Star depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Lone Star's non-guarantor subsidiaries. As of August 31, 2001, on an as adjusted basis, Lone Star's non-guarantor subsidiaries would have had no Indebtedness and $0.4 million of trade payables and other liabilities outstanding. In addition, the Subsidiary Guarantee of a Guarantor will be effectively subordinated to any secured Indebtedness of that Guarantor to the extent of the collateral securing such Indebtedness.


PRINCIPAL, MATURITY AND INTEREST

    Lone Star has issued $150.0 million of notes under the indenture. Lone Star may issue additional notes under the indenture from time to time in the future. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Lone Star will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2011.

    Interest on the notes will accrue at the rate of 9.00% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2001. Lone Star will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a Holder has given wire transfer instructions to Lone Star, Lone Star will pay all principal, interest and premium and special interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Lone Star elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee will initially act as paying agent and registrar. Lone Star may change the paying agent or registrar without prior notice to the Holders of the notes, and Lone Star or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Lone Star is not required to transfer or exchange any note selected for redemption. Also, Lone Star is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

    The notes will be guaranteed by each of Lone Star's current and future domestic Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state laws permit a court to void the notes or the subsidiary guarantees under certain circumstances."

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Lone Star or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

    (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

       (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Lone Star, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Lone Star, if the sale complies with the "Asset Sale" provisions of the indenture; or

    (3) if Lone Star designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

    The payment of principal, interest and premium and special interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Lone Star, including Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Lone Star:

    (1) in a liquidation or dissolution of Lone Star;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Lone Star or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of Lone Star's assets and liabilities.

    Lone Star also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

    (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

    (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Lone Star or the holders of any Designated Senior Debt.

    Payments on the notes may and will be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

    (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

    (2) all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

    If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

    (1) the payment is prohibited by these subordination provisions; and

    (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

    Lone Star must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Lone Star, Holders of notes may recover less ratably than creditors of Lone Star who are holders of Senior Debt. See "Risk Factors -- Federal and state laws permit a court to void the notes or the subsidiary guarantees under certain circumstances."

OPTIONAL REDEMPTION

    At any time prior to June 1, 2004, Lone Star may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109% of the principal amount, plus accrued and unpaid interest and special interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of each such redemption (excluding notes held by Lone Star and its Subsidiaries); and

    (2) the redemption occurs within 90 days of the date of the closing of each such Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at Lone Star's option prior to June 1, 2006.

    After June 1, 2006, Lone Star may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and special interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          -----------
2006........................................................    104.500%
2007........................................................    103.000%
2008........................................................    101.500%
2009 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

    Lone Star is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of notes will have the right to require Lone Star to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of

Control Offer, Lone Star will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and special interest, if any, on the notes repurchased, to the date of purchase. Within 15 business days following any Change of Control, Lone Star will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Lone Star will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Lone Star will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Lone Star will, to the extent lawful:

    (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

    (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Lone Star.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Lone Star will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Lone Star will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require Lone Star to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Lone Star repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The agreements governing the outstanding Senior Debt of Lone Star's Subsidiaries currently provide that certain change of control or asset sale events would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Lone Star becomes a party, including any new credit facilities, if entered into, may contain similar restrictions and provisions and may restrict Lone Star from purchasing notes. In the event a Change of Control or Asset Sale occurs at a time when Lone Star is prohibited from purchasing notes, Lone Star and its Subsidiaries could seek the consent of their respective senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If

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Lone Star or such Subsidiary does not obtain such a consent or repay such borrowings, Lone Star or such Subsidiary will remain prohibited from purchasing notes. In such case, Lone Star's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

    Lone Star will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Lone Star and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Lone Star and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Lone Star to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Lone Star and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Lone Star (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) in the case of Asset Sales for consideration exceeding $5.0 million, the fair market value is determined by Lone Star's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

    (3) at least 75% of the consideration received in the Asset Sale by Lone Star or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

       (a) any liabilities, as shown on Lone Star's or such Restricted Subsidiary's most recent balance sheet, of Lone Star or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Lone Star or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by Lone Star or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Lone Star or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Lone Star may apply those Net Proceeds at its option:

    (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

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    (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

    (3) to make a capital expenditure; or

    (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any Net Proceeds, Lone Star may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Lone Star will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and special interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Lone Star may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    Lone Star will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Lone Star will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

    (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of

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the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of Lone Star's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Lone Star or any of its Restricted Subsidiaries) or to the direct or indirect holders of Lone Star's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Lone Star or payable to Lone Star or a Restricted Subsidiary of Lone Star);

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Lone Star) any Equity Interests of Lone Star or any direct or indirect parent of Lone Star;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

    (2) Lone Star would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Lone Star and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of Lone Star for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Lone Star's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

       (b) 100% of the aggregate net cash proceeds received by Lone Star since the date of the indenture as a contribution to its equity capital or from the issue or sale of Equity

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           Interests of Lone Star (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Lone Star that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Lone Star), PLUS

       (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, PLUS

       (d) to the extent that any Unrestricted Subsidiary of Lone Star is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Lone Star's Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

    The preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Lone Star or any Guarantor or of any Equity Interests of Lone Star or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Lone Star) of, Equity Interests of Lone Star (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Lone Star or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of Lone Star to the holders of its Equity Interests on a pro rata basis;

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Lone Star or any Restricted Subsidiary of Lone Star held by any member of Lone Star's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

    (6) the purchase by Lone Star of fractional shares arising out of stock dividends, splits or combinations or business combinations;

    (7) the acquisition in open-market purchases of Lone Star's common Equity Interests for matching contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or

    (8) other Restricted Payments in an aggregate amount from the date Lone Star first issues the notes not to exceed $10.0 million;

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PROVIDED that, with respect to clauses (2), (3), (5), (7) and (8) above, no
Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Lone Star or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds
$15.0 million. Not later than the date of making any Restricted Payment, Lone Star will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Lone Star will not, and will not permit any Guarantor to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Lone Star or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Lone Star's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by Lone Star and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Lone Star and its Restricted Subsidiaries thereunder) not to exceed $125.0 million, LESS the aggregate amount of all Net Proceeds of Asset Sales applied by Lone Star or any of its Restricted Subsidiaries to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

    (2) the incurrence by Lone Star and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by Lone Star and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

    (4) the incurrence by Lone Star or any of its Restricted Subsidiaries that is a Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase

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       money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Lone Star or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (5) the incurrence by Lone Star or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
       (3) or (4) of this paragraph;

    (6) the incurrence by Lone Star or any Guarantor of intercompany Indebtedness between or among Lone Star and any Guarantor; PROVIDED, HOWEVER, that:

           (a) if Lone Star or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Lone Star, or the Subsidiary Guarantee, in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Lone Star or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Lone Star or a Guarantor; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Lone Star or such Guarantor, as the case may be, that was not permitted by this clause (6);

    (7) the issuance by Lone Star or any Guarantor of preferred stock solely to or among Lone Star and any Guarantor; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Lone Star or a Guarantor and (ii) any sale or other transfer of any such preferred stock to a Person that is not either Lone Star or a Guarantor will be deemed, in each case, to constitute an issuance of such preferred stock by Lone Star or such Guarantor, as the case may be, that was not permitted by this clause (7);

    (8) the incurrence by Lone Star or any of its Restricted Subsidiaries of Hedging Obligations;

    (9) the guarantee by Lone Star or any of the Guarantors of Indebtedness of Lone Star or a Guarantor; PROVIDED that the underlying Indebtedness was permitted to be incurred by another provision of this covenant; and

    (10) the incurrence by Lone Star or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million at any time outstanding.

    The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of Lone Star as accrued.

    The maximum amount of Indebtedness that we or one of our Restricted Subsidiaries may incur pursuant to this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant shall

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not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in currency exchange rates.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Lone Star will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

    NO SENIOR SUBORDINATED DEBT

    Lone Star will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Lone Star and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

    SALE AND LEASEBACK TRANSACTIONS

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that Lone Star or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

    (1) Lone Star or that Restricted Subsidiary, as applicable, could have
       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"

    (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

    (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Lone Star applies the proceeds of such transaction in compliance with, the covenant described above under the caption
       "-- Repurchase at the Option of Holders -- Asset Sales."

    LIENS

    Lone Star will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

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    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to Lone Star or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Lone Star or any of its Restricted Subsidiaries;

    (2) make loans or advances to Lone Star or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to Lone Star or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

    (2) the indenture, the notes and the Subsidiary Guarantees;

    (3) applicable law or any applicable rule, regulation or order;

    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Lone Star or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

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    (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; or

    (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    Lone Star may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Lone Star is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Lone Star and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) Lone Star is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Lone Star) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

    (2) the Person formed by or surviving any such consolidation or merger (if other than Lone Star) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Lone Star under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) Lone Star or the Person formed by or surviving any such consolidation or merger (if other than Lone Star), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

       (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Lone Star immediately preceding the transaction; and

       (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
           "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

    The foregoing provisions will not prohibit a merger between Lone Star and a Restricted Subsidiary of Lone Star formed solely for the purpose of reincorporating Lone Star or a Restricted Subsidiary in another state of the United States or changing the legal form of Lone Star or a Restricted Subsidiary.

    In addition, Lone Star may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Lone Star and any of its Wholly Owned Restricted Subsidiaries.

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    TRANSACTIONS WITH AFFILIATES

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) the Affiliate Transaction is on terms that are no less favorable to Lone Star or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Lone Star or such Restricted Subsidiary with an unrelated Person; and

    (2) Lone Star delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) any employment agreement, employee benefit arrangement, stock option grant or similar contract entered into by Lone Star or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Lone Star or such Restricted Subsidiary;

    (2) transactions between or among Lone Star and/or its Restricted Subsidiaries;

    (3) transactions with a Person that is an Affiliate of Lone Star where such affiliation arises solely because Lone Star owns an Equity Interest in, or controls, such Person;

    (4) payment of reasonable directors fees and amounts paid in indemnification to Persons who are not otherwise Affiliates of Lone Star;

    (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Lone Star; and

    (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

    ADDITIONAL SUBSIDIARY GUARANTEES

    If Lone Star or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created; PROVIDED, however, that the foregoing will not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

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    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Lone Star and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments that are permitted by clause (8) of the definition of "Permitted Investments," as determined by Lone Star. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

    BUSINESS ACTIVITIES

    Lone Star will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Lone Star and its Restricted Subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    Lone Star will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    Whether or not required by the Commission, so long as any notes are outstanding, Lone Star will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Lone Star were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Lone Star's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if Lone Star were required to file such reports.

    In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Lone Star will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such previously filed information available to securities analysts and prospective investors upon request.

    In addition, Lone Star and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to rule 144A(d)(4) under the Securities Act.

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    If Lone Star has designated any of its Subsidiaries as Unrestricted
Subsidiaries, then the quarterly and annual financial information required by the first paragraph of this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Lone Star and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Lone Star.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or special interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

    (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

    (3) failure by Lone Star or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

    (4) failure by Lone Star or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Lone Star or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Lone Star or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (6) failure by Lone Star or any of its Restricted Subsidiaries to pay final judgments not subject to further appeal aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

    (8) certain events of bankruptcy or insolvency described in the indenture with respect to Lone Star or any of its Restricted Subsidiaries that is a Significant Subsidiary.

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    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Lone Star, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or special interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or special interest on, or the principal of, the notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Lone Star with the intention of avoiding payment of the premium that Lone Star would have had to pay if Lone Star then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 1, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Lone Star with the intention of avoiding the prohibition on redemption of the notes prior to June 1, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    Lone Star is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Lone Star is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Lone Star or any Guarantor, as such, will have any liability for any obligations of Lone Star or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Lone Star may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium or special interest, if any, on such notes when such payments are due from the trust referred to below;

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    (2) Lone Star's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and Lone Star's and the Guarantors' obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture.

    In addition, Lone Star may, at its option and at any time, elect to have the obligations of Lone Star and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Lone Star must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium and special interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Lone Star must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, Lone Star has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Lone Star has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, Lone Star has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Lone Star or any of its Subsidiaries is a party or by which Lone Star or any of its Subsidiaries is bound;

    (6) Lone Star must deliver to the trustee an officers' certificate stating that the deposit was not made by Lone Star with the intent of preferring the Holders of notes over the other

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       creditors of Lone Star with the intent of defeating, hindering, delaying or defrauding creditors of Lone Star or others; and

    (7) Lone Star must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

    (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium or special interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or special interest, if any, on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

    (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

    (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the preceding, without the consent of any Holder of notes, Lone Star, the Guarantors and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

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    (3) to provide for the assumption of Lone Star's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Lone Star's assets;

    (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

       (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Lone Star, have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Lone Star or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium or special interest, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Lone Star or any Guarantor is a party or by which Lone Star or any Guarantor is bound;

    (3) Lone Star or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

    (4) Lone Star has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Lone Star must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Lone Star or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546 Attention: Sharon Goodrich.

BOOK-ENTRY, DELIVERY AND FORM

    The notes will be represented by one or more permanent global notes in definitive fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC.

    Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

    Payments of the principal of, and interest on, a global note will be made to DTC or its nominee as the case may be, as the registered owner thereof. Neither Lone Star, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

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    We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

    We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Bank Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Lone Star nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Lone Star within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the DTC's rules and procedures in addition to those provided for under the indenture.

REGISTRATION RIGHTS; SPECIAL INTEREST

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See " --Additional Information."


    Lone Star, the Guarantors and the initial purchasers entered into the registration rights agreement prior to the closing of the offering of 9.00% notes. Pursuant to the registration rights agreement, Lone Star and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Lone Star and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.


    If:

    (1) Lone Star and the Guarantors are not

       (a) required to file the Exchange Offer Registration Statement; or

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       (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

    (2) any Holder of Transfer Restricted Securities notifies Lone Star prior to the 20th day following consummation of the Exchange Offer that:

       (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

       (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

       (c) that it is a broker-dealer and owns notes acquired directly from Lone Star or an affiliate of Lone Star, then

Lone Star and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

    Lone Star and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "Transfer Restricted Securities" means each note until:

    (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

    (2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

    (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

    (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The registration rights agreement provides that:


    (1) Lone Star and the Guarantors were to have filed an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the closing of the offering of the 9.00% notes;



    (2) Lone Star and the Guarantors were to have used their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of the offering of the 9.00% notes;


    (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Lone Star and the Guarantors will

       (a) commence the Exchange Offer; and

       (b) use their best efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

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    (4) if obligated to file the Shelf Registration Statement, Lone Star and the
       Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.

    If:

    (1) Lone Star and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

    (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

    (3) Lone Star and the Guarantors fail to consummate the Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

    (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Lone Star and the Guarantors will pay special interest to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

    The amount of the special interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of special interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

    All accrued special interest will be paid by Lone Star and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of special interest will cease.

    Holders of notes will be required to make certain representations to Lone Star (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding special interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Lone Star and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Lone Star.

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CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of Lone Star and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "--Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of Lone Star's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2) a transfer of assets between or among Lone Star and its Restricted Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary to Lone Star or to another Restricted Subsidiary;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) the sale or other disposition of cash or Cash Equivalents; and

    (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the

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remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (PROVIDED that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
       (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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    (5) commercial paper having the highest rating obtainable from Moody's
       Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Lone Star and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
       Act) other than a Permitted Holder or any of its Related Parties;

    (2) the adoption of a plan relating to the liquidation or dissolution of Lone Star;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Permitted Holders or their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Lone Star, measured by voting power rather than number of shares; or

    (4) the first day on which a majority of the members of the Board of Directors of Lone Star are not Continuing Directors.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

    (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

    (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

    (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; MINUS

                                      115
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    (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

    (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

    (4) the cumulative effect of a change in accounting principles will be excluded; and

    (5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

    "CONSOLIDATED NET WORTH" means, with respect to any specified Person as of any date, the sum of:

    (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; PLUS

    (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Lone Star who:

    (1) was a member of such Board of Directors on the date of the indenture; or

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Existing Subsidiary Credit Agreements and any refinancings or replacements thereof (whether by Lone Star or its subsidiaries), if entered into) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

                                      116
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    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

    (1) any Indebtedness outstanding under the Existing Subsidiary Credit Agreements and any Credit Facilities used to refinance or replace at least $25.0 million of debt outstanding under one or more of the Existing Subsidiary Credit Agreements; and

    (2) after payment in full of all Obligations under the Existing Subsidiary Credit Agreements and any Credit Facilities used to refinance or replace at least $25.0 million of debt outstanding under one or more of the Existing Subsidiary Credit Agreements, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Lone Star as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Lone Star to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Lone Star may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "DOMESTIC SUBSIDIARY" means any Subsidiary of Lone Star that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Lone Star.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any offering of common or preferred stock of Lone Star.

    "EXISTING INDEBTEDNESS" means Indebtedness of Lone Star and its Subsidiaries (other than Indebtedness under Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.


    "EXISTING SUBSIDIARY CREDIT AGREEMENTS" means (i) that certain Credit Agreement dated as of January 3, 2000, among Fintube Technologies, Inc., the several financial institutions from time to time party to the agreement, and Bank of America, N.A. as swing line lender and as agent for the lenders party thereto, and (ii) that certain Financing Agreement, dated March 12, 1999, among The CIT Group/Business Credit, Inc., the lenders party thereto, Lone Star Steel Company, T & N Lone Star Warehouse Co., and Lone Star Logistics, Inc.


    "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with

                                      117
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       Capital Lease Obligations, imputed interest with respect to Attributable
       Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; PLUS

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Lone Star (other than Disqualified Stock) or the applicable Restricted Subsidiary or to Lone Star or a Restricted Subsidiary of Lone Star, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

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    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means each of:

    (1) Environmental Holdings, Inc., Zinklahoma, Inc., Lone Star Steel Company, Lone Star Logistics, Inc., Lone Star Steel International, Inc., Lone Star Steel Sales Company, Rotac, Inc., T & N Lone Star Warehouse Company, Texas & Northern Railway Company, Lone Star ST Holdings, Inc., Fintube Technologies, Inc., Fintube Canada, Inc. and Bellville Tube Corporation; and

    (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

    (2) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

    (3) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1) in respect of borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the

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specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

    (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding extensions of trade credit to customers in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Lone Star or any Restricted Subsidiary of Lone Star sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Lone Star such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Lone Star, Lone Star will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Lone Star or any Restricted Subsidiary of Lone Star of a Person that holds an Investment in a third Person will be deemed to be an Investment by Lone Star or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Lone Star or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result

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of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither Lone Star nor any of its Restricted Subsidiaries
       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
       (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Lone Star or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Lone Star or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED BUSINESS" means any business (including stock or assets) that derives a majority of its revenues form the business engaged in by Lone Star and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Lone Star and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    "PERMITTED HOLDERS" means Alpine Capital, L.P., Keystone, Inc., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, The Anne T. and Robert M. Bass Foundation, Anne T. Bass and Robert M. Bass.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in Lone Star or in a Restricted Subsidiary of Lone Star;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by Lone Star or any Restricted Subsidiary of Lone Star in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of Lone Star; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Lone Star or a Restricted Subsidiary of Lone Star;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

    (5) any acquisition of a business or assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Lone Star;

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    (6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

    (7) Hedging Obligations; and

    (8) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding not to exceed $15.0 million.

    "PERMITTED JUNIOR SECURITIES" means:

    (1) Equity Interests in Lone Star or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "PERMITTED LIENS" means:

    (1) Liens of Lone Star and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

    (2) Liens in favor of Lone Star or the Guarantors;

    (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Lone Star or any Restricted Subsidiary of Lone Star; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Lone Star or the Restricted Subsidiary;

    (4) Liens on property existing at the time of acquisition of the property by Lone Star or any Restricted Subsidiary of Lone Star, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

    (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

    (7) Liens existing on the date of the indenture;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

    (9) Mechanic's and materialmen's liens;

    (10) Liens incurred in the ordinary course of business of Lone Star or any Restricted Subsidiary of Lone Star with respect to obligations that do not exceed $5.0 million at any one time outstanding;

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    (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse
       Debt of Unrestricted Subsidiaries; and

    (12) Liens incurred in connection with slab financing arrangements entered into in the ordinary course of business consistent with past practice with terms and conditions substantially as described under the caption "Description of Other Indebtedness--Slab Financing."

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Lone Star or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Lone Star or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by Lone Star or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "RELATED PARTY" with respect to any Permitted Holder means:

    (1) (a) any spouse, sibling, parent, or lineal descendent of such Permitted Holder; or

       (b) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Lone Star for the benefit of any Person referred to in clause (1)(a); or

    (2) any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders, and/or such other Persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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    "SENIOR DEBT" means:

    (1) all Indebtedness of Lone Star or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

    (2) any other Indebtedness of Lone Star or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

    (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by Lone Star or any of its Subsidiaries;

    (2) any intercompany Indebtedness of Lone Star or any of its Subsidiaries to Lone Star or any of its Affiliates;

    (3) any trade payables; or

    (4) the portion of any Indebtedness that is incurred in violation of the indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
       (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Lone Star that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution (which designation may be made in advance of the acquisition of such Subsidiary), but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with Lone Star or any Restricted Subsidiary of Lone Star unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Lone Star or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Lone Star;

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    (3) is a Person with respect to which neither Lone Star nor any of its
       Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) is not guaranteeing or otherwise directly or indirectly providing credit support for any Indebtedness of Lone Star or any of its Restricted Subsidiaries; and

    (5) has at least one director on its Board of Directors that is not a director or executive officer of Lone Star or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Lone Star or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of Lone Star as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Lone Star as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Lone Star will be in default of such covenant. The Board of Directors of Lone Star may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Lone Star of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are United States Holders (as defined below) and the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to purchasers and beneficial owners of notes who hold the notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules apply, including branch profits tax. This discussion does not address the tax consequences to persons who hold the notes through a partnership or similar pass-through entity. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers of notes in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, former United States citizens and long-term residents or persons who have hedged the risk of owning a note) or the effect of any applicable state, local or foreign tax laws.


    YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.


EXCHANGE OF 9.00% NOTES PURSUANT TO THE EXCHANGE OFFER



    The exchange of 9.00% notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the 9.00% notes. If you are a cash-basis holder who is exchanging 9.00% notes for exchange notes, you will not recognize in income any accrued and unpaid interest on the 9.00% notes by reason of the exchange. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding 9.00% notes.


UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS


    As used herein, the term "United States Holder" means a holder of a note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or other entity (other than a partnership) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust if
(i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (ii) the trust has elected to be treated as a United States Holder pursuant to applicable Treasury regulations.


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    PAYMENT OF INTEREST

    A United States Holder will be required to include in gross income stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes.

    MARKET DISCOUNT


    Under the market discount rules, if a United States Holder of a note (other than a Holder who purchased the note upon original issuance) purchases the note at a market discount (i.e., at a price below its stated principal amount) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a note may be taxable to a United States Holder to the extent of appreciation in the value of the note at the time of certain otherwise nontaxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a United States Holder of a market discount note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such note until the United States Holder disposes of the note in a taxable transaction.



    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


    AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium," equal to such excess, and may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed by Lone Star for an amount that is in excess of its principal amount, special rules may apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the note by the premium amortized. Bond premium on a note held by a United States Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in

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income, which amount will be taxable as ordinary income) and such United States
Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, decreased by the amount of any payments (other than interest) received by such United States Holder.

    Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of notes should consult tax advisors regarding the treatment of capital gains and losses.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal and interest on a note, and to proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a tax equal to 31% of such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

    The amount of any reportable payments, including interest, made to the record United States Holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS


    As used herein, the term "Foreign Holder" means a holder (other than a partnership or an entity treated as a partnership for United States federal income tax purposes) of a note that is, for United States federal income tax purposes, neither a United States Holder, as defined above nor a former United States citizen or long-term resident, as defined in section 877 of the Code.


    PAYMENT OF INTEREST ON NOTES

    In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lone Star entitled to vote,
(ii) the Foreign Holder is not a controlled foreign corporation that is related to Lone Star actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the note, under penalties of perjury, provides us or our agent with such beneficial owner's name and address and certifies on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States Holder or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the note and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN (or a suitable substitute) has been received by it from the beneficial owner of the note or qualifying intermediary and furnishes us or our agent a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form W-8BEN claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty). Certain Foreign Holders who claim benefits of a treaty may be required in certain circumstances to obtain a taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to establish residence in a foreign county. Special procedures apply to payments through partnerships or intermediaries.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (including any gain representing accrued market discount) unless
(a) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States or (b) a portion of the amount received represents payment of interest, and the Foreign Holder is not exempt from United States federal withholding tax on payments of interest on the note, in which case the interest may be subject to withholding tax at the rate of 30% (subject to reduction under an applicable tax treaty).

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding does not apply to payments of interest made by us or a paying agent to Foreign Holders if the certification described above under "-- United States Federal Income Taxation of Foreign Holders -- Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. Information reporting may apply to payments of interest even if the certification is provided. If any payments of sales proceeds are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, or (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office or a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

    FEDERAL ESTATE TAXES


    Subject to applicable estate tax treaty provisions, notes held at the time of death (or notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder, will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lone Star entitled to vote or hold the notes in connection with a United States trade or business. Recently enacted legislation phases down the United States federal estate tax beginning in 2002 and continuing through 2009. While such legislation repeals the estate tax for decedents dying after December 31, 2009, the legislation contains a "sunset" provision which reinstates the estate tax on January 1, 2011, unless subsequent legislation is enacted.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for 9.00% notes where the 9.00% notes were acquired as a result of market-making activities or other trading activities. We have agreed that, after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.


    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or in a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers-dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will be delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an "underwriter," within the meaning of the Securities Act.


    As required by applicable securities laws, after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the 9.00% notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    The validity of the issuance of the exchange notes will be passed upon by our attorneys, Fulbright & Jaworski L.L.P., Dallas, Texas.



                                    EXPERTS



    The audited consolidated financial statements and schedules of Lone Star in this prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.



    The audited financial statements of Bellville Tube Corporation included in this prospectus to the extent and for the periods indicated in their reports have been audited by Harper & Pearson Company, independent public accountants, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.



    The financial statements of North Star Steel Tubular Products as of May 31, 2001, 2000, and 1999, and for each of the years in the three-year period ended May 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
LONE STAR
Report of Independent Public Accountants....................  F-2
Consolidated Statements of Income for the years ended
  December 31, 2000,
  1999, and 1998............................................  F-3
Consolidated Balance Sheets at December 31, 2000 and 1999...  F-4
Consolidated Statements of Shareholders' Equity at
  December 31, 2000,
  1999, 1998, and 1997......................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000,
  1999, and 1998............................................  F-6
Notes to Consolidated Financial Statements..................  F-7
Schedule I -- Condensed Financial Information of
  Registrant................................................  F-29
Schedule II -- Valuation and Qualifying Accounts............  F-31
Unaudited Consolidated Statements of Income for the six
  months ended June 30, 2001 and June 30, 2000..............  F-32
Unaudited Consolidated Balance Sheets at June 30, 2001 and
  December 31, 2000.........................................  F-33
Unaudited Consolidated Statements of Cash Flows for the six
  months ended June 30, 2001 and June 30, 2000..............  F-34
Notes to Unaudited Consolidated Financial Statements........  F-35

BELLVILLE
Independent Auditor's Report................................  F-44
Balance Sheet at December 31, 1999..........................  F-45
Statement of Income for the year ended December 31, 1999....  F-46
Statement of Changes in Stockholders' Equity for the year
  ended December 31, 1999...................................  F-47
Statement of Cash Flows for the year ended December 31,
  1999......................................................  F-48
Notes to Financial Statements...............................  F-49
Independent Auditor's Report................................  F-53
Balance Sheet at March 31, 2000.............................  F-54
Statement of Income for the three months ended March 31,
  2000......................................................  F-55
Statement of Changes in Partners' Capital for the three
  months ended March 31, 2000...............................  F-56
Statement of Cash Flows for the three months ended
  March 31, 2000............................................  F-57
Notes to Financial Statements...............................  F-58
Supplemental Schedule of Account Detail for the three months ended March 31, 2000......................................  F-62

NORTH STAR STEEL TUBULAR PRODUCTS DIVISION
Independent Auditor's Report................................  F-63
Balance Sheets at May 31, 2001 and 2000.....................  F-64
Statements of Earnings for the years ended May 31, 2001,
  2000 and 1999.............................................  F-65
Statements of Cash Flows for the years ended May 31, 2001,
  2000 and 1999.............................................  F-66
Statements of Shareholders' Equity at May 31, 2001, 2000 and
  1999......................................................  F-67
Notes to Financial Statements...............................  F-68

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Lone Star Technologies, Inc. (Lone
Star):

    We have audited the accompanying consolidated balance sheets of Lone Star (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedules referred to below are the responsibility of Lone Star's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lone Star and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended December 31, 2000, in conformity with auditing standards generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the index to consolidated financial statements are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not a part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
January 22, 2001, except with respect to certain information in Note E, as to which the date is May 29, 2001.

                          LONE STAR TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

            (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net revenues................................................  $  645.3   $  362.0   $  442.4
Cost of goods sold..........................................    (559.4)    (349.2)    (438.0)
                                                              --------   --------   --------
  Gross profit..............................................      85.9       12.8        4.4
Special charges.............................................        --         --      (14.5)
Selling, general and administrative expenses................     (33.7)     (15.5)     (20.0)
                                                              --------   --------   --------
  Operating income (loss)...................................      52.2       (2.7)     (30.1)
Interest income.............................................       2.0        1.8        2.0
Interest expense............................................     (14.4)      (4.6)      (4.0)
Other income (expense)......................................       0.6         --       (0.2)
                                                              --------   --------   --------
  Income (loss) from continuing operations before income
    tax.....................................................      40.4       (5.5)     (32.3)
Income tax..................................................      (1.8)        --         --
                                                              --------   --------   --------
  Income (loss) from continuing operations..................      38.6       (5.5)     (32.3)
Extraordinary items.........................................        --         --        7.4
                                                              --------   --------   --------
  Net income (loss).........................................  $   38.6   $   (5.5)  $  (24.9)
                                                              ========   ========   ========
Per common share -- basic:
  Net income (loss) from continuing operations..............  $   1.64   $  (0.24)  $  (1.43)
Extraordinary items.........................................        --         --       0.33
                                                              --------   --------   --------
  Net income (loss) available to common operations..........  $   1.64   $  (0.24)  $  (1.10)
Per common share -- diluted:
  Net income (loss) from continuing operations..............  $   1.59   $  (0.24)  $  (1.43)
  Extraordinary items.......................................        --         --       0.33
                                                              --------   --------   --------
  Net income (loss) available to common shareholders........  $   1.59   $  (0.24)  $  (1.10)
                                                              ========   ========   ========
Weighted average shares outstanding
  Basic.....................................................      23.5       22.5       22.5
  Diluted...................................................      24.3       22.5       22.5

                            See accompanying notes.

                          LONE STAR TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
ASSETS
  Current assets:
    Cash and cash equivalents...............................   $ 26.7     $ 22.2
    Short-term investments..................................      0.1        1.2
    Accounts receivable, net................................     95.1       56.1
    Current inventories, net................................    129.5       88.9
    Other current assets....................................      6.1        3.7
                                                               ------     ------
  Total current assets......................................    257.5      172.1
  Marketable securities.....................................     10.4       15.4
  Property, plant, and equipment, net.......................    180.6      149.5
  Goodwill, net.............................................     57.2         --
  Other noncurrent assets...................................      9.6       14.1
                                                               ------     ------
Total assets................................................   $515.3     $351.1
                                                               ======     ======
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Current installments on long-term debt..................   $  8.0     $  2.0
    Accounts payable........................................     55.1       57.0
    Accrued liabilities.....................................     28.6       26.2
                                                               ------     ------
  Total current liabilities.................................     91.7       85.2
                                                               ------     ------
  Term loan.................................................     32.0        7.0
  Revolving credit facility.................................     96.2       21.0
  Postretirement benefit obligations........................     24.5       26.1
  Other noncurrent liabilities..............................     15.1       15.9
                                                               ------     ------
Total liabilities...........................................    259.5      155.2
                                                               ------     ------
Commitments and Contingencies (See Note I)..................       --         --
Shareholders' equity:
  Preferred stock, $1 par value (authorized: 10,000,000
    shares, issued: none)...................................       --         --
  Common stock, $1 par value (authorized: 80,000,000 shares,
    issued: 23,822,101, and 23,061,864, respectively).......     23.8       23.1
  Capital surplus...........................................    221.5      206.6
  Accumulated other comprehensive loss......................     (3.6)      (1.4)
  Accumulated income (deficit)..............................     17.6      (21.0)
  Treasury stock at cost (168,322 and 462,991 common shares,
    respectively)...........................................     (3.5)     (11.4)
                                                               ------     ------
Total shareholders' equity..................................    255.8      195.9
                                                               ------     ------
Total liabilities and shareholders' equity..................   $515.3     $351.1
                                                               ======     ======

                            See accompanying notes.

                          LONE STAR TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN MILLIONS)

                                                                        ACCUMULATED
                                                                           OTHER         ACCUMULATED
                                    COMMON     CAPITAL    TREASURY     COMPREHENSIVE       INCOME
                                     STOCK     SURPLUS      STOCK      INCOME (LOSS)      (DEFICIT)      TOTAL
                                   ---------   --------   ---------   ---------------   -------------   --------
Balance, December 31, 1997.......    $23.1      209.9       (15.0)          (9.7)             9.4        $217.7
Net loss.........................       --         --          --             --            (24.9)        (24.9)
Other comprehensive loss:
  Minimum pension liability
    adjustment...................       --         --          --           (3.1)              --          (3.1)
                                                                                                         ------
    Comprehensive loss...........                                                                         (28.0)
Treasury stock purchases.........       --         --        (1.9)            --               --          (1.9)
Employee benefit plan stock
  issuance.......................       --       (1.3)        2.6             --               --           1.3
                                     -----      -----       -----          -----            -----        ------
Balance, December 31, 1998.......    $23.1      208.6       (14.3)         (12.8)           (15.5)       $189.1
Net loss.........................       --         --          --             --             (5.5)         (5.5)
Other comprehensive income:
  Minimum pension liability
    adjustment...................       --         --          --           11.4               --          11.4
                                                                                                         ------
    Comprehensive income.........                                                                           5.9
Employee benefit plan stock
  issuance.......................       --       (2.0)        2.9             --               --           0.9
                                     -----      -----       -----          -----            -----        ------
Balance, December 31, 1999.......    $23.1      206.6       (11.4)          (1.4)           (21.0)       $195.9
Net income.......................       --         --          --             --             38.6          38.6
Other comprehensive loss:
  Minimum pension liability
    adjustment...................       --         --          --           (2.2)              --          (2.2)
                                                                                                         ------
    Comprehensive income.........                                                                          36.4
Stock issuance for acquisition...      0.7       19.3          --             --               --          20.0
Employee benefit plan stock
  issuance.......................       --       (4.4)        7.9             --               --           3.5
                                     -----      -----       -----          -----            -----        ------
Balance, December 31, 2000.......    $23.8      221.5        (3.5)          (3.6)            17.6        $255.8
                                     =====      =====       =====          =====            =====        ======

                            See accompanying notes.

                          LONE STAR TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Beginning cash and cash equivalents.........................  $  22.2    $  20.9    $  14.2
                                                              =======    =======    =======
Cash flows from operating activities:
  Net income (loss).........................................     38.6       (5.5)     (24.9)
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Depreciation and amortization.............................     21.4       16.7       15.8
  Extraordinary item -- UMWA liability......................       --         --       (7.4)
  Non-cash charge for stock compensation....................      0.5         --         --
  Special charges -- non-cash write-down of assets..........       --         --        8.1
  Changes in current assets and liabilities, net of effects
    from acquisitions:
    Accounts receivable, net................................    (23.5)     (19.8)      43.8
    Current inventories, net................................    (29.9)        --       13.2
    Accounts payable and accrued liabilities................    (10.0)      41.8      (39.9)
  Other.....................................................     (5.7)      (5.1)      (0.1)
                                                              -------    -------    -------
      Net cash provided (used) by operating activities......     (8.6)      28.1        8.6
Cash flows from investing activities:
  Capital expenditures......................................    (23.3)      (7.2)     (17.6)
  Sale of short-term investments............................      1.1        1.9        3.2
  Sale (purchase of) marketable securities..................      5.0       (6.4)      10.0
  Proceeds from sale of property............................      0.8         --        0.1
  Cash paid for acquisitions, net of cash received..........    (80.2)        --         --
                                                              -------    -------    -------
      Net cash used in investing activities.................    (96.6)     (11.7)      (4.3)
Cash flows from financing activities:
  Initial borrowings under new revolving credit facility....      6.8       34.5         --
  Net borrowings (payments) under revolving credit
    facility................................................     68.4      (13.5)       3.0
  Net payments under old revolving credit facility..........       --      (46.0)        --
  Issuance of term note.....................................     39.0       10.0         --
  Principal payments on term note...........................     (8.0)      (1.0)        --
  Treasury stock purchases..................................       --         --       (1.9)
  Issuance of common stock..................................      3.5        0.9        1.3
                                                              -------    -------    -------
      Net cash provided (used) by financing activities......    109.7      (15.1)       2.4
                                                              -------    -------    -------
        Net increase in cash and cash equivalents...........      4.5        1.3        6.7
                                                              -------    -------    -------
        Ending cash and cash equivalents....................  $  26.7    $  22.2    $  20.9
                                                              =======    =======    =======
Supplemental disclosure of noncash transaction:
  Issuance of common stock for acquisition of Fintube.......  $  20.0    $    --    $    --
Supplemental cash flow disclosure:
  Interest paid.............................................  $  14.8    $   6.7    $   5.4
  Income taxes paid.........................................  $   1.3    $    --    $   0.3

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Lone Star Technologies, Inc. (Lone Star) is a management and holding company with three principal operating subsidiaries, Lone Star Steel Company (Steel), Fintube Technologies, Inc. (Fintube), acquired on January 3, 2000, and Bellville Tube Corporation (Bellville), acquired April 1, 2000. Steel manufactures and globally markets oilfield products to the oil and gas drilling industry, specialty tubing products to automotive, fluid power, and other markets for various mechanical applications, and flat rolled steel and other tubular products to domestic industrial markets. Fintube manufactures specialty finned tubular products used in a variety of heat recovery applications including combined-cycle electrical power generation. Bellville manufactures oilfield tubular products. Flat rolled steel and other tubular products and services are manufactured and provided to general industrial markets.

    Lone Star's consolidated revenues are not seasonal. However, demand for oilfield products is subject to significant fluctuations due to the volatility of oil and gas prices and domestic drilling activity as well as other factors including competition from imports.

    Lone Star was incorporated in Delaware in 1986 and became the holding company of Steel, pursuant to Steel's merger with a wholly owned subsidiary of Lone Star.

ACCOUNTING POLICIES -- NOTE A

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Lone Star and its subsidiaries. Intercompany transactions are eliminated in consolidation.

    CASH, INVESTMENTS, AND MARKETABLE SECURITIES. Lone Star's cash and cash equivalents include commercial bank accounts and highly liquid investments in a fund consisting of U. S. government and related agencies obligations with original maturities of less than three months. Short-term investments consist of
U. S. government and related agencies debt obligations with maturities at purchase greater than three months and up to one year. Marketable securities consist of U. S. government and related agencies debt obligations with maturities at purchase greater than one year and up to two years. Lone Star's total cash equivalents, short-term investments and marketable securities, the weighted average maturity of which is less than one year, are classified as held-to-maturity because Lone Star has the intent and ability to hold them to maturity. At December 31, 2000, Lone Star's cash and cash equivalents, short-term investments, and marketable securities, which had a carrying amount that approximated market value, consisted of $37.2 million in U. S. government and related agencies obligations at amortized cost.

    Inventories are stated at the lower of cost (principally last-in, first-out "LIFO") or market value and include raw materials, labor, and overhead.

    Property, plant, and equipment are stated at cost. Depreciation is provided on either a straight-line method or an accelerated basis over the estimated useful lives (5-10 years) of depreciable assets. Long-lived assets including property, plant, and equipment are periodically evaluated to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded.

    INCOME TAXES. Lone Star files a consolidated federal income tax return. Lone Star utilizes an asset and liability approach for financial accounting and income tax reporting. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards and are adjusted whenever tax rates or other provisions of income tax statutes change.

    Goodwill and other intangibles were recorded in conjunction with the purchases of Fintube in 2000, Bellville in 2000 and the minority interest in Steel in 1997 by Lone Star. Goodwill and other intangible amortization is provided using the straight-line method over the periods as follows (in millions):

                                     FINTUBE               BELLVILLE                STEEL
                               --------------------   --------------------   --------------------
                                PERIOD     AMOUNTS     PERIOD     AMOUNTS     PERIOD     AMOUNTS
                               --------   ---------   --------   ---------   --------   ---------
Goodwill.....................  30 years     $46.4     30 years     $7.1      20 years     $3.7
Loan origination fees........   6 years     $ 0.5           --       --            --       --
Non-compete agreements.......   6 years     $ 0.5           --       --            --       --
License agreements...........   5 years     $ 0.4           --       --            --       --
Other........................   5 years     $ 0.4           --       --            --       --

    Impairment of goodwill and other intangibles is assessed at each balance sheet date based on a review of the acquired operations as to income, growth of income in relation to the expected growth of income when acquired, if the operations are considered for sale, and estimated realizable value. Valuation reserves are provided if the carrying value of acquired goodwill and other intangibles is determined to be permanently impaired.

    USE OF ESTIMATES. Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Significant estimates have been made for warranty, bad debts, environmental obligations as well as the fair value of assets acquired and liabilities assumed through the Fintube and Bellville acquisitions.

    RECLASSIFICATIONS. In accordance with EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," Steel changed its accounting policy for freight. The new pronouncement requires freight charges billed to customers to be classified in sales and shipping costs incurred to be classified in cost of sales. Steel previously reported such amounts as a reduction of net sales. Accordingly, reclassifications were made for 1999 and 1998 to increase net sales and costs of sales by $8.6 million and $10.0 million, respectively, with no effect to reported gross profit for either year. Certain other 1999 and 1998 amounts have been reclassified to conform with the current presentation.

    BUSINESS COMBINATION ACCOUNTING. The Fintube and Bellville acquisitions have been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair values at the date of the acquisition. The excess purchase price over the fair value of the tangible and intangible net assets acquired, has been recorded as goodwill and is being amortized on a straight-line basis.

CURRENT OPERATING ENVIRONMENT AND BUSINESS SEGMENTS -- NOTE B

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                     ($ IN MILLIONS)
Oilfield products
Net revenues................................................   $362.0     $187.3     $258.1
Noncash portion of special charges..........................       --         --        4.5
Operating income (loss).....................................     35.2       (5.8)     (17.2)
Identifiable assets.........................................    238.1      158.8      170.8
Capital expenditures........................................     10.0        3.6        9.3
Depreciation and amortization...............................     10.8        9.1        8.9

Specialty tubing
Net revenues................................................   $220.9     $126.6     $130.3
Noncash portion of special charges..........................       --         --        3.1
Operating income (loss).....................................     22.0       10.6       (4.6)
Identifiable assets.........................................    216.6      127.4      110.9
Capital expenditures........................................     11.6        3.6        8.1
Depreciation and amortization...............................      9.6        6.6        6.0

Flat rolled steel and other products
Net revenues................................................   $ 62.4     $ 48.1     $ 54.0
Noncash portion of special charges..........................       --         --        0.5
Operating loss..............................................     (1.1)      (4.5)      (4.9)
Identifiable assets.........................................     21.2       20.9       16.3
Capital expenditures........................................      1.7         --        0.2
Depreciation and amortization...............................      1.0        1.0        0.9

Corporate and other non-segments
Net revenues................................................   $   --     $   --     $   --
Operating loss..............................................     (3.9)      (3.0)      (3.4)
Identifiable assets.........................................     39.4       44.0       37.8

Consolidated totals
Net revenues................................................   $645.3     $362.0     $442.4
Operating income (loss).....................................     52.2       (2.7)     (30.1)
Total assets................................................    515.3      351.1      335.8
Capital expenditures........................................     23.3        7.2       17.6
Depreciation and amortization...............................     21.4       16.7       15.8

    Oilfield products are comprised of casing, tubing, and line pipe, that are manufactured and marketed globally to the oil and gas drilling industry. Specialty tubing products consist of (1) precision mechanical tubing and as-welded tubing that are manufactured and marketed globally to automotive, fluid power, and other markets for various mechanical applications and
(2) specialty finned tubular products used in a variety of heat recovery applications. Flat rolled steel and other tubular products and services are manufactured and provided to general industrial markets.

    Sales of oilfield products are greatly affected by the level of domestic oil and gas drilling, which in turn is primarily dependent on oil and natural gas prices. Because of the volatility of oil and gas prices and drilling activity as well as other factors, such as competition from foreign imports, demand for these steel products can be subject to significant fluctuations.

    The specialty precision mechanical tubing, flat rolled, and other tubular product markets are more diversified than oilfield markets, with sales to these two segments traditionally following general domestic economic conditions. The principal market is domestic, although sales are made into international markets. The majority of sales occur through networks of sales distributors, although some sales are made directly to end-users. Tubular products produced by other manufacturers are also marketed.

    Our participation in the flat rolled steel commodity market provides flexibility in sourcing lower cost steel for our tubular products and to some extent involves our excess capacity for flat rolled steel as related to the manufacture of its oilfield and specialty tubing products and certain cost considerations associated with our total manufacturing operations. Our flat rolled steel commodity market is generally concentrated in the southwestern region of the United States. Flat rolled steel is sold in highly competitive markets, with price, quality, and availability primarily determining customer purchase decisions.

    Sales to the largest oilfield products customer were $45.7 million or approximately 7% of net revenues in 2000, $28.1 million or 8% in 1999, and $29.9 million or 7% in 1998. Sales to another significant customer of flat rolled steel and other tubular products were $48.3 million or 7%, $36.4 million or 10%, and $43.3 million or 10% of net revenues for 2000, 1999, and 1998 respectively. Direct foreign revenues as a percent of total oilfield revenues were approximately 1% of the total in 2000.

    We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located in East Texas. Raw materials and supplies, principally steel slabs and steel coils used in the manufacture of these products have historically been readily available from various competitive sources. The manufacture of these products uses several common facilities and shares administrative support. Accordingly, the segment information contains certain costs and assets which are allocated and may not reflect each line of business as if it were operated separately.

    We also have operations in Oklahoma, Mexico, and Canada. Primary operations include the application of fins and studs to tubes, specialty finned tubular products for heat recovery applications, and the manufacturing of heat economizers and retromizers. One of the principal heat recovery applications is combined-cycle electrical power generation. As such, demand for these products depends upon the level of construction of new combined-cycle power plants. Domestic manufacturing operations are internally supported by a steel coil slitting division and a tube mill. Principal markets are throughout the U.S., Asia, and South America.

    The corporate segment is responsible for financial operations including investing and managing financial assets, financing of product purchases, shareholder relations, and assessing and evaluating strategic alternatives.

    Of our total active employees, 56% is represented by five collective bargaining agreements. The majority of union workers is represented by the United Steelworkers of America under a contract signed in May 1996, which expires on May 31, 2001. Two other agreements covering approximately 129 warehouse and plant security workers as of December 31, 2000, expire in

July 2003 and September 2003, respectively. The remaining two agreements covered a total of 42 employees in Canada and Mexico as of December 31, 2000.

    For the year ended December 31, 2000, Lone Star had net sales of $645.3 million and operating income of $52.2 million. This compares to net sales of $362.0 million and an operating loss of $2.7 million for 1999. The most significant reason for the increase in revenue was the inclusion of full year Fintube revenues and the increase in demand for oilfield products. Higher oilfield products revenues were driven by a 47% increase in the average number of domestic rigs drilling for oil and natural gas during 2000 as a result of expectations for high oil and gas prices. Drilling activity increased steadily during 2000 as oil and gas prices rose with 1,114 rigs active at year end 2000 compared to 771 at the end of 1999. The levels of oil and gas prices and related drilling activities are subject to many factors. As a result, the market can be subject to volatile economic swings. Therefore, no assurance can be given regarding the extent of future demand for our OCTG products, or that profitability can be achieved during periods of depressed demand.

    Principal sources of funds include cash generated by operations, borrowings under our revolving credit facilities (Note E) and from Lone Star. Steel and Fintube believe that borrowing capacity under the respective revolving credit agreements will provide the liquidity necessary to fund cash requirements during 2001.

    Lone Star is reimbursed by Steel, Fintube and Bellville for most of its operating costs. Under Steel's and Fintube's revolving credit agreements, Lone Star's operating costs and Steel's and Fintube's portions of Lone Star's consolidated taxes are the only funds that can be distributed to Lone Star.

    Lone Star believes that reimbursements by Steel, Fintube, and Bellville for most of its operating costs and funds generated by cash and investments will be adequate to fund its cash requirements during 2001.

ADDITIONAL BALANCE SHEET INFORMATION -- NOTE C

                                                                2000       1999
                                                              --------   --------
                                                                ($ IN MILLIONS)
Inventories
  Finished goods............................................  $  30.8    $  24.5
  Work in process...........................................     51.0       36.4
  Raw materials.............................................     52.3       30.4
  Materials, supplies, and other............................     25.5       25.4
                                                              -------    -------
    Total inventories before LIFO valuation reserve.........    159.6      116.7
Reserve to reduce inventories to LIFO value.................    (24.1)     (20.8)
                                                              -------    -------
    Total inventories.......................................    135.5       95.9
Amount included in other noncurrent assets..................     (6.0)      (7.0)
                                                              -------    -------
    Net current inventories.................................  $ 129.5    $  88.9
                                                              =======    =======
Property, plant, and equipment
  Land and land improvements................................  $  13.1    $  12.0
  Buildings, structures, and improvements...................     19.2        6.0
  Machinery and equipment...................................    333.3      305.2
  Construction in progress..................................     13.0        6.3
                                                              -------    -------
    Total property, plant, and equipment....................    378.6      329.5
  Less accumulated depreciation and amortization............   (198.0)    (180.0)
                                                              -------    -------
    Property, plant, and equipment, net.....................  $ 180.6    $ 149.5
                                                              =======    =======
Other noncurrent assets
Inventory (supplies and spare parts)........................  $   6.0    $   7.0
Other.......................................................      3.6        7.1
                                                              -------    -------
    Total other noncurrent assets...........................  $   9.6    $  14.1
                                                              =======    =======
Accrued liabilities
  Accrued compensation......................................  $  10.4    $   7.4
  Property taxes............................................      3.7        4.3
  Warranty reserves.........................................      2.0        2.5
  Environmental reserves....................................      1.0        0.5
  Pension obligations.......................................       --        4.9
  Other.....................................................     11.5        6.6
                                                              -------    -------
    Total accrued liabilities...............................  $  28.6    $  26.2
                                                              =======    =======
Other noncurrent liabilities
Environmental reserves......................................  $   9.8    $  10.7
Other.......................................................      5.3        5.2
                                                              -------    -------
    Total other noncurrent liabilities......................  $  15.1    $  15.9
                                                              =======    =======

    Accounts receivable is stated net of allowance for doubtful accounts of $2.0 million at December 31, 2000 and $1.3 million at December 31, 1999. Approximately $141.9 and $108.2 million of total inventories before LIFO valuation reserves were accounted for on the LIFO basis at December 31, 2000 and 1999, respectively. During 2000, Steel increased inventories which resulted in an additional LIFO layer. During 1999, Steel experienced a reduction of inventories which resulted in the depletion of previous inventory LIFO layers, the financial effect of which was not significant to net reported results of operations. Non-LIFO inventories are stated at the lower of average cost or market. The total inventories before LIFO valuation reserves approximates replacement cost of the inventories.

CHANGE IN COMMON SHARES OUTSTANDING -- NOTE D

                                                                      TREASURY
                                                           ISSUED       STOCK     OUTSTANDING
                                                         ----------   ---------   ------------
Balance, December 31, 1998.............................  23,061,864   (566,116)    22,495,748
  Employee benefit plans...............................          --    103,125        103,125

Balance, December 31, 1999.............................  23,061,864   (462,991)    22,598,873
  Issuance for Fintube Acquisition.....................     760,237         --        760,237
  Employee benefit plans...............................          --    294,669        294,669
                                                         ----------   --------     ----------
Balance, December 31, 2000.............................  23,822,101   (168,322)    23,653,779
                                                         ==========   ========     ==========

DEBT -- NOTE E

    Aggregate maturities of debt are as follows: 2001, $8.0 million; 2002, $94.5 million; 2003, $9.0 million; 2004, $8.0 million; and 2005, $16.7 million.

    At the beginning of 2000, Steel's credit facilities consisted of a $90.0 million revolving line of credit and a three year $10.0 million term loan. In October of 2000, the revolving line of credit was increased to $120.0 million which matures in 2002. Under this revolving credit facility, Steel can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At December 31, 2000, borrowings totaled $93.5 million including $7.0 million on the term loan with a remaining availability of $33.5 million. At Steel's option, the interest rate is the prime lending rate plus 1.0% or the LIBOR plus 3.0%. Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The term loan is repayable in quarterly installments of $0.5 million, plus interest at the prime lending rate plus 1.5% or the LIBOR plus 3.5%. Steel's assets other than real estate secure these loans.

    The loan agreements contain various restrictive covenants which requires, among other things, that Steel meets specified quarterly financial ratios, including cash flow and net worth measurements, which Steel anticipates achieving. Steel's ability to incur additional indebtedness is also restricted under the agreements. In addition, Steel's ability to pay cash dividends is prohibited by the agreement. Steel was in compliance with the covenants at December 31, 2000. At December 31, 2000, Lone Star's equity in the net assets of Steel was $153.6 million.

    On January 3, 2000, the acquisition date, Fintube entered into a senior credit facility providing a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. Under the revolving line of credit, Fintube can borrow an amount based on a percentage of eligible accounts receivable and eligible inventory, reduced by outstanding letters of credit. At December 31, 2000, the line of credit included a base revolver, a LIBOR revolver, and a base swingline note. The maximum amount Fintube may borrow under the agreement is

$20.0 million. Interest is paid quarterly at prime plus 0.5% under the base revolver and base swingline note and at LIBOR plus 2% under the LIBOR revolver (10% and 8.5%, respectively, at December 31, 2000). The line of credit expires in December 2005, is secured by all assets of Fintube and is guaranteed by Lone Star and Fintube Canada, Inc. As of December 31, 2000, borrowings by Fintube on the revolving line of credit totaled approximately $9.7 million, with a remaining availability, based on eligible accounts receivable and inventory on such date, of approximately $8.8 million. The term loan is payable in quarterly installments of $1.5 million through 2002 and $1.75 million from 2003-2005, and had a balance remaining at December 31, 2000 of $33.0 million. The term loan bears interest at LIBOR plus 2% (8.5% at December 31, 2000) and matures in December 2005. It is secured by all assets of Fintube and is guaranteed by Lone Star and Fintube Canada, Inc.

    The term note requires, among other things, that Fintube maintain a minimum net worth, a minimum leverage ratio, a minimum fixed charge coverage ratio, and a capital expenditures limit. At December 31, 2000, Fintube was either in compliance with the covenants or had obtained the necessary covenant waivers.

    Steel engages in slab consignment and sales agreements with third parties. Under these agreements, Steel arranges for third parties to purchase slabs from vendors that manufacture the slabs and the third party consigns the slab inventory to Steel. Steel is then required to repurchase the slab inventory based on usage within specified time periods. These inventory financing transactions have been accounted for as product financing arrangements. Inventory financed under these arrangements has been recorded as inventory by Steel. At December 31, 2000, there was $9.3 million included in accounts payable under these financing arrangements.

    Interest expense incurred in 2000, 1999 and 1998 was $14.4 million, $4.6 million and $4.0 million, respectively.

    On May 29, 2001, the Company completed an offering of $150.0 million in senior subordinated notes to qualified institutional buyers. The notes are fully and unconditionally guaranteed by each of the current and future domestic restricted subsidiaries of LST. The notes are not guaranteed by the foreign subsidiaries of LST. The following condensed consolidating financial statements of LST and its subsidiaries are presented for the periods in which non-guarantors of these notes were part of the consolidated financial statements. The information for LST is presented in the "LST Parent Company" column. The information for all of the subsidiaries of LST is presented in the "Subsidiaries" column. The non-guarantors are insignificant to the overall financial statements and are therefore included in the "Subsidiaries" column.

                          LONE STAR TECHNOLOGIES, INC.
                          CONSOLIDATING BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31, 2000
                                           --------------------------------------------------------
                                              LST
                                             PARENT                                        LST
                                            COMPANY     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ----------   ------------   ------------   -------------
Assets:
Current Assets
  Cash and cash equivalents..............    $ 25.3        $  1.5        $    --         $ 26.8
  Accounts Receivable, net...............       0.6          95.5           (1.0)          95.1
  Current Inventories, net...............        --         129.5             --          129.5
  Other Current Assets...................       0.8           5.3             --            6.1
                                             ------        ------        -------         ------
Total Current Assets.....................      26.7         231.8           (1.0)         257.5
Marketable Securities....................      10.4            --             --           10.4
Investment in subsidiary.................     219.1            --         (219.1)            --
Property, Plant and Equipment............        --         180.6             --          180.6
Goodwill.................................        --          57.2             --           57.2
Other noncurrent assets..................       3.8           5.8             --            9.6
                                             ------        ------        -------         ------
Total Assets.............................    $260.0        $475.4        $(220.1)        $515.3
                                             ======        ======        =======         ======
Liabilities:
Current Liabilities
  Current Installments on Loan...........    $   --        $  8.0        $    --         $  8.0
  Accounts Payable.......................        --          56.1           (1.0)          55.1
  Accrued Liabilities....................       1.1          27.5             --           28.6
                                             ------        ------        -------         ------
Total Current Liabilities................       1.1          91.6           (1.0)          91.7
Long Term Liabilities:
Term Loan................................        --          32.0             --           32.0
Revolving credit facility................        --          96.2             --           96.2
Post-retirement benefit obligations......        --          24.5             --           24.5
Other noncurrent liabilities.............       3.1          12.0             --           15.1
                                             ------        ------                        ------
Total Long Term Liabilities..............       3.1         164.7             --          167.8
Total shareholders' equity...............     255.8         219.1         (219.1)         255.8
                                             ------        ------        -------         ------
Total Liabilities & Equity...............    $260.0        $475.4        $(220.1)        $515.3
                                             ======        ======        =======         ======

                          LONE STAR TECHNOLOGIES, INC.
                         CONSOLIDATING INCOME STATEMENT
                             (DOLLARS IN MILLIONS)

                                              FOR THE YEAR ENDED DECEMBER 31, 2000
                                     ------------------------------------------------------
                                        LST
                                      PARENT                                       LST
                                      COMPANY    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     ---------   ------------   ------------   ------------
Net Revenues.......................    $  --       $ 655.0         $ (9.7)       $ 645.3
Cost of Goods Sold.................       --        (569.1)           9.7         (559.4)
                                       -----       -------         ------        -------
Gross Profit.......................       --          85.9             --           85.9
Selling, General and Administrative
  expenses.........................      0.8         (34.5)            --          (33.7)
Equity in subsidiaries' income.....     35.5            --          (35.5)            --
                                       -----       -------         ------        -------
Operating Income...................     36.3          51.4          (35.5)          52.2
Interest Expense, Net..............      1.9         (14.4)           0.1          (12.4)
Other..............................      0.4           0.3           (0.1)           0.6
Income Tax.........................       --          (1.8)            --           (1.8)
                                       -----       -------         ------        -------
Net Income.........................    $38.6       $  35.5         $(35.5)       $  38.6
                                       =====       =======         ======        =======

                          LONE STAR TECHNOLOGIES, INC.
                       CONSOLIDATING CASH FLOW STATEMENT
                             (DOLLARS IN MILLIONS)

                                                              FOR THE YEAR ENDED DECEMBER 31, 2000
                                                     ------------------------------------------------------
                                                        LST
                                                      PARENT                                       LST
                                                      COMPANY    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ---------   ------------   ------------   ------------
CASH FROM OPERATING ACTIVITIES:
  Net Income.......................................   $ 38.6        $ 35.5         $(35.5)        $ 38.6
  Undistributed equity in subsidiaries' income.....    (35.5)           --           35.5             --
  Other............................................      1.2         (48.3)            --          (47.1)
                                                      ------        ------         ------         ------
    Net cash used by operating activities..........      4.3         (12.8)            --           (8.5)
NET CASH FLOWS FROM INVESTING ACTIVITIES:..........    (27.8)        (68.8)            --          (96.6)
NET CASH FLOWS FROM FINANCING ACTIVITIES:..........     30.7          79.0             --          109.7
                                                      ------        ------         ------
      Net change in cash...........................      7.2          (2.6)            --            4.6
Net cash beginning balance.........................     18.1           4.1             --           22.2
                                                      ------        ------         ------         ------
Net cash ending cash...............................   $ 25.3        $  1.5         $   --         $ 26.8
                                                      ======        ======         ======         ======

NET EARNINGS PER SHARE -- NOTE F

    Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock. The numbers of shares used to compute basic earnings per share in 2000, 1999, and 1998 were 23.5 million,
22.5 million, and 22.5 million, respectively. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and other dilutive securities. Dilutive securities (stock options) equivalent to 0.8 million shares of common stock were outstanding at December 31, 2000. Lone Star had losses in 1999 and 1998 and the effect of including dilutive securities in earnings per share would have been anti-dilutive. The numbers of shares used to compute diluted earnings per share in 2000, 1999, and 1998, were 24.3 million, 22.5 million, and 22.5 million, respectively.

INCOME TAXES -- NOTE G

    There was current income tax expense of $1.8 million for 2000, which included $0.8 million for federal alternative minimum tax and $1.0 million for state and foreign income taxes, and none for 1999 and 1998. There was no deferred income tax expense or benefit for 2000, 1999, or 1998. A reconciliation of the U.S. Federal statutory rate to actual income tax expense is as follows:

                                                                2000          1999          1998
                                                              --------      --------      --------
                                                                        ($ IN MILLIONS)
Income (loss) from continuing operations before income
  tax.......................................................   $ 40.4        $(5.5)        $(32.3)
Statutory federal income tax rate...........................       35%          35%            35%
                                                               ======        =====         ======
Income tax (benefit) expense at statutory rate..............     14.1         (1.9)         (11.3)
Net operating loss, benefit not recognized (recognized).....    (13.3)         1.9           11.3
                                                               ------        -----         ------
Federal alternative minimum tax.............................      0.8           --             --
State and foreign income taxes..............................      1.0           --             --
                                                               ------        -----         ------
    Total income tax expense................................   $  1.8        $  --         $   --
                                                               ======        =====         ======

    The following table discloses the components of the deferred tax amounts at December 31, 2000 and 1999:

                                                                2000       1999
                                                              --------   --------
                                                                ($ IN MILLIONS)
Deferred tax assets -- temporary differences
  Postretirement benefit accruals...........................   $  8.3     $ 10.3
  Environmental reserves....................................      3.7        3.9
  Other expense accruals and reserves.......................      6.6        5.9
  Inventories...............................................      5.2        5.3
  Other.....................................................      0.5        0.4
                                                               ------     ------
    Total deferred tax assets -- temporary differences......     24.3       25.8
    Net operating loss carryforwards........................     85.6       91.8
    Alternative minimum tax credit carryforward.............      1.8        1.0
                                                               ------     ------
    Total deferred tax assets...............................    111.7      118.6
Deferred tax liability -- temporary difference for basis in
  and depreciation of property, plant, and equipment........    (37.2)     (34.9)
                                                               ------     ------
    Net deferred tax assets.................................     74.5       83.7
    Less valuation allowance................................    (74.5)     (83.7)
                                                               ------     ------
    Net deferred tax amount.................................   $   --     $   --
                                                               ======     ======

    At December 31, 2000, Lone Star had federal tax net operating loss carryforwards (NOL's) of approximately $244.7 million, a portion of which may be related to American Federal Bank, a former subsidiary of Lone Star and subject to an agreement with the Federal Deposit Insurance Corporation (FDIC) whereby Lone Star may be required to pay the FDIC for certain tax benefits. The NOL's are available for utilization by Lone Star, Steel, Fintube, Bellville and the other subsidiaries. If not utilized, the NOL's will expire between years 2003 and 2019, and their future availability may be limited if Lone Star or a member of the consolidated group experiences an ownership change of more than 50 percentage points, as defined by IRS regulations. Lone Star's common stock is publicly traded, and management cannot assure that future trading will not result in an ownership change, as defined by IRS regulations, which would limit availability of the NOL's. Due to these uncertainties regarding possible utilization of NOL's and the sensitivity of earnings to the level of domestic drilling activity, valuation allowances were recorded to fully reserve the computed net deferred tax assets.

EMPLOYEE BENEFIT PLANS -- NOTE H

    DEFINED CONTRIBUTION PLANS. Defined contribution plans are available to substantially all full-time employees under which participants can make voluntary pretax contributions. For nonbargaining unit employees, matching contributions are provided within specified limits. Steel makes contributions at rates specified under collective bargaining agreements for its bargaining unit employees. Contributions totaled $2.7 million, $1.2 million, and $1.3 million for the years ended December 31, 2000, 1999, and 1998, respectively.

    NONQUALIFIED DEFERRED COMPENSATION PLAN. Beginning in 2000, Lone Star offered a nonqualified compensation plan to a select group of management and highly compensated employees of Lone Star and its participating affiliates that provides eligible employees the opportunity to defer a specified percentage of their cash compensation. Participants may elect to defer up to 25% of total compensation and Lone Star will match 50% of the amount deferred by each employee. The total liability was $0.1 million at December 31, 2000.

    EMPLOYEE STOCK PURCHASE PLAN. During 2000, Lone Star adopted an employee stock purchase plan for all eligible employees. Eligible employees include all regular full-time employees of Lone Star and its subsidiaries, who have been employed for at least 12 months. Eligible employees may defer up to 5% of their compensation for each quarter for the purchase of Lone Star common stock. Shares are purchased at the end of each quarter at a price equal to the lower of: (a) 90% of the market price of Lone Star's common stock on the first day of the quarter, or (b) 90% of the market price of Lone Star's common stock on the last day of the quarter. The maximum number of Lone Star shares that may be purchased for all participants under the plan is 200,000 shares.

    STOCK OPTION PLAN. Lone Star has a long-term incentive plan which provides for the issuance of up to 2,700,000 shares of common stock to key employees and outside directors through the granting of incentive (the right to grant further incentive options expired in 1995) and nonqualified stock options, stock appreciation rights, restricted stock grants, and performance unit grants. The option price is the average of the high and low market price on the date of the grant. Options are generally exercisable for ten years with one-fourth of the shares becoming exercisable on the one-year anniversary of the grant date and an additional one-fourth becoming exercisable on the same anniversary date over the next three years. If the optionee's employment is terminated under certain circumstances after a change of control of Lone Star occurs before an option's fourth anniversary, the option may be exercised in full earlier. Also, accelerated vesting of options can occur upon death or retirement from employment of an option holder. Following is a summary of stock option activity during 2000, 1999, and 1998:

                                                                                                  WEIGHTED
                                                                         PRICE                     AVERAGE
                                     SHARES UNDER OPTION               RANGE ($)              EXERCISE PRICE($)
                                    ----------------------   ------------------------------   -----------------
Outstanding, December 31, 1997....          925,875            2.59        -        19.75           12.73
  Granted in 1998.................          257,500           22.56        -        31.28           24.68
  Exercised in 1998...............          (94,500)           3.06        -        19.75           13.41
  Cancelled in 1998...............          (27,000)           6.88        -        31.28           20.14
                                          ---------           -----                 -----           -----
Outstanding, December 31, 1998....        1,061,875            2.59        -        31.28           16.46
  Granted in 1999.................          424,375           13.00        -        16.75           13.57
  Exercised in 1999...............         (103,125)           3.06        -        19.75            8.80
  Cancelled in 1999...............          (75,000)          19.06        -        19.06           19.06
                                          ---------           -----                 -----           -----
Outstanding, December 31, 1999....        1,308,125            2.59        -        31.28           15.98
  Granted in 2000.................          650,000           27.19        -        50.06           33.79
  Exercised in 2000...............         (282,400)           2.59        -        31.28           12.49
  Cancelled in 2000...............          (22,000)          27.19        -        27.19           27.19
                                          ---------           -----                 -----           -----
Outstanding, December 31, 2000....        1,653,725            3.06        -        50.06           23.43

    The weighted average fair value per option granted in 2000, 1999, and 1998 was $17.45, $6.68, and $14.28, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2000, 1999, and 1998, respectively: risk-free interest rates of 6.69%, 5.37%, and 5.60%; volatility of 49.37%, 48.53% and 48.83%; and expected lives of five years for all option grants without payment of dividends. During 2000 Lone Star also issued restricted stock grants to certain employees with a value of $0.4 million. Lone Star accounts for this plan pursuant to APB Opinion No. 25, under which compensation cost has not been recognized. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of that expected in future years. Had compensation cost for this plan been determined consistent with SFAS No. 123, net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                2000       1999       1998
                                                              --------   --------   --------
Net income (loss) -- as reported (dollars in millions)        $  38.6    $  (5.5)   $ (24.9)
                -- pro forma (dollars in millions)..........  $  33.0    $  (8.1)   $ (27.0)

Basic earnings per share -- as reported.....................  $  1.64    $ (0.24)   $ (1.10)
                      -- pro forma..........................  $  1.40    $ (0.36)   $ (1.19)

Diluted earnings per share -- as reported...................  $  1.59    $ (0.24)   $ (1.10)
                        -- pro forma........................  $  1.36    $ (0.36)   $ (1.19)

    Lone Star granted options to employees of Fintube on the acquisition date, which vest only upon the achievement of certain operating performance criteria in 2000 and 2001. Fintube has recorded approximately $500,000 in compensation expense related to the options granted to the employees of Fintube in 2000 for which performance requirements have been met or expect to be met. Compensation expense for these options is re-measured each reporting date based on the market price of Lone Star's stock and continuing achievement of performance criteria.

    At December 31, 2000, 628,650 shares were available for grant and 548,069 shares were exercisable. The following table reflects the weighted average exercise price and weighted average contractual life of various exercise price ranges of the 1,653,725 options outstanding as of December 31, 2000:

                                                                                  OPTIONS
                                                   OPTIONS OUTSTANDING          EXERCISABLE
                                                 ------------------------   --------------------
                                                 WEIGHTED      WEIGHTED                WEIGHTED
                                                  AVERAGE      AVERAGE                  AVERAGE
                                                 EXERCISE    CONTRACTUAL               EXERCISE
EXERCISE PRICE RANGE                  SHARES       PRICE     LIFE (YRS.)     SHARES      PRICE
--------------------                 ---------   ---------   ------------   --------   ---------
$ 3.06 - $ 3.06....................     25,000    $ 3.06         1.3         25,000     $ 3.06
  6.00 -   8.81....................    143,350      7.87         3.8        143,350       7.87
 11.06 -  16.28....................    419,000     13.70         8.1        117,125      13.29
 16.75 -  22.56....................    279,375     20.01         6.6        186,094      20.02
 27.19 -  34.06....................    712,000     31.72         8.7         76,500      31.28
 50.06 -  50.06....................     75,000     50.06         9.4             --         --
                                     ---------    ------         ---        -------     ------
$ 3.06 - $50.06....................  1,653,725    $23.43         7.7        548,069     $16.20

    DEFINED BENEFIT PENSION AND HEALTH CARE PLANS. Steel has three defined benefit pension plans covering a substantial portion of its bargaining unit employees. Retirement benefits are based on years of service at progressively increasing flat-rate amounts. A special initial lump-sum pension payment equal to 13 weeks of vacation pay is also paid following retirement. Steel funds the minimum required contributions each year as required by applicable regulations.

    During 1996, the largest of the three pension plans was amended so that new employees do not participate in the defined benefit plan. During 1998, the other two plans were similarly amended. New employees are eligible to participate in one of the defined contribution retirement plans, as are substantially all other employees. The amendments also provided for increased benefits to newly retiring plan participants.

    Steel also sponsors an unfunded defined benefit postretirement health care plan for eligible bargaining unit employees and a limited number of other retirees eligible under special early retirement programs. These health care plan benefits are limited to eligible retirees and their spouses until age 65, at which time coverage terminates. Certain other postretirement benefits, primarily life insurance are also provided. The anticipated costs of these postretirement benefits are accrued over the employees' years of service.

    The measurement dates for determining the assets and obligations of these plans were November 30, 2000, 1999, and 1998. The following table sets forth the changes in the plans' benefit obligations, assets and funded status amounts recognized in the consolidated balance sheets at December 31, 2000, 1999, and 1998 (in millions):

                                                          PENSION BENEFITS                  OTHER BENEFITS
                                                   ------------------------------   ------------------------------
CHANGE IN BENEFIT OBLIGATION                         2000       1999       1998       2000       1999       1998
----------------------------                       --------   --------   --------   --------   --------   --------
Benefit obligation at beginning of year..........   $76.8       84.0        82.7     $12.6       13.9       12.3
  Service cost...................................     0.9        1.0         0.9       0.5        0.6        0.5
  Interest cost..................................     5.4        5.3         5.4       0.9        0.9        0.8
  Amendments.....................................      --         --         0.5        --         --         --
  Actuarial loss (gain)..........................    (1.6)      (7.0)        1.2      (1.8)      (2.1)       1.2
  Benefits paid..................................    (6.3)      (6.5)       (6.7)     (0.7)      (0.7)      (0.9)
                                                    -----      -----      ------     -----      -----      -----
Benefit obligation at end of year................   $75.2       76.8        84.0     $11.5       12.6       13.9
                                                    =====      =====      ======     =====      =====      =====
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year...   $58.6       54.3        53.2     $  --         --         --
  Actual return on plan assets                        1.4        8.7         2.8        --         --         --
  Employer contributions.........................    10.8        2.1         5.0       0.7        0.7        0.9
  Benefits paid..................................    (6.3)      (6.5)       (6.7)     (0.7)      (0.7)      (0.9)
                                                    -----      -----      ------     -----      -----      -----
Fair value of plan assets at end of year.........   $64.5       58.6        54.3        --         --         --
                                                    =====      =====      ======     =====      =====      =====
RECONCILIATION OF FUNDED STATUS
Unfunded status -- obligation in excess of
  assets.........................................   $10.7       18.2        29.7     $11.5       12.6       13.9
Unrecognized actuarial gain (loss)...............    (4.3)      (2.1)      (13.7)      3.5        1.8       (0.3)
Unrecognized net obligation at January 1, 1986...      --       (1.0)       (2.1)       --         --         --
Unrecognized prior service cost..................    (1.5)      (1.6)       (1.7)       --         --         --
                                                    -----      -----      ------     -----      -----      -----
  Net amount recognized..........................   $ 4.9       13.5        12.2     $15.0       14.4       13.6
                                                    =====      =====      ======     =====      =====      =====

                                                          PENSION BENEFITS                  OTHER BENEFITS
AMOUNTS RECOGNIZED IN CONSOLIDATED BALANCE         ------------------------------   ------------------------------
SHEETS                                               2000       1999       1998       2000       1999       1998
------------------------------------------         --------   --------   --------   --------   --------   --------
Postretirement benefit obligations -- current....   $  --        4.9          --     $ 0.8        0.9        1.0
Postretirement benefit obligations --
  noncurrent.....................................    10.2       12.6        28.9      14.2       13.5       12.6
Other noncurrent assets -- prepaid benefit
  cost...........................................    (0.7)        --          --        --         --         --
Other noncurrent assets -- intangible asset......    (1.0)      (2.6)       (3.9)       --         --         --
Accumulated other comprehensive loss.............    (3.6)      (1.4)      (12.8)       --         --         --
                                                    -----      -----      ------     -----      -----      -----
  Net amount recognized..........................   $ 4.9       13.5        12.2     $15.0       14.4       13.6
                                                    =====      =====      ======     =====      =====      =====

    In determining the benefit obligation, weighted average discount rates of 7.5%, 7.5% and 6.5% were used for 2000, 1999, and 1998, respectively. Other assumptions utilized for all three years included a 9.0% expected long-term rate of return on plan assets and a 4.0% annual increase in the compensation rate.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The annual rate of increase in the per capita costs of covered health care benefits is assumed to decrease gradually from 7.0% to an ultimate trend rate of 6.0% by the year 2005. Increasing the assumed medical cost trend rates by one percentage point in each year would have resulted in a $1.0 million increase in the benefit obligation as of December 31, 2000 and a $0.2 million increase in the aggregate of the service cost and interest cost components of net periodic benefit expense for 2000. A 1.0% decrease in the assumed trend rates would have resulted in a $0.9 million decrease in the benefit obligation and a $0.1 million decrease in expense.

    The pension plans' assets consist primarily of short-term money market investments, government and corporate obligations, real estate, and public market equity securities.

    Net periodic benefit expense for 2000, 1999, and 1998, included the following components:

                                                           PENSION BENEFITS                  OTHER BENEFITS
                                                    ------------------------------   ------------------------------
                                                      2000       1999       1998       2000       1999       1998
                                                    --------   --------   --------   --------   --------   --------
                                                                         (DOLLARS IN MILLIONS)
Service cost......................................   $ 0.9        1.0        0.9       $0.5        0.6       0.5
Interest cost.....................................     5.4        5.3        5.4        0.9        0.9       0.8
Expected return on plan asset.....................    (5.3)      (4.6)      (4.7)        --         --        --
Amortization of net obligation at January 1,
  1986............................................     1.0        1.0        1.0         --         --        --
Amortization of prior service cost................     0.2        0.2        0.1         --         --        --
Recognized net actuarial loss.....................      --        0.5        0.1         --         --        --
                                                     -----       ----       ----       ----       ----       ---
  Net periodic benefit expense....................   $ 2.2        3.4        2.8       $1.4       $1.5       1.3
                                                     =====       ====       ====       ====       ====       ===

    PROFIT SHARING PLANS. Lone Star and its subsidiaries have profit sharing plans for substantially all employees which provide for payment of a specified percentage of quarterly operating earnings. Steel makes certain minimum payments to bargaining unit employees. Total payments to employees were $3.6 million, $0.7 million, and $1.5 million for 2000, 1999, and 1998, respectively.

COMMITMENTS AND CONTINGENCIES -- NOTE I

    Various commitments for the purchase of raw materials, certain tubular goods, supplies, services, and energy arising in the ordinary course of business are incurred. The majority of these commitments are for a period of less than one year.

    Lone Star's operations are subject to numerous environmental laws. The three major areas of regulation are air quality, water quality, and solid and hazardous waste management. The primary governmental oversight agencies include the Texas Natural Resource Conservation Commission and the Environmental Protection Agency. Agreements are in place with these agencies to conduct numerous environmental studies and to develop plans to ensure continuous compliance with applicable laws and regulations. Various environmental studies, monitoring programs, and capital projects are ongoing. Estimated expenditures for certain remediation programs are included in accrued liabilities and other noncurrent liabilities as shown in Note C and are computed on a non-discounted basis. Included in other noncurrent liabilities are environmental reserves $9.8 million and $10.7 million at December 31, 2000 and 1999 respectively. Current reserves of $1.0 million and $0.5 million are included in accrued liabilities at December 31, 2000 and 1999, respectively. Lone Star believes that its environmental expenditures will continue to fall within its contemplated operating and capital plans.

    Equipment is leased under various operating leases. Rental expense totaled $3.8 million, $3.6 million, and $3.7 million in 2000, 1999, and 1998, respectively. Future minimum lease payments under noncancellable operating leases are as follows: 2001, $1.7 million; 2002, $1.5 million; 2003, $0.7 million; 2004, $0.7 million; 2005, $0.6 million; and thereafter, $0.7 million.

    Lone Star and its subsidiaries are parties to a number of lawsuits and controversies which are not discussed herein. Management of Lone Star and its operating companies, based upon their analysis of known facts and circumstances and reports from legal counsel, does not believe that any such matter will have a material adverse effect on the results of operations or financial condition of Lone Star and its subsidiaries, taken as a whole.

SPECIAL CHARGES (1998) -- NOTE J

    In response to 1998 market conditions, certain operations were restructured and downsized. Lower operating rates resulted in the need to reduce employment levels and initiate other actions. As a result, special charges of $14.5 million were recognized in the 1998 consolidated statement of operations, which included the following items in millions:

  Write-down of property, plant, and equipment and related
    supplies to fair value..................................  $ 8.1
  Renegotiated or cancelled contractual obligations.........    4.4
  Employee severance cost...................................    2.0
                                                              -----
        Total special charges...............................  $14.5
                                                              =====

    Certain facilities permanently reduced or eliminated their operations, relying instead on alternative production or procurement methods. This included a reduction in the production level of the electric-arc furnace steelmaking facilities, with heavier reliance placed on purchased steel in coil and slab form. Additionally, some finishing processes and infrastructure utility services were permanently abandoned and completely replaced through outside procurement. These actions triggered an assessment of the recoverability of the asset carrying costs and the resulting recognition of an impairment loss. The determination of the impairment loss was based on an evaluation of future cash flows from operation of the steelmaking facilities and estimated salvage values of the steelmaking facilities and those facilities to be abandoned. The net book value of these assets, which included property, plant and equipment supplies inventory, totaled $12.6 million, of which $8.1 million was written down.

    Certain supplier contracts were also renegotiated or cancelled to accommodate the lower operating levels resulting in a loss accrual of $4.4 million at December 31, 1998.

    Employees were terminated or certain positions were identified for elimination as of December 31, 1998. Payments made to terminated employees were based on standard severance packages. Total employee severance costs included in special charges totaled $2.0 million, of which $1.1 million had been paid in 1998 and $0.9 million in 1999.

                                                  CHARGED
                                   BALANCE AT     TO COSTS     CHARGED                       BALANCE
                                    BEGINNING       AND       TO OTHER                       AT END
                                    OF PERIOD     EXPENSES    ACCOUNTS    DEDUCTIONS (B)    OF PERIOD
                                   -----------   ----------   ---------   ---------------   ---------
                                                         (DOLLARS IN MILLIONS)
Year ended December 31, 1998
  Reserves for special
    charges (a).................      $ --          6.4           --                (1.1)     $5.3
Year ended December 31, 1999
  Reserves for special
    charges (a).................      $5.3           --           --                (5.3)     $ --

---------

(a) Does not include special charge associated with the write-down of property, plant and equipment.

(b) Includes write-offs of accounts receivable and the utilization of reserves for special charges.

1998 EXTRAORDINARY GAIN -- NOTE K

    During 1992, The Coal Industry Retiree Health Benefit Act of 1992 ("Act") created a benefit plan fund to provide medical and death benefits to certain United Mine Workers of America ("UMWA") retirees and eligible dependents. In 1993, a liability was recorded for the total estimated future payments related to this Act. During 1998, as a result of a decision by the United States Supreme Court, relief from making payments under the Act was granted. Accordingly, the remaining UMWA liability was reversed in 1998, resulting in a $7.4 million extraordinary gain. There was no income tax effect recognized for the extraordinary gain.

ACQUISITIONS -- NOTE L

    On January 3, 2000, Lone Star through Fintube, a wholly owned subsidiary of Lone Star, purchased substantially all of the assets of Fintube Limited Partnership ("FLP") for a base purchase price of $82 million plus a $2.5 million adjustment for working capital and approximately $1.2 million in acquisition related expenses (the "Fintube Acquisition"). The Fintube Acquisition was effective as of January 1, 2000. The working capital adjustment was estimated at the closing and was reduced on an actual, post-closing basis by $0.7 million in July 2000. The consideration for the Fintube Acquisition was determined following a competitive bidding process in arm's-length negotiations between Lone Star and FLP. The acquired business involves the design and production of finned tubes and other products used in a variety of heat recovery applications. Lone Star is operating and using the assets acquired in the Fintube Acquisition in substantially the same manner as they were used by FLP prior to the Fintube Acquisition. Lone Star and Fintube utilized three different sources of financing to pay the purchase price. Lone Star used $20 million of cash that it received from Steel in connection with Steel's repayment of a $20 million subordinated loan from Lone Star. Steel borrowed the $20 million that it repaid to Lone Star under Steel's revolving line of credit. Additionally, Lone Star issued approximately $20 million of Lone Star common stock directly to the limited partners or other beneficial owners of FLP. Finally, Fintube entered into a new credit agreement with Bank of America, N.A. which provided (i) approximately $7 million under a revolving credit facility and (ii) $39 million under a term loan facility.

    The Fintube Acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the acquisition. The excess purchase price over the fair values of the tangible and intangible net assets acquired was approximately $49.5 million, has been recorded as goodwill and other intangibles and are being amortized on a straight-line basis over 30 years.

    The net purchase price was allocated as follows (in millions):

Current Assets..............................................   $26.6
Net property & equipment....................................    18.0
Other Assets................................................     0.7
Goodwill & other intangibles................................    49.5
Liabilities Assumed.........................................    (9.8)
                                                               -----
        Net purchase price..................................   $85.0
                                                               =====

    On April 1, 2000 Lone Star through Bellville Acquisition, Inc., a wholly owned subsidiary of Lone Star, purchased substantially all of the assets of Bellville for a base purchase price of $14.8 million less a $0.2 million adjustment for working capital (the "Bellville Acquisition"). The working capital adjustment was estimated at the closing and was further adjusted by an additional $0.1 million on an actual, post-closing basis in July 2000. The consideration for the Bellville Acquisition was determined through arm's length negotiations between Lone Star and Bellville. Lone Star financed the Bellville Acquisition through cash held by Lone Star and $5.0 million of borrowings. In connection with these borrowings, Steel borrowed $5.0 million under its present credit facility to repay the remaining $5.0 million of its subordinated loan to Lone Star. Lone Star guaranteed an additional $5.0 million of Steel's credit facility and pledged the stock of Bellville as collateral for such guaranty. The cash paid for the Bellville Acquisition was wired to Bellville on March 31, 2000; however, the purchase was not effective until April 1, 2000.

    The Bellville Acquisition by Lone Star has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the Bellville Acquisition. The excess purchase price over the fair values of the tangible and intangible net assets acquired was approximately $7.2 million, has been recorded as goodwill and other intangibles and are being amortized on a straight-line basis over 30 years.

    The net purchase price was allocated as follows (in millions):

Net property & equipment....................................   $ 7.6
Goodwill & other intangibles................................     7.2
Liabilities assumed.........................................    (0.3)
                                                               -----
        Net purchase price..................................   $14.5
                                                               =====

    The unaudited pro forma results below assume the acquisitions occurred at the beginning of the periods presented (dollars in millions, except per share amounts):

                                                             DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Net sales.........................................   $645.5     $444.3     $505.5
Net income (loss).................................     39.1        4.6      (22.3)
Basic income (loss) per share.....................     1.66       0.20      (0.99)
Diluted income (loss) per share...................     1.61       0.20      (0.99)

    The above pro forma results include adjustments to give effect to amortization of goodwill, interest expense and other purchase price adjustments. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results. Lone Star has not yet determined the final allocation of the purchase price of either acquisition and, accordingly, the amounts shown may differ from the amounts ultimately determined; however, that allocation is not expected to differ materially from the preliminary allocation.

NEW ACCOUNTING PRONOUNCEMENTS -- NOTE M

    The SEC recently issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. Lone Star adopted SAB 101 in the fourth quarter of fiscal 2000. The adoption of this guidance did not have a material effect on the financial statements.

    Effective January 1, 2001, Lone Star adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative financial instruments that qualify for hedge accounting, be recognized in the financial statements and measured at fair value, regardless of purpose or intent of holding them. The carrying value of Lone Star's financial instruments approximates fair value. Upon adoption of SFAS 133 on January 1, 2001, a transition obligation of $0.5 million was recorded related to the interest rate swap agreement. Additionally, a loss to other comprehensive income in the equity section of the balance sheet of $0.5 million was recorded. The loss recorded in other comprehensive income will be relieved over the life of the contract and taken into income.

    Fintube uses interest rate swap agreements to manage its exposure to interest rate movements by effectively converting a portion of its debt from a variable to a fixed rate. Under its interest rate swap agreements, Fintube has agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable rate times the same notional principal amount. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in the fair value relating to the ineffective portion of these contract will be immediately recognized in income. These agreements expire in March 2003. At January 1, 2001, Fintube had notional principal amounts of interest rate swap agreements on outstanding debt of $17 million.

    In 1999, the Financial Accounting Standards Board (FASB) issued an exposure draft for a proposed statement on business combinations and intangible assets. This exposure draft, among other things, eliminates pooling of interest business combinations, eliminates the amortization of goodwill and starts assessing goodwill on the impairment approach. The final version of the proposed standard is currently expected to be effective by the 2nd or 3rd quarter of 2001.

QUARTERLY FINANCIAL SUMMARY (UNAUDITED) -- NOTE N

 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS; QUARTERLY AMOUNTS UNAUDITED):

                                                                     QUARTER
                                              ------------------------------------------------------
                                               FIRST      SECOND     THIRD      FOURTH    TOTAL YEAR
                                              --------   --------   --------   --------   ----------
2000
Net revenues................................   $156.6     $156.2     $170.2     $162.3      $645.3
Gross profit................................     17.9       22.0       22.6       23.4        85.9
Net income..................................   $  7.1     $  8.8     $ 10.4     $ 12.3      $ 38.6

Per common share -- basic
Net income available to common
  shareholders..............................   $ 0.30     $ 0.37     $ 0.44     $ 0.52      $ 1.64

Per common share -- diluted
Net income available to common
  shareholders..............................   $ 0.29     $ 0.36     $ 0.43     $ 0.51      $ 1.59

1999
Net revenues................................   $ 65.5     $ 79.3     $101.9     $115.3      $362.0
Gross profit (loss).........................     (2.2)      (0.5)       6.9        8.6        12.8
Special charges.............................       --         --         --         --          --
Net income (loss)...........................   $ (6.6)    $ (4.8)    $  2.0     $  3.9      $ (5.5)

Per common share -- basic

Net income (loss) available to common
  shareholders..............................   $(0.29)    $(0.21)    $ 0.09     $ 0.17      $(0.24)

Per common share -- diluted

Net income (loss) available to common
  shareholders..............................   $(0.29)    $(0.21)    $ 0.09     $ 0.17      $(0.24)

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                             (PARENT COMPANY ONLY)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
CONDENSED STATEMENTS OF INCOME                                  2000       1999       1998
------------------------------                                --------   --------   --------
                                                                  (DOLLARS IN MILLIONS,
                                                                    EXCEPT SHARE DATA)
General and administrative expenses.........................  $  (3.9)   $  (3.0)   $  (3.4)
Steel cost sharing..........................................      4.0        3.0        3.3
Fintube management fee......................................      0.5         --         --
Bellville management fee....................................      0.1         --         --
Equity in Steel's income (loss).............................     21.8       (9.4)     (28.0)
Equity in Fintube's income..................................     11.1         --         --
Equity in Bellville's income................................      2.6         --         --
Interest income.............................................      1.9        1.7        1.7
Other income................................................      0.4         --         --
Other intercompany income from Steel........................      0.1        2.2        1.5
                                                              -------    -------    -------
Net income (loss)...........................................  $  38.6    $  (5.5)   $ (24.9)
                                                              =======    =======    =======
Cash dividends received from Bellville......................  $   2.2    $    --    $    --
                                                              =======    =======    =======

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
CONDENSED BALANCE SHEETS                                        2000       1999
------------------------                                      --------   --------
Current assets:
  Cash and cash equivalents.................................   $ 25.3     $ 18.1
  Short-term investments....................................      0.1        1.2
  Due from Steel............................................      0.6       25.6
  Other current assets......................................      0.7        1.1
                                                               ------     ------
    Total current assets....................................     26.7       46.0
Investment in Steel.........................................    153.6      134.1
Investment in Fintube.......................................     50.6         --
Investment in Bellville.....................................     14.9         --
Marketable securities.......................................     10.4       15.4
Other noncurrent assets.....................................      3.8        3.9
                                                               ------     ------
Total assets................................................   $260.0     $199.4
                                                               ======     ======

Current liabilities:........................................   $  1.1     $  0.6
Other noncurrent liabilities................................      3.1        2.9
                                                               ------     ------
Total liabilities...........................................   $  4.2     $  3.5
                                                               ======     ======
Shareholders' equity:
  Preferred stock, $1 par value (authorized: 10,000,000
    shares, issued: none)...................................   $   --     $   --
  Common stock, $1 par value (authorized: 80,000,000 shares,
    issued: 23,822,101 and 23,061,864, respectively)........     23.8       23.1
  Capital surplus...........................................    221.5      206.6
  Accumulated comprehensive loss............................     (3.6)      (1.4)
  Accumulated income (deficit)..............................     17.6      (21.0)
  Treasury stock (168,322 and 462,991 common shares,
    respectively, at cost)..................................     (3.5)     (11.4)
                                                               ------     ------
    Total shareholders' equity..............................    255.8      195.9
                                                               ------     ------
Total liabilities and shareholders' equity..................   $260.0     $199.4
                                                               ======     ======

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                              2000       1999       1998
----------------------------------                            --------   --------   --------
Net income (loss)...........................................   $ 38.6     $ (5.5)    $(24.9)
Undistributed equity in Steel's (income) loss...............    (21.8)       9.4       28.0
Undistributed equity in Fintube's income....................    (11.1)        --         --
Undistributed equity in Bellville's income..................     (2.6)        --         --
Other.......................................................      1.2       (2.4)      (0.2)
                                                               ------     ------     ------
  Net cash provided (used) by operating activities..........      4.3        1.5        2.9
  Net cash provided (used) by investing activities..........    (27.8)      (4.5)      13.2
  Net cash provided (used) by financing activities..........     30.7        0.9       (0.6)
                                                               ------     ------     ------
    Net increase (decrease) in cash and cash equivalents....      7.2       (2.1)      15.5
Beginning cash and cash equivalents.........................     18.1       20.2        4.7
                                                               ------     ------     ------
Ending cash and cash equivalents............................   $ 25.3     $ 18.1     $ 20.2
                                                               ======     ======     ======
Supplemental disclosure of noncash transaction:
  Issuance of common stock for acquisition of Fintube.......   $ 20.0     $   --     $   --

                          LONE STAR TECHNOLOGIES, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                       DECEMBER 31, 1998, 1999, AND 2000
                             (DOLLARS IN MILLIONS)

                                BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                                 BEGINNING     COSTS AND       OTHER        DEDUCTIONS      END OF
DESCRIPTION                      OF PERIOD     EXPENSES      ACCOUNTS          (B)          PERIOD
-----------                     -----------   -----------   -----------   --------------  -----------
Year ended December 31, 1998
Allowance for doubtful
  accounts....................     $1.4            --            --             --           $1.4
Reserves for special
  charges (a).................       --           6.4            --           (1.1)           5.3
Year ended December 31, 1999
  Allowance for doubtful
  accounts....................      1.4            --            --           (0.1)           1.3
Reserves for special
  charges (a).................      5.3            --            --           (5.3)            --
Year ended December 31, 2000
  Allowance for doubtful
  accounts....................     $1.3           0.6           0.1             --           $2.0

---------
(a) Does not include special charge associated with the write-down of property, plant, and equipment.

(b) Includes write-offs of accounts receivable and utilization of reserves for special charges.

                          LONE STAR TECHNOLOGIES, INC.



                       CONSOLIDATED STATEMENTS OF INCOME



                (UNAUDITED; IN MILLIONS, EXCEPT PER SHARE DATA)



                                                               FOR THE               FOR THE
                                                            QUARTER ENDED       SIX MONTHS ENDED
                                                              JUNE 30,              JUNE 30,
                                                         -------------------   -------------------
                                                           2001       2000       2001       2000
                                                         --------   --------   --------   --------
Net revenues...........................................  $ 184.4    $ 156.2    $ 363.8    $ 312.8
Cost of goods sold.....................................   (156.7)    (134.2)    (311.6)    (272.9)
                                                         -------    -------    -------    -------
  Gross profit.........................................     27.7       22.0       52.2       39.9
Selling, general and administrative expenses...........     (8.5)      (9.3)     (16.9)     (17.4)
                                                         -------    -------    -------    -------
  Operating income.....................................     19.2       12.7       35.3       22.5
Interest income........................................      0.8        0.4        1.3        0.9
Interest expense.......................................     (3.2)      (3.9)      (6.2)      (6.9)
Other income...........................................       --         --        0.2        0.2
                                                         -------    -------    -------    -------
  Income before income tax.............................     16.8        9.2       30.6       16.7
Income tax.............................................     (0.5)      (0.4)      (0.9)      (0.8)
                                                         -------    -------    -------    -------
Net income.............................................  $  16.3    $   8.8    $  29.7    $  15.9
                                                         =======    =======    =======    =======
Per common share -- basic:
  Net income available to common shareholders..........  $  0.66    $  0.37    $  1.23    $  0.68
                                                         =======    =======    =======    =======
Per common share -- diluted:
  Net income available to common shareholders..........  $  0.65    $  0.36    $  1.20    $  0.65
                                                         =======    =======    =======    =======
Weighted average shares outstanding
  Basic................................................     24.6       23.5       24.2       23.5
  Diluted..............................................     25.3       24.4       24.8       24.3



                            See accompanying notes.

                          LONE STAR TECHNOLOGIES, INC.



                          CONSOLIDATED BALANCE SHEETS



                 (UNAUDITED; $ IN MILLIONS, EXCEPT SHARE DATA)



                                                              JUNE 30,   DECEMBER 31,
                                                                2001         2000
                                                              --------   ------------
ASSETS
  Current assets:
    Cash and cash equivalents...............................   $104.4       $ 26.7
    Short-term investments..................................       --          0.1
    Accounts receivable, net................................    100.6         95.1
    Current inventories, net................................    149.0        129.5
    Other current assets....................................      6.1          6.1
                                                               ------       ------
  Total current assets......................................    360.1        257.5
  Marketable securities.....................................      1.0         10.4
  Property, plant, and equipment, net.......................    183.5        180.6
  Goodwill, net.............................................     55.3         57.2
  Other noncurrent assets...................................     14.3          9.6
                                                               ------       ------
Total assets................................................   $614.2       $515.3
                                                               ======       ======

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Current installments on long-term debt..................   $  6.0       $  8.0
    Accounts payable........................................     42.7         55.1
    Accrued liabilities.....................................     25.9         28.6
                                                               ------       ------
    Total current liabilities...............................     74.6         91.7
                                                               ------       ------
    Term loan...............................................      8.8         32.0
    Revolving credit facility...............................       --         96.2
    Senior subordinated debt................................    150.0           --
    Postretirement benefit obligations......................     25.6         24.5
    Other noncurrent liabilities............................     15.6         15.1
                                                               ------       ------
  Total liabilities.........................................    274.6        259.5
                                                               ------       ------
  Commitments and Contingencies (See Note 8)................       --           --

  Shareholders' equity:
    Preferred stock, $1 par value (authorized:
      10,000,000 shares, issued: none)......................       --           --
    Common stock, $1 par value (authorized:
      80,000,000 shares, issued: 25,196,139)................     25.2         23.8
    Capital surplus.........................................    271.4        221.5
    Accumulated other comprehensive loss....................     (4.3)        (3.6)
    Retained earnings.......................................     47.3         17.6
    Treasury stock at cost (-0- and 168,322 common shares,
      respectively).........................................       --         (3.5)
                                                               ------       ------
Total shareholders' equity..................................    339.6        255.8
                                                               ------       ------
Total liabilities and shareholders' equity..................   $614.2       $515.3
                                                               ======       ======



                            See accompanying notes.

                          LONE STAR TECHNOLOGIES, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                           (UNAUDITED; $ IN MILLIONS)



                                                               FOR THE QUARTER     FOR THE SIX MONTHS
                                                                    ENDED                 ENDED
                                                                  JUNE 30,              JUNE 30,
                                                             -------------------   -------------------
                                                               2001       2000       2001       2000
                                                             --------   --------   --------   --------
Beginning cash and cash equivalents........................   $ 37.5     $ 7.1     $  26.7     $ 22.2
                                                              ======     =====     =======     ======
Cash flows from operating activities:
  Net income...............................................     16.3       8.8        29.7       15.9
  Adjustments to reconcile net income to net cash used by
    operating activities:
    Depreciation and amortization..........................      5.7       5.4        11.4       10.5
    Accounts receivable, net...............................     (6.2)     (5.3)       (5.5)     (20.6)
    Current inventories, net...............................    (14.5)      1.3       (19.5)     (21.6)
    Accounts payable and accrued liabilities...............    (22.9)     (9.6)      (15.1)       3.6
    Other..................................................     (4.6)     (6.7)       (4.5)      (4.6)
                                                              ------     -----     -------     ------
      Net cash used by operating activities................    (26.2)     (6.1)       (3.5)     (16.8)

Cash flows from investing activities:
    Capital expenditures...................................     (7.2)     (4.3)      (12.0)      (8.3)
    Sale of short-term-investments.........................       --       0.1         0.1         --
    Sale of marketable securities..........................      1.0       5.0         9.4         --
    Cash paid for acquisitions, net of cash received.......       --        --          --      (81.7)
                                                              ------     -----     -------     ------
      Net cash provided (used) in investing activities.....     (6.2)      0.8        (2.5)     (90.0)

Cash flows from financing activities:
    Issuance of senior subordinated debt...................    150.0        --       150.0         --
    Initial borrowings under new revolving credit
      facility.............................................       --        --          --        6.8
    Net borrowings (payments) under revolving credit
      facility.............................................    (81.5)     15.7       (96.1)      57.2
    Issuance of term note..................................       --        --          --       39.0
    Term note repayment....................................    (23.3)     (2.0)      (25.3)      (4.0)
    Proceeds from options..................................      3.3       1.0         4.3        2.1
    Proceeds from equity offerings.........................     50.8        --        50.8         --
                                                              ------     -----     -------     ------
      Net cash provided by financing activities............     99.3      14.7        83.7      101.1
                                                              ------     -----     -------     ------
      Net increase (decrease) in cash and cash
        equivalents........................................     66.9       9.4        77.7       (5.7)
                                                              ------     -----     -------     ------
      Ending cash and cash equivalents.....................   $104.4     $16.5     $ 104.4     $ 16.5
                                                              ======     =====     =======     ======
Supplemental disclosure of noncash transaction:
  Issuance of common stock for acquisition of Fintube......   $   --        --          --       20.0



                            See accompanying notes.

NOTE 1



    In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of only normal, recurring adjustments) necessary to present fairly the financial position as of June 30, 2001 and the cash flows and the results of operations for the three months and six months ended June 30, 2001 and 2000. Unaudited financial statements are prepared on a basis substantially consistent with those audited for the year ended December 31, 2000. Lone Star Technologies, Inc. (Lone Star) acquired the assets of Fintube Limited Partnership (FLP) and Bellville Tube Corporation (Bellville), on January 3, 2000 and April 1, 2000, respectively. The accompanying consolidated financial statements include the operations of Fintube Technologies, Inc. (Fintube) for the three months and six months ended June 30, 2000 and 2001, and the operations of Bellville for the three months ended
June 30, 2000 and 2001 and the six months ended June 30, 2001. The results of operations for the interim periods presented may not be indicative of total results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission. However, management believes that the disclosures contained herein are adequate to make the information presented not misleading. Certain reclassifications of prior period amounts have been made to conform with the current period presentation. The unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes in Lone Star's Annual Report on Form 10-K for the year ended December 31, 2000.



NOTE 2 -- ACQUISITIONS



    On January 3, 2000, Lone Star through Fintube, a wholly owned subsidiary of Lone Star, purchased substantially all of the assets of FLP for a base purchase price of $82 million plus a $1.8 million adjustment for working capital and $1.2 million in acquisition related expenses (the Fintube Acquisition). The Fintube Acquisition was effective as of January 1, 2000. The acquired business involves the design and production of finned tubes and other products used in a variety of heat recovery applications. Lone Star is operating and using the assets acquired in the Fintube Acquisition in substantially the same manner as they were used by FLP prior to the Fintube Acquisition. Lone Star and Fintube utilized three different sources of financing to pay the purchase price. Lone Star used $20 million of cash and issued $20 million of Lone Star common stock directly to the limited partners or other beneficial owners of FLP. Fintube entered into a new Credit Agreement with Bank of America, which provided
(i) $7 million under the revolving credit facility and (ii) $39 million under the term loan facility.



    The Fintube Acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the Fintube Acquisition. The excess purchase price over the fair values of the tangible net assets acquired was $49.5 million, has been recorded as goodwill and is being amortized on a straight-line basis over 30 years.



    On April 1, 2000 Lone Star through Bellville Acquisition, Inc., a wholly owned subsidiary of Lone Star, purchased substantially all of the assets of Bellville for a base purchase price of $14.8 million less a $0.3 million adjustment for working capital (the Bellville Acquisition). Lone Star financed the Bellville Acquisition through cash held by Lone Star and $5 million of borrowings. The cash paid for the Bellville Acquisition was paid to Bellville on March 31, 2000; however, the purchase was not effective until April 1, 2000.

    The Bellville Acquisition by Lone Star has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the Bellville Acquisition. The excess purchase price over the fair values of the tangible net assets acquired was approximately
$7.2 million, has been recorded as goodwill and other intangibles and is being amortized on a straight-line basis over 30 years.



    The unaudited pro forma results below assume the Bellville Acquisition occurred at the beginning of the period presented (in millions, except per share amounts):



                                                               FOR THE SIX
                                                                  MONTHS
                                                                  ENDED
                                                              JUNE 30, 2000
                                                              --------------
Net sales...................................................      $313.0
Net income..................................................        16.4
Basic income per share......................................        0.70
Diluted income per share....................................        0.67



    The above pro forma results include adjustments to give effect to amortization of goodwill, interest expense and other purchase price adjustments. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results.

NOTE 3 BUSINESS SEGMENTS DATA



                                                               (IN MILLIONS)         (IN MILLIONS)
                                                                  FOR THE             FOR THE SIX
                                                                  QUARTER               MONTHS
                                                                   ENDED                 ENDED
                                                                   JUNE,                 JUNE,
                                                            -------------------   -------------------
                                                              2001       2000       2001       2000
                                                            --------   --------   --------   --------
Oilfield
Net revenues..............................................   $119.7     $ 82.1     $234.5     $164.3
Operating income..........................................     15.7        7.2       30.5       10.7
Identifiable assets.......................................    199.7      216.2      199.7      216.2
Capital expenditures......................................      3.8        2.1        6.3        4.3
Depreciation and amortization.............................      3.2        2.6        5.8        5.1

Specialty tubing
Net revenues..............................................   $ 47.4     $ 58.4     $ 94.3     $117.0
Operating income..........................................      3.8        5.5        7.5       11.6
Identifiable assets.......................................    145.2      225.8      145.2      225.8
Capital expenditures......................................      3.2        1.9        5.1        3.7
Depreciation and amortization.............................      2.4        2.6        4.8        5.0

Flat rolled steel and other
Net revenues..............................................   $ 17.3     $ 15.7     $ 35.0     $ 31.5
Operating income (loss)...................................     (0.6)       0.3       (1.9)       0.2
Identifiable assets.......................................     17.4       21.1       17.4       21.1
Capital expenditures......................................      0.2        0.3        0.4        0.3
Depreciation and amortization.............................      0.1        0.2        0.7        0.4

Corporate and other non-segments
Operating income (loss)...................................   $  0.3     $ (0.3)    $ (0.8)    $   --
Identifiable assets.......................................    251.9       37.1      251.9       37.1
Capital expenditures......................................       --         --        0.2         --
Depreciation and amortization.............................       --         --        0.1         --

Consolidated totals
Net revenues..............................................   $184.4     $156.2     $363.8     $312.8
Operating income..........................................     19.2       12.7       35.3       22.5
Total assets..............................................    614.2      500.2      614.2      500.2
Capital expenditures......................................      7.2        4.3       12.0        8.3
Depreciation and amortization.............................      5.7        5.4       11.4       10.5



NOTE 4 DEBT



    At the beginning of 2000, Lone Star Steel's (Steel) credit facilities consisted of a $90.0 million revolving line of credit and a three year
$10.0 million term loan. In October of 2000, the revolving line of credit was increased to $120.0 million which matures in 2002. Under this revolving credit facility, Steel can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At Steel's option, the interest rate is the prime lending rate plus 1.0% or the LIBOR plus 3.0%. Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The term loan is repayable in quarterly installments of

$0.5 million, plus interest at the prime lending rate plus 1.5% or the LIBOR plus 3.5%. Steel's assets other than real estate secure these loans. At
June 30, 2001, Steel had no debt outstanding.



    On January 3, 2000, Lone Star's subsidiary, Fintube, entered into a senior credit facility providing a $20 million revolving line of credit and a $39 million term loan used to pay part of the cash portion of the purchase price in the Fintube Acquisition. Under the revolving line of credit, Fintube can borrow an amount based on a percentage of eligible accounts receivable and eligible inventory, reduced by outstanding letters of credit. At Fintube's option, the interest rate is the prime lending rate plus 0.5% or the LIBOR plus 2.0%. Fintube pays a 0.50% rate on the unused portion of the credit facility. The term loan is repayable in quarterly installments of $1.5 million through 2002 and of $1.75 million thereafter through 2005, and had a balance remaining at June 30, 2001 of $14.8 million. As of June 30, 2001, no amounts were outstanding under Fintube's revolving line of credit.



    Lone Star received a commitment from a commercial lender to arrange a $100.0 million senior secured credit facility. The proceeds of this facility would be used for general corporate purposes. Lone Star would be co-borrower along with its domestic subsidiaries under the revolving credit facility which would be guaranteed on a senior secured basis by its domestic subsidiaries and which would be secured by substantially all of our present and future assets. The facility would contain customary covenants and events of default and would be subject to various closing and borrowing conditions. There can be no assurance that Lone Star will be able to enter into this proposed facility or any other facility on terms that are acceptable to us, or at all.



    Steel periodically purchases steel slabs under consignment arrangements for use in its production process and thereby affords Steel somewhat longer payment periods for this raw material. Steel makes the payment as the slabs are used plus interest on unpaid amounts. At the end of the second quarter 2001, no obligation was arranged.



    On May 29, 2001, Lone Star issued $150.0 million 9% senior subordinated notes due June 1, 2011 to qualified institutional buyers. Interest on the outstanding senior subordinated notes will accrue at a rate of 9.0% per year, payable semi-annually in arrears on each June 1 and December 1 commencing December 1, 2001. Lone Star used the proceeds received from the senior notes to pay down the revolving lines of credit, term loans, and the slab consignment obligations at the Steel and Fintube subsidiaries and for general corporate purposes. The notes are fully and unconditionally guaranteed by each of the current and future domestic restricted subsidiaries of Lone Star. The following condensed consolidating financial statements of Lone Star and its subsidiaries are presented for the periods in which non-guarantors of these notes were part of the consolidated financial statements. The information for Lone Star is presented in the Parent Company column. The non-guarantors are insignificant to the overall financial statements and are therefore included in the Subsidiaries column.

                          CONSOLIDATING BALANCE SHEET
                                ($ IN MILLIONS)



                                                                          JUNE 30, 2001
                                                     --------------------------------------------------------
                                                       PARENT
                                                      COMPANY     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ----------   ------------   ------------   -------------
Assets:
Current Assets
  Cash and cash equivalents........................    $103.6        $  0.8             --         $104.4
  Accounts receivable, net.........................       3.4          98.9           (1.7)         100.6
  Current inventories, net.........................        --         149.0             --          149.0
  Other Current Assets.............................       0.6           5.5             --            6.1
                                                       ------        ------        -------         ------
Total current assets...............................     107.6         254.2           (1.7)         360.1

Marketable securities..............................       1.0            --             --            1.0
Investment in subsidiary...........................     245.8            --         (245.8)            --
Property, plant and equipment......................       0.2         183.3             --          183.5
Goodwill...........................................       3.6          51.7             --           55.3
Other noncurrent assets............................     139.4           9.8         (134.9)          14.3
                                                       ------        ------        -------         ------
Total assets.......................................    $497.6        $499.0        $(382.4)        $614.2
                                                       ======        ======        =======         ======

Liabilities:
  Current installments on loan.....................        --           6.0             --            6.0
  Accounts payable.................................       2.4          42.0           (1.7)          42.7
  Accrued liabilities..............................       1.7          24.2                          25.9
                                                       ------        ------        -------         ------
Total current liabilities..........................       4.1          72.2           (1.7)          74.6

Term Loan..........................................        --           8.8             --            8.8
Senior subordinated debt...........................     150.0            --             --          150.0
Post-retirement benefit obligations................        --          25.6             --           25.6
Other noncurrent liabilities.......................       3.1         147.4         (134.9)          15.6
                                                       ------        ------        -------         ------
Total liabilities..................................     157.2         254.0         (136.6)         274.6
Total shareholders' equity.........................     340.4         245.0         (245.8)         339.6
                                                       ------        ------        -------         ------
Total liabilities & equity.........................    $497.6        $499.0        $(382.4)        $614.2
                                                       ======        ======        =======         ======

                        CONSOLIDATING INCOME STATEMENTS
                                ($ IN MILLIONS)



                                                              FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                                     --------------------------------------------------------
                                                       PARENT
                                                      COMPANY     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ----------   ------------   ------------   -------------
Net Revenues.......................................    $  --        $ 371.2         $ (7.4)        $ 363.8
Cost of Goods Sold.................................       --         (319.0)           7.4          (311.6)
                                                       -----        -------         ------         -------
Gross profit.......................................       --           52.2             --            52.2
Selling, General and Administrative expenses.......      0.5          (17.4)            --           (16.9)
Equity in subsidiaries' income.....................     28.2          (28.2)            --
                                                       -----        -------         ------         -------
Operating income...................................     28.7           34.8          (28.2)           35.3
Interest expense, net..............................      0.9           (5.8)            --            (4.9)
Other..............................................      0.1            0.1             --             0.2
Income tax.........................................       --           (0.9)            --            (0.9)
                                                       -----        -------         ------         -------
Net income.........................................    $29.7        $  28.2         $(28.2)        $  29.7
                                                       =====        =======         ======         =======



                       CONSOLIDATING CASH FLOW STATEMENTS
                                ($ IN MILLIONS)



                                                              FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                                     --------------------------------------------------------
                                                       PARENT
                                                      COMPANY     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ----------   ------------   ------------   -------------
Cash from Operating Activities:
  Net income.......................................   $  29.7       $  28.2         $(28.2)        $ 29.7
    Undistributed equity in subsidiaries' income...     (28.2)           --           28.2             --
    Other..........................................    (139.2)        106.0             --          (33.2)
                                                      -------       -------         ------         ------
Net cash used by operating activities..............    (137.7)        134.2             --           (3.5)
Net cash flows from investing activities:..........       9.4         (11.9)            --           (2.5)
Net cash flows from financing activities:..........     206.6        (122.9)            --           83.7
                                                      -------       -------         ------         ------
      Net change in cash...........................      78.3          (0.6)            --           77.7
Net cash beginning balance.........................      25.3           1.4             --           26.7
                                                      -------       -------         ------         ------
Net cash ending balance............................   $ 103.6       $   0.8         $   --         $104.4
                                                      =======       =======         ======         ======

NOTE 5 EQUITY AND EARNINGS PER SHARE



   On May 2, 2001, Lone Star sold 1.2 million shares of its common stock under a previously filed universal shelf registration statement. The net proceeds to Lone Star was $50.8 million. Proceeds of the sale were used for general corporate purposes.



    Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock. The numbers of shares used to compute basic earnings per share for the three months ended June 30, 2001 and 2000, respectively, were 24.6 million and 23.5 million, and six months ended June 30, 2001 and 2000 were 24.2 million and 23.5 million, respectively. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and other dilutive securities. The numbers of shares used to compute diluted earnings per share for the three months and six months ended June 30, 2001, respectively, were 25.3 million and 24.8 million -- dilutive securities equivalent to 0.7 million and 0.6 million shares of common stock were outstanding during the three months and six months ended June 30, 2001, respectively.



NOTE 6 CASH, INVESTMENTS, AND MARKETABLE SECURITIES



    Lone Star's cash equivalents include highly liquid investments in a fund consisting of U.S. government and related agencies obligations with original maturities of less than three months. Short-term investments consist of U.S. government and related agencies obligations with maturities at purchase greater than three months and up to one year. Marketable securities consist of U.S. government and related agencies obligations with maturities at purchase greater than one year and up to two years. Lone Star's total cash equivalents, short-term investments and marketable securities, the weighted average maturity of which is less than one year, are classified as held-to-maturity because Lone Star has the intent and ability to hold them to maturity.



NOTE 7 INVENTORIES



    At June 30, 2001, inventories totaled $171.7 million before LIFO reserves and were composed of: finished goods, $35.8 million; work in process, $65.3 million; and raw materials and supplies, $70.6 million. Net of LIFO reserves of $17.2 million, inventories were $154.5 million, of which $5.5 million (consisting of supplies and spare parts) were classified as noncurrent assets.



NOTE 8 COMMITMENTS AND CONTINGENCIES



    Lone Star has various commitments for the purchase of raw materials, certain tubular goods, supplies, services, and energy arising in the ordinary course of business. The majority of these commitments are for a period of less than one year.



    Steel is named as one of a number of defendants in numerous lawsuits alleging that certain individuals were exposed to asbestos on such subsidiary's premises. We did not manufacture any of the products containing the asbestos. Some or all of these claims may not be covered by our insurance. We do not believe, based on an analysis of facts and circumstances known to us, that any of these proceedings would have a material adverse effect on our financial condition.



    Lone Star's operations are subject to foreign, federal, state, provincial and local environmental laws and regulations concerning, among other things, waste materials, wastewater disposal and air emissions. Lone Star believes that its subsidiaries are currently in material compliance with all applicable environmental laws and regulations.

NOTE 9 INCOME TAXES



    Lone Star had federal tax net operating loss carryforwards of approximately $233.7 million at June 30, 2001, a portion of which may be related to American Federal Bank (AFB), a previous subsidiary of Lone Star, and subject to an agreement with the Federal Deposit Insurance Corporation (FDIC) whereby Lone Star may be required to pay the FDIC for certain tax benefits. Provisions for alternative minimum taxes of $0.5 million and $0.9 million, respectively, were recognized for the three months and the six months ended June 30, 2001. If not utilized, the net operating loss will expire between years 2003 and 2019.



NOTE 10 COMPREHENSIVE INCOME (LOSS)



    Comprehensive income (loss) for the periods ended June 30, 2001 and June 30, 2000 was:



                                                                       (IN MILLIONS)
                                                         -----------------------------------------
                                                               FOR THE             FOR THE SIX
                                                               QUARTER               MONTHS
                                                                ENDED                 ENDED
                                                              JUNE 30,              JUNE 30,
                                                         -------------------   -------------------
                                                           2001       2000       2001       2000
                                                         --------   --------   --------   --------
Net income.............................................   $16.3       $8.8      $29.7      $15.9
Interest Rate Swap.....................................      --         --       (0.7)        --
                                                          -----       ----      -----      -----
Comprehensive income...................................   $16.3       $8.8      $29.0      $15.9



NOTE 11 NEW ACCOUNTING PRONOUNCEMENT



    In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, certain charges for shipping and handling costs have been reclassified.



    The pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold for the previously reported three months and six months ended June 30, 2000. Gross profit, operating income, and net income are unchanged in all periods.



    Effective January 1, 2001, Lone Star adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative financial instruments that qualify for hedge accounting, be recognized in the financial statements and measured at fair value, regardless of purpose or intent of holding them. On January 1, 2001, a transition obligation of $0.5 million was recorded related to the interest rate swap agreement. Additionally, a loss to other comprehensive income in the equity section of the balance sheet of $0.5 million was recorded. Subsequently, an additional obligation and charge to other comprehensive income of $0.2 million has been recorded through June 30, 2001. The loss recorded in other comprehensive income will be relieved over the life of the contract and taken into income.



    Fintube uses interest rate swap agreements to manage its exposure to interest rate movements by effectively converting a portion of its debt from a variable to a fixed rate. Under its interest rate swap agreements, Fintube has agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable rate times the same notional principal amount. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in the fair value relating to the ineffective portion of these contracts will be immediately recognized in income. These agreements expire in March 2003. At June 30, 2001, Fintube had notional principal amounts of interest rate swap agreements on outstanding debt of $14.8 million.



    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires, among other things, all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting.
SFAS 142 primarily addresses the accounted for goodwill and intangible assets subsequent to their acquisition. Under SFAS 142, goodwill will no longer be amortized over its estimated useful life, but instead be tested for impairment at least annually. SFAS 142 will be effective for fiscal years beginning after December 15, 2001 and must be adopted at the beginning of a fiscal year. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of SFAS 142. However, goodwill associated with business combinations before June 30, 2001 will continue to be amortized until December 31, 2001. Currently, Lone Star amortizes goodwill associated with the Fintube and Bellville acquisitions as detailed in Note 2 of approximately $0.5 million a quarter.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors of

Bellville Tube Corporation

Bellville, Texas

    We have audited the accompanying balance sheet of Bellville Tube Corporation (the "Company") as of December 31, 1999, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bellville Tube Corporation at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.

                                          Harper & Pearson Company

Houston, Texas
January 26, 2000

                           BELLVILLE TUBE CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS
  Cash......................................................  $ 2,253,724
  Accounts receivable, trade................................    1,389,268
  Accounts receivable, other................................        5,745
  Inventory.................................................      139,052
  Prepaid insurance.........................................       39,918
  Other prepaid expenses....................................        1,025
                                                              -----------
  TOTAL CURRENT ASSETS......................................    3,828,732
                                                              -----------
PROPERTY, PLANT AND EQUIPMENT
  Land......................................................      200,794
  Buildings.................................................    1,812,813
  Furniture and fixtures....................................       88,069
  Machinery and equipment...................................    7,094,791
  Construction in progress..................................       64,073
                                                              -----------
                                                                9,260,540
  Less accumulated depreciation.............................   (6,234,960)
                                                              -----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................    3,025,580
                                                              -----------
TOTAL ASSETS................................................  $ 6,854,312
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $   118,531
  Accrued electrical costs..................................       55,530
  Accrued medical costs.....................................       89,005
  Accrued payroll costs.....................................       99,283
  Accrued franchise tax.....................................       59,701
  Accrued property tax......................................       99,164
  Other accrued expenses....................................       63,635
                                                              -----------
  TOTAL CURRENT LIABILITIES.................................      584,849
                                                              -----------
DEFERRED COMPENSATION.......................................      177,020
                                                              -----------
STOCKHOLDERS' EQUITY
  Class A Voting Common stock, $.01 par value, 50,000 shares
    authorized, 5,000 shares issued and outstanding.........           50
  Class B NonVoting Common stock, $.01 par value, 50,000
    shares authorized, 4,798 shares issued and
    outstanding.............................................           48
  Additional paid-in capital................................       97,882
  Retained earnings.........................................    5,994,463
                                                              -----------
    TOTAL STOCKHOLDERS' EQUITY..............................    6,092,443
                                                              -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 6,854,312
                                                              ===========

                            See accompanying notes.

                           BELLVILLE TUBE CORPORATION

                              STATEMENT OF INCOME

                               FOR THE YEAR ENDED
                               DECEMBER 31, 1999

                                                                      1999
                                                              ---------------------
                                                                AMOUNT     PERCENT
                                                              ----------   --------
NET SALES...................................................  $9,235,017    100.00
COST OF GOODS SOLD..........................................   7,033,786     76.16
                                                              ----------    ------
    Gross Profit............................................   2,201,231     23.84
GENERAL AND ADMINISTRATIVE EXPENSES
  General and administrative................................     625,401      6.77
  Management fees--related party............................     131,000      1.42
                                                              ----------    ------
  Operating Income..........................................   1,444,830     15.65
                                                              ----------    ------
OTHER INCOME (EXPENSE)
  Interest income...........................................      89,944      0.97
  Other income (expense)....................................        (407)    (0.00)
                                                              ----------    ------
                                                                  89,537      0.97
                                                              ----------    ------
INCOME BEFORE STATE INCOME TAX EXPENSE......................   1,534,367     16.61
STATE INCOME TAX EXPENSE....................................      57,700      0.62
                                                              ----------    ------
NET INCOME..................................................  $1,476,667     15.99
                                                              ==========    ======

                            See accompanying notes.

                           BELLVILLE TUBE CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                     CLASS A    CLASS B    ADDITIONAL
                                      COMMON     COMMON     PAID-IN      RETAINED
                                      STOCK      STOCK      CAPITAL      EARNINGS      TOTAL
                                     --------   --------   ----------   ----------   ----------
BALANCE, December 31, 1998.........    $50        $48      $   97,882   $5,306,853   $5,404,833
DISTRIBUTIONS TO STOCKHOLDERS......     --         --              --     (789,057)    (789,057)
NET INCOME.........................     --         --              --    1,476,667    1,476,667
                                       ---        ---      ----------   ----------   ----------
BALANCE, December 31, 1999.........    $50        $48      $   97,882   $5,994,463   $6,092,443
                                       ===        ===      ==========   ==========   ==========

                            See accompanying notes.

                           BELLVILLE TUBE CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $1,476,667
                                                              ----------
  Adjustments to reconcile net income to net cash provided
  by operating activities:
    Depreciation and amortization...........................   1,053,527
    Deferred compensation...................................      23,205
  Change in operating assets and liabilities:
  Accounts receivable, trade................................  (1,124,756)
  Accounts receivable, other................................      (3,300)
  Inventory.................................................    (139,052)
  Prepaid insurance.........................................      11,682
  Other prepaid expenses....................................        (654)
  Accounts payable..........................................      75,403
  Accrued electrical costs..................................      29,252
  Accrued medical costs.....................................       9,780
  Accrued payroll costs.....................................     (12,050)
  Accrued franchise tax.....................................     (55,299)
  Accrued property tax......................................     (10,643)
  Other accrued expenses....................................      40,976
                                                              ----------
  Total adjustments.........................................    (101,929)
                                                              ----------
  Net cash provided by operating activities.................   1,374,738
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of plant and equipment...........................    (170,832)
                                                              ----------
  Net cash used by investing activities.....................    (170,832)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions paid........................................    (789,057)
                                                              ----------
  Net cash used by financing activities.....................    (789,057)
                                                              ----------
NET INCREASE IN CASH........................................     414,849
CASH AT BEGINNING OF YEAR...................................   1,838,875
                                                              ----------
CASH AT END OF YEAR.........................................  $2,253,724
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Income Taxes............................................  $  113,000
                                                              ==========

                            See accompanying notes.

                           BELLVILLE TUBE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OPERATIONS -- Bellville Tube Corporation (the Company) is engaged in the services of converting hot rolled steel coils into electric resistance welded plain end pipe and raw tube shells for processing into finished oil country tubular goods.

    During 1999, substantially all of the Company's revenue was generated from one customer located in Houston, Texas. This customer has the exclusive right to purchase conversion services from the Company.

    This customer pays the Company a commitment fee of $330,000 per month plus a conversion fee of between $114 and $162 per ton. The Company has an agreement with this customer to perform a minimum of 4,000 tons and a maximum of 6,000 tons of conversion work per month. This agreement runs through June 30, 2001. The customer may terminate the agreement by giving 170 days notice. If terminated, the Company will receive the applicable termination fee, as follows:

April 1, 1999 to March 31, 2000..........................  $300,000
April 1, 2000 to June 30, 2001...........................  $250,000

    During the term of the agreement, the customer will provide all raw materials for the Company to process.

    Due to market conditions during 1998, the Company chose to amend this agreement as a courtesy to the customer. The minimum tons of conversion work before a shortfall fee will be incurred was reduced to 3,000 tons per month for the months of August through December 1998 and the shortfall fee was waived entirely for January through March 1999. In December 1999 the Company signed a letter of intent to sell all of the assets of the Company to the customer. See
Note I for further discussion.

    REVENUE RECOGNITION -- The Company recognizes revenues as processing is completed.

    ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include those utilized in recording a liability for the Company's self-insured health care plan. Actual results could differ from those estimates.

    CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables and cash. The Company places its cash with high credit quality financial institutions. Generally, no collateral or other security is required to support customer receivables. At December 31, 1999, substantially all of the Company's accounts receivable balance was due from the customer discussed above. During January 2000, the majority of the accounts receivable balance at December 31, 1999 was collected and management feels the remaining balance is fully collectable, therefore no allowance for doubtful accounts has been recorded.

                           BELLVILLE TUBE CORPORATION

                               DECEMBER 31, 1999

NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH -- Cash consists of amounts included in demand accounts, of which substantially all balances are invested in overnight sweep accounts. At December 31, 1999 the Company had on deposit with a financial institution, cash totaling approximately $2,174,000 in excess of FDIC insurance limits.

    INVENTORY -- Inventory consists of raw materials and is valued at the lower of cost or market on a first-in, first-out basis.

    PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment is stated at cost. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets using straight-line method.

    Expenditures for additions, major renewals, and betterments are capitalized and expenditures for maintenance and repairs are charged to earnings as incurred.

    When property and equipment are retired or otherwise disposed of, the cost thereof and the applicable accumulated depreciation is removed from the respective accounts and the resulting gain or loss is reflected in earnings.

    Construction in progress includes a waste treatment plant and other manufacturing equipment. Remaining estimated costs to complete amount to $16,700 as of December 31, 1999.

    FEDERAL INCOME TAXES -- The Company is an S Corporation for federal income tax purposes. Accordingly, no liability for federal income taxes has been recorded on the accompanying balance sheet as the income and expenses are reflected on the tax returns of the Company's stockholders.

NOTE B PROPERTY, PLANT AND EQUIPMENT

    The major asset categories, together with the related estimated useful lives and accumulated depreciation, are as follows:

                                                        LIFE           1999
                                                   --------------   ----------
Buildings........................................  31.5 - 40 yrs.   $  368,671
Furniture and fixtures...........................      7 yrs.           63,189
Machinery and equipment..........................      7 yrs.        5,803,100
                                                                    ----------
                                                                    $6,234,960
                                                                    ==========

NOTE C LINE OF CREDIT

    The Company has a line of credit which allowed borrowings up to $1,500,000 through December 31, 1999, which was reduced to allow borrowings of up to $500,000 from January, 2000 through June, 2001. Interest is at the lower of prime or LIBOR rate. At December 31, 1999, there were no borrowings on the line of credit.

                           BELLVILLE TUBE CORPORATION

                               DECEMBER 31, 1999

NOTE C LINE OF CREDIT (CONTINUED)
    The line of credit is secured by substantially all assets of the Company. Among other provisions, the line of credit requires maintenance of certain financial ratios and levels of tangible net worth and contains restrictions as to certain operating activities of the Company. Management is not aware of any violations of the covenants.

NOTE D RELATED PARTY TRANSACTIONS

    During 1999, the Company paid management fees to an affiliated company amounting to $131,000.

NOTE E EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) Employee Savings Plan whereby all qualified employees may defer up to 15% of their salary and the Company will match 50% of the participant's eligible contributions. Eligible contributions equal the amount of the participant's elective deferrals for the year, limited to 5% of annual compensation. The Company's retirement benefit cost for 1999 amounted to $52,256.

    In addition to the matching contribution, the Company may make a discretionary contribution allocated to each eligible participant based upon their ratio of compensation to all eligible participants' compensation. There were no discretionary contributions for 1999.

NOTE F COMMITMENTS

    The Company leases certain automobiles, trucks and trailers under operating lease agreements, which expire during 2000. These agreements may be cancelled by either party within 30 days. In association with the truck and trailer leases, the Company pays mileage costs amounting to six and a half cents per mile for trucks and two cents per mile for trailers. The Company also leases certain equipment on a month to month basis. Rental expense was $168,663 for 1999. It is expected that in the normal course of business, leases that expire will be renewed or replaced.

NOTE G STOCKHOLDER AGREEMENT

    The Company maintains a stockholder agreement whereby each stockholder has a right of first refusal. Upon receipt of a bona fide offer to purchase shares of common stock from a third party, a selling stockholder, under the same terms as with the third party, must first offer the shares to be sold to the same group stockholders, as defined, and if refused, then to the remaining stockholders, as defined.

NOTE H NONQUALIFIED DEFERRED CASH COMPENSATION AGREEMENTS

    Effective March 1, 1998, the Company entered into nonqualified deferred cash compensation agreements with two employees. Under the agreements the employees will receive at retirement the cumulative total of the greater of 10% of annual base earnings or 50% of supplementary income payments (based on a percentage of profits) earned each year.

                           BELLVILLE TUBE CORPORATION

                               DECEMBER 31, 1999

NOTE H NONQUALIFIED DEFERRED CASH COMPENSATION AGREEMENTS (CONTINUED)
    In the event the employees retire before age 65 without the consent of the Bellville Tube Board, the employees will forfeit any benefits. If the employees die while active employees of the Company, their surviving spouses will receive 50% of the accrued deferred incentive compensation. These agreements are purely discretionary and may be altered or cancelled at any time by the Board. The deferred compensation expense for 1999 amounted to $23,205. All amounts due under the Plan are recorded during the period earned.

NOTE I LETTER OF INTENT

    The Company signed a letter of intent dated December 3, 1999 to sell the net assets of the company to its largest customer mentioned previously in Note A. Closing is set for March 31, 2000.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners of

Bellville Tube Co., LP

Bellville, Texas

    We have audited the accompanying balance sheet of Bellville Tube Co., LP (formerly Bellville Tube Corporation) as of March 31, 2000, and the related statements of income, changes in partners' capital and cash flows for the three months then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bellville Tube Co., LP at March 31, 2000, and the results of its operations and its cash flows for the three months then ended, in conformity with generally accepted accounting principles in the United States.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information as reflected on page F-61 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

    Effective April 1, 2000, the Partnership sold substantially all assets and liabilities to its major customer.

HARPER & PEARSON COMPANY

Houston, Texas
April 11, 2000

                             BELLVILLE TUBE CO., LP

                                 BALANCE SHEET

                                 MARCH 31, 2000

                                     ASSETS

CURRENT ASSETS
  Cash......................................................  $  485,655
  Accounts receivable, trade................................   1,483,978
  Inventory.................................................     409,411
  Prepaid expenses..........................................      23,229
                                                              ----------
  TOTAL CURRENT ASSETS......................................   2,402,273
                                                              ----------
PROPERTY, PLANT AND EQUIPMENT
  Land......................................................     200,794
  Buildings.................................................   1,812,813
  Furniture and fixtures....................................      88,069
  Machinery and equipment...................................   7,077,835
  Construction in progress..................................      92,354
                                                              ----------
                                                               9,271,865
  Less accumulated depreciation.............................  (6,471,368)
                                                              ----------
                                                               2,800,497
                                                              ----------
                                                              $5,202,770
                                                              ==========
                   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..........................................  $  218,584
  Accrued expenses..........................................     501,301
  Due to partners...........................................     500,000
                                                              ----------
  TOTAL CURRENT LIABILITIES.................................   1,219,885
                                                              ----------
PARTNERS' CAPITAL
  Partners' capital.........................................   3,982,885
                                                              ----------
                                                              $5,202,770
                                                              ==========

                            See accompanying notes.

                             BELLVILLE TUBE CO., LP

                              STATEMENT OF INCOME

                           FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2000

                                                                AMOUNT     PERCENT
                                                              ----------   --------
NET SALES...................................................  $3,548,142    100.00
COST OF GOODS SOLD..........................................   2,497,751     70.40
                                                              ----------    ------
    Gross Profit............................................   1,050,391     29.60
GENERAL AND ADMINISTRATIVE EXPENSES
  General and administrative................................     424,000     11.96
  Management fees--related party............................      30,000      0.85
                                                              ----------    ------
  Operating Income..........................................     596,191     16.80
                                                              ----------    ------
OTHER INCOME (EXPENSE)
  Interest income...........................................      21,458      0.60
  Gain on sale of asset.....................................      35,000      0.99
                                                              ----------    ------
                                                                  56,458      1.59
                                                              ----------    ------
INCOME BEFORE STATE INCOME TAX EXPENSE......................     652,649     18.39
STATE INCOME TAX EXPENSE....................................      29,113      0.82
                                                              ----------    ------
NET INCOME..................................................  $  623,536     17.57
                                                              ==========    ======

                            See accompanying notes.

                             BELLVILLE TUBE CO., LP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                               CLASS A    CLASS B    ADDITIONAL
                                COMMON     COMMON     PAID-IN      RETAINED     PARTNERS'
                                STOCK      STOCK      CAPITAL      EARNINGS      CAPITAL        TOTAL
                               --------   --------   ----------   -----------   ----------   -----------
BALANCE, December 31, 1999...    $ 50       $ 48      $ 97,882    $ 5,994,463   $       --   $ 6,092,443

DISTRIBUTIONS TO
  STOCKHOLDERS...............      --         --            --     (2,733,094)          --    (2,733,094)

NET INCOME...................      --         --            --        623,536           --       623,536

CONVERSION TO LIMITED
  PARTNERSHIP (March 27,
  2000)......................     (50)       (48)      (97,882)    (3,884,905)   3,982,885            --
                                 ----       ----      --------    -----------   ----------   -----------

BALANCE, March 31, 2000......    $ --       $ --      $     --    $        --   $3,982,885   $ 3,982,885
                                 ====       ====      ========    ===========   ==========   ===========

                            See accompanying notes.

                             BELLVILLE TUBE CO., LP

                            STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   623,536
                                                              -----------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      271,408
    Gain on sale of asset...................................      (35,000)
  Change in operating assets and liabilities:
  Accounts receivable, trade................................      (83,220)
  Accounts receivable, other................................       (5,745)
  Inventory.................................................     (270,359)
  Prepaid expenses..........................................       17,714
  Accounts payable..........................................      100,053
  Accrued expenses..........................................       34,983
  Accrued deferred compensation.............................     (177,020)
                                                              -----------
  Total adjustments.........................................     (147,186)
                                                              -----------
  Net cash provided by operating activities.................      476,350
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of plant and equipment...........................      (46,325)
  Proceeds from sale of asset...............................       35,000
                                                              -----------
  Net cash used by investing activities.....................      (11,325)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to partners...........................................      500,000
  Distributions paid........................................   (2,733,094)
                                                              -----------
  Net cash used by financing activities.....................   (2,233,094)
                                                              -----------
NET DECREASE IN CASH........................................   (1,768,069)
CASH AT BEGINNING OF PERIOD.................................    2,253,724
                                                              -----------
CASH AT END OF PERIOD.......................................  $   485,655
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY:
  During the period the Partnership sold a fully depreciated asset with an original cost of $35,000.


                            See accompanying notes.

                             BELLVILLE TUBE CO., LP

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2000

NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OPERATIONS -- Bellville Tube Co., LP (the Partnership) is engaged in the services of converting hot rolled steel coils into electric resistance welded plain end pipe and raw tube shells for processing into finished oil country tubular goods.

    The partnership was formerly known as Bellville Tube Corporation. On
March 27, 2000, the Company filed a certificate of conversion, converting from a Delaware corporation to a Delaware limited partnership to facilitate the sale discussed in Note H.

    During 2000, substantially all of the Partnership's revenue was generated from one customer located in Houston, Texas. This customer has the exclusive right to purchase conversion services from the Partnership.

    This customer pays the Partnership a commitment fee of $330,000 per month plus a conversion fee of between $114 and $162 per ton. The Partnership has an agreement with this customer to perform a minimum of 4,000 tons and a maximum of 6,000 tons of conversion work per month. This agreement runs through June 30, 2001. The customer may terminate the agreement by giving 170 days notice. If terminated, the Partnership will receive the applicable termination fee, as follows:

April 1, 2000 to June 30, 2001...........................  $250,000

    During the term of the agreement, the customer will provide all raw materials for the Partnership to process.

    On March 7, 2000 the Partnership signed a sales agreement to sell substantially all of the assets of the Partnership to the customer. See Note H for further discussion.

    ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include those utilized in recording a liability for the Partnership's self-insured health care plan. Actual results could differ from those estimates.

    CONCENTRATIONS OF CREDIT RISK -- Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of trade receivables and cash. The Partnership places its cash with high credit quality financial institutions. Generally, no collateral or other security is required to support customer receivables. At March 31, 2000, substantially all of the Partnership's accounts receivable balance was due from the customer discussed above. Management has a longstanding and ongoing relationship with this customer and has had no collection problems in the past. Management feels the remaining balance is fully collectable; therefore no allowance for doubtful accounts has been recorded.

    CASH -- Cash consists of amounts included in demand accounts, of which substantially all balances are invested in overnight sweep accounts. At
March 31, 2000, the Company had on deposit with a financial institution, cash totaling approximately $380,000 in excess of FDIC insurance limits.

                             BELLVILLE TUBE CO., LP

                                 MARCH 31, 2000

NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION -- The Company recognizes revenues as processing is completed.

    INVENTORY -- Inventory consists of raw materials and is valued at the lower of cost or market on a first-in, first-out basis.

    PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment is stated at cost. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets using straight-line method.

    Expenditures for additions, major renewals, and betterments are capitalized and expenditures for maintenance and repairs are charged to earnings as incurred.

    When property and equipment are retired or otherwise disposed of, the cost thereof and the applicable accumulated depreciation is removed from the respective accounts and the resulting gain or loss is reflected in earnings.

    Construction in progress includes a waste treatment plant and other manufacturing equipment. Remaining estimated costs to complete amount to $9,300 as of March 31, 2000.

    FEDERAL INCOME TAXES -- The entity is taxed as a partnership under the Internal Revenue Code. In lieu of corporate income taxes, the partners are taxed on their proportionate share of the Partnership's taxable income.

NOTE B PROPERTY, PLANT AND EQUIPMENT

    The major asset categories, together with the related estimated useful lives and accumulated depreciation, are as follows at March 31, 2000:

                                                                    ACCUMULATED
                                                        LIFE        DEPRECIATION
                                                   --------------   ------------
Buildings........................................  31.5 - 40 yrs.    $  382,835
Furniture and fixtures...........................      7 yrs.            66,335
Machinery and equipment..........................      7 yrs.         6,022,198
                                                                     ----------
                                                                     $6,471,368
                                                                     ==========

NOTE C RELATED PARTY TRANSACTIONS

    During the period, the Partnership paid management fees to an affiliated company amounting to $30,000.

NOTE D LINE OF CREDIT

    The Partnership has a line of credit, which allows borrowings up to $500,000 from January 2000 through June 2001. Interest is at the lower of prime or LIBOR rate. At March 31, 2000, there were no borrowings on the line of credit.

    The line of credit is secured by substantially all assets of the Partnership. Among other provisions, the line of credit requires maintenance of certain financial ratios and levels of tangible

                             BELLVILLE TUBE CO., LP

                                 MARCH 31, 2000

NOTE D LINE OF CREDIT (CONTINUED)
net worth and contains restrictions as to certain operating activities of the Partnership. Management is not aware of any violations of the covenants.

NOTE E EMPLOYEE BENEFIT PLAN

    The Partnership has a 401(k) Employee Savings Plan whereby all qualified employees may defer up to 15% of their salary and the Partnership will match 50% of the participant's eligible contributions. Eligible contributions equal the amount of the participant's elective deferrals for the year, limited to 5% of annual compensation. The Partnership's retirement benefit cost for the period ended March 31, 2000 amounted to $17,677.

    In addition to the matching contribution, the Partnership may make a discretionary contribution allocated to each eligible participant based upon their ratio of compensation to all eligible participants' compensation. There were no discretionary contributions for the period.

NOTE F NONQUALIFIED DEFERRED CASH COMPENSATION AGREEMENTS

    Effective March 1, 1998, the Partnership entered into nonqualified deferred cash compensation agreements with two employees. Under the agreements the employees will receive at retirement the cumulative total of the greater of 10% of annual base earnings or 50% of supplementary income payments (based on a percentage of profits) earned each year.

    These agreements are purely discretionary and may be altered or cancelled at any time by the Partnership. The deferred compensation expense for period ended March 31, 2000 amounted to $13,244. In contemplation of the sale of the Partnership, the amounts accrued under these agreements were paid to the employees.

NOTE G COMMITMENTS

    The Partnership leases certain automobiles, trucks and trailers under operating lease agreements, which expire during 2000. These agreements may be cancelled by either party within 30 days. In association with the truck and trailer leases, the Partnership pays mileage costs amounting to six and a half cents per mile for trucks and two cents per mile for trailers. The Partnership also leases certain equipment on a month-to-month basis. Rental expense was $67,855 for the period ended March 31, 2000. It is expected that in the normal course of business, leases that expire will be renewed or replaced.

NOTE H SALE AGREEMENT

    On March 7, 2000, the Partnership signed an agreement to sell all assets except cash, accounts receivable and inventory held on March 31, 2000 to its largest customer (the Buyer). The agreement also calls for the Buyer to assume all current liabilities reflected on the closing balance sheet prior to the acquisition. Closing on the sale occurred on March 31, 2000, effective April 1, 2000.

                             BELLVILLE TUBE CO., LP

                                 MARCH 31, 2000

NOTE I CONTINGENCY

    In February 2000, a discrimination claim against the Partnership was filed with the Equal Employment Opportunity Commission (EEOC) by a former employee. The claim is currently being reviewed by the EEOC. No monetary damages have been proposed at this point and no estimate of the potential loss can be made. The Partnership believes the claim is without merit. It is reasonably possible that this estimate could change in the near term and such change could be material.

                             BELLVILLE TUBE CO., LP

                    SUPPLEMENTAL SCHEDULE OF ACCOUNT DETAIL

                                 MARCH 31, 2000

PREPAID EXPENSES
  Prepaid insurance.........................................  $ 12,429
  Prepaid license fees......................................    10,800
                                                              --------
                                                              $ 23,229
                                                              ========
ACCRUED EXPENSES
  Health insurance claims...................................  $118,556
  Franchise taxes...........................................    88,814
  Vacation..................................................    87,000
  Electric..................................................    69,815
  Payroll taxes.............................................    50,898
  Property taxes............................................    26,250
  Bearings..................................................    20,089
  Truck leasing costs.......................................    17,224
  Coating costs.............................................    12,078
  Other.....................................................     3,911
  Repairs...................................................     3,082
  Sales tax.................................................     2,384
  Bank fees.................................................       948
  Welding supplies..........................................       252
                                                              --------
                                                              $501,301
                                                              ========

                       See independent auditor's report.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Cargill, Incorporated:



We have audited the accompanying balance sheets of North Star Steel Tubular Products (the Company) as of May 31, 2001, 2000, and 1999, and the related statements of earnings, cash flows, and equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Star Steel Tubular Products as of May 31, 2001, 2000, and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



June 15, 2001



KPMG LLP



Minneapolis, Minnesota

                       NORTH STAR STEEL TUBULAR PRODUCTS



                                 BALANCE SHEETS



                          MAY 31, 2001, 2000, AND 1999



                                 (IN THOUSANDS)



                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                            ASSETS
Current assets:
  Trade accounts receivable, net of allowance for bad debts
    of $50 in 2001, 2000, and 1999..........................  $ 41,329    $ 27,762    $ 18,209
  Other receivables.........................................       365          93         769
  Inventories...............................................    49,538      35,938      32,236
  Other current assets......................................       112         211         356
                                                              --------    --------    --------
    Total current assets....................................    91,344      64,004      51,570
                                                              --------    --------    --------
Property, plant, and equipment:
  Land and land improvements................................     4,709       4,709       3,692
  Buildings.................................................    13,013      12,988      10,986
  Machinery and equipment...................................   185,948     184,446     162,147
  Construction in progress..................................     3,457       2,932      19,509
                                                              --------    --------    --------
    Total property, plant, and equipment....................   207,127     205,075     196,334
  Less accumulated depreciation.............................  (161,044)   (159,176)   (161,810)
                                                              --------    --------    --------
    Net property, plant, and equipment......................    46,083      45,899      34,524
                                                              --------    --------    --------
Other assets
  Deferred charges..........................................    14,262      14,687      16,381
  Due from Cargill, Inc.....................................     2,244          --          --
  Deferred tax assets.......................................     3,444       5,228       6,583
                                                              --------    --------    --------
    Total other assets......................................    19,950      19,915      22,964
                                                              --------    --------    --------
    Total assets............................................  $157,377    $129,818    $109,058
                                                              ========    ========    ========
                                    LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable..........................................  $ 27,020    $ 21,429    $ 21,149
  Accrued payroll and related taxes.........................     7,328       2,374       1,891
  Other accrued expenses....................................     6,330       6,672       5,307
  Income taxes payable......................................     4,333         521         898
                                                              --------    --------    --------
    Total current liabilities...............................    45,011      30,996      29,245
                                                              --------    --------    --------
  Due to Cargill, Inc.......................................        --      31,863      32,218
  Other noncurrent liabilities..............................     2,078       1,954       1,835
  Total equity..............................................   110,288      65,005      45,760
                                                              --------    --------    --------
    Total liabilities and equity............................  $157,377    $129,818    $109,058
                                                              ========    ========    ========



                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS



                             STATEMENTS OF EARNINGS



                    YEARS ENDED MAY 31, 2001, 2000, AND 1999



                                 (IN THOUSANDS)



                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Net sales...................................................  $328,575    $221,555    $187,042

Cost of sales...............................................   237,316     200,532     160,231
                                                              --------    --------    --------

  Gross profit..............................................    91,259      21,023      26,811

Selling, general, and administrative expense................    18,698      17,356      15,029
                                                              --------    --------    --------

  Earnings from operations..................................    72,561       3,667      11,782

Interest expense, net.......................................     1,805       2,262       1,449

Miscellaneous (income) expense..............................       455      (3,844)     (2,367)
                                                              --------    --------    --------

  Earnings before income taxes..............................    70,301       5,249      12,700

Income tax expense..........................................    25,018       2,004       4,854
                                                              --------    --------    --------

  Net earnings..............................................  $ 45,283    $  3,245    $  7,846
                                                              ========    ========    ========



                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS



                            STATEMENTS OF CASH FLOWS



                    YEARS ENDED MAY 31, 2001, 2000, AND 1999



                                 (IN THOUSANDS)



                                                                2001       2000       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net earnings..............................................  $ 45,283   $  3,245   $  7,846
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization...........................     4,324      3,468      2,668
    Deferred income taxes...................................     1,784      1,355        104
  Changes in current assets and liabilities:
    Trade accounts receivable...............................   (13,567)    (9,554)    17,632
    Other receivables.......................................      (272)       677       (683)
    Inventories.............................................   (13,600)    (3,702)     8,346
    Accounts payable........................................     5,591        280     (6,671)
    Accrued payroll and related taxes.......................     4,954        483     (7,240)
    Other accrued expenses..................................      (342)     1,365        601
    Income taxes payable....................................     3,812       (377)      (366)
    Other current assets....................................        99        145        189
  Change in other assets and liabilities....................       548      1,813     (2,036)
                                                              --------   --------   --------
      Net cash provided by operating activities.............    38,614       (802)    20,390
                                                              --------   --------   --------
Cash flows from investing activities:
  Additions to property, plant, and equipment...............    (4,503)   (14,842)   (19,199)
                                                              --------   --------   --------
      Net cash used by investing activities.................    (4,503)   (14,842)   (19,199)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net change in due to/due from Cargill, Inc................   (34,111)      (356)     2,634
  Capital contributions received from Cargill, Inc..........        --     16,000         --
  Dividends paid to Cargill, Inc............................        --         --     (3,825)
                                                              --------   --------   --------
      Net cash used by financing activities.................   (34,111)    15,644     (1,191)
                                                              --------   --------   --------
Net change in cash and cash equivalents.....................        --         --         --
Cash and cash equivalents at beginning of year..............        --         --         --
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $     --   $     --   $     --
                                                              ========   ========   ========
Supplemental disclosures:
  Cash paid for income taxes................................  $ 19,422   $    736   $  4,963
  Cash paid for interest....................................        --         --          2
                                                              ========   ========   ========



                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS



                              STATEMENTS OF EQUITY



                    YEARS ENDED MAY 31, 2001, 2000, AND 1999



                                 (IN THOUSANDS)



                                                                TOTAL
                                                               EQUITY
                                                              ---------
Balance at May 31, 1998.....................................  $ 41,739

Net earnings................................................     7,846

Dividends paid to Cargill, Inc..............................    (3,825)
                                                              --------

Balance at May 31, 1999.....................................    45,760

Net earnings................................................     3,245

Capital contributions received from Cargill, Inc............    16,000
                                                              --------

Balance at May 31, 2000.....................................    65,005

Net earnings................................................    45,283
                                                              --------

Balance at May 31, 2001.....................................  $110,288
                                                              ========



                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS



                         NOTES TO FINANCIAL STATEMENTS



                          MAY 31, 2001, 2000, AND 1999



(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A) ORGANIZATION



    North Star Steel Tubular Products (the Company) is comprised of North Star Steel Ohio and Universal Tubular Services, Inc., a wholly owned subsidiary of North Star Steel Co., which is, in turn, a wholly owned subsidiary of Cargill, Inc. The Company is comprised of a seamless casing manufacturing facility in Youngstown, Ohio and a pipe finishing operation based in Houston, Texas. The Company is a leading supplier of seamless pipe to major distributors of goods and services to the oil and gas industry in the United States and Canada.



(B) STATEMENT PRESENTATION



    The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Cargill, Inc. and North Star Steel Co. and are generally based on proportional allocations and in certain circumstances based on specific identification of applicable costs.



(C) REVENUE RECOGNITION



    Revenue is recognized as it is earned, which generally occurs when title is transferred to the customer.



(D) CONCENTRATION OF CREDIT RISK



    The majority of the Company's customers are major distributors of goods and services to the oil and gas industry in the United States and Canada. Sales to the Company's top five customers totaled $219,163,000, $127,709,000, and $112,050,000, in 2001, 2000, and 1999, respectively. Accounts receivable due from these top five customers totaled $25,942,000, $13,985,000, and $10,001,000 at May 31, 2001, 2000, and 1999, respectively.



(E) INCOME TAXES



    Cargill, Inc. and substantially all of its domestic subsidiaries are members of a group which files a consolidated federal income tax return. Federal income taxes or tax benefits are allocated to each company on the basis of its individual taxable income or loss and tax credits included in the return. Deferred income taxes are recognized for temporary differences between income for financial reporting purposes and income for tax purposes.



(F) INVENTORIES



    Inventories are stated primarily at the lower of cost or market. Cost is determined on a last-in, first-out (LIFO) basis.



(G) DEFERRED CHARGES



    Deferred charges represents the net book value of the mandrels used in the manufacturing process. The mandrels are amortized on a units-of-production basis.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999



(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


(H) PROPERTY, PLANT, AND EQUIPMENT



    Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the following useful lives:



Buildings...................................................  30 to 40 years
Machinery and equipment.....................................  15 to 18 years



(I) RECOVERABILITY OF FIXED ASSETS



    The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows may not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.



(J) ACCOUNTING ESTIMATES



    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



(2) INVENTORIES



    The components of inventories are as follows:



                                                   2001       2000       1999
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
FIFO inventories:
  Raw materials................................  $14,853    $10,752    $12,510
  Work-in-process..............................      490        175        158
  Finished goods...............................   24,059     17,752     13,248
  Supplies.....................................   14,803     14,526     10,949
                                                 -------    -------    -------
    Total FIFO inventories.....................   54,205     43,205     36,865
LIFO reserve...................................   (4,667)    (7,267)    (4,629)
                                                 -------    -------    -------
    Total LIFO inventories.....................  $49,538    $35,938    $32,236
                                                 =======    =======    =======



    Net earnings were increased (decreased) by changes in the LIFO reserve by $1,690,000, $(1,715,000), and $3,949,000 in 2001, 2000, and 1999, respectively.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999



(3) LEASE COMMITMENTS



    The future minimum lease commitments under noncancellable operating leases are as follows:



                        YEAR ENDING
                          MAY 31,
                          -------                            (IN THOUSANDS)
2002.......................................................       $549
2003.......................................................        400
2004.......................................................        270
2005.......................................................        190
2006.......................................................        155
2007 and beyond............................................        213



    Rent expense for the years ended May 31, 2001, 2000, and 1999 was $2,135,000, $1,718,000, and $1,587,000 respectively.



(4) INCOME TAXES



    Income tax expense is made up of the following components:



                                                     2001       2000       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Current..........................................  $23,234        649      4,750
Deferred.........................................    1,784      1,355        104
                                                   -------     ------     ------
                                                   $25,018      2,004      4,854
                                                   =======     ======     ======



    The effective tax rate is different from the statutory federal income tax rate for the following reasons:



                                                      2001          2000          1999
                                                    --------      --------      --------
                                                               (IN THOUSANDS)
Federal statutory rate............................    35.0%         35.0%         35.0%
State and local income taxes......................     0.6           3.0           3.0
Other.............................................      --           0.2           0.2
                                                      ----          ----          ----
                                                      35.6%         38.2%         38.2%
                                                      ====          ====          ====

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999



(4) INCOME TAXES (CONTINUED)


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:



                                                      2001       2000       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation and amortization...................   $   30         --         --
                                                     ------     ------     ------
    Total deferred tax liabilities................       30         --         --
                                                     ------     ------     ------
Deferred tax assets:
  Accruals........................................    2,352      3,657      3,634
  Other...........................................    1,122      1,571      2,949
                                                     ------     ------     ------
    Total deferred tax assets.....................    3,474      5,228      6,583
Valuation allowance...............................       --         --         --
                                                     ------     ------     ------
    Total deferred tax assets.....................    3,474      5,228      6,583
                                                     ------     ------     ------
    Net deferred tax assets.......................   $3,444     $5,228     $6,583
                                                     ======     ======     ======



(5) RELATED PARTY TRANSACTIONS



    Costs allocated to the Company by Cargill, Inc. and North Star Steel Co. relate to corporate services such as legal, insurance administration, tax administration, human resources, leasing, public relations, credit and collections, revenue accounting, and IT support, and totaled $5,663,000, $5,377,000, and $3,786,000 in 2001, 2000, and 1999, respectively.



    The due to/due from Cargill, Inc. bears interest at variable rates. The weighted average interest rates at year-end charged on the balances were 5.52%, 7.25%, and 6.30% in 2001, 2000, and 1999, respectively.



    Sales to other divisions of North Star Steel Co. totaled $0, $5,576,000, and $3,230,000 in 2001, 2000, and 1999, respectively.



    Purchases from other divisions of North Star Steel Co. totaled $0, $0, and $621,000 in 2001, 2000, and 1999, respectively.



(6) CONTINGENCIES



(A) ENVIRONMENTAL



    The Company is required to comply with various environmental laws and regulations incident to its normal business operations. The Company has reserved for future costs of remediation of identified issues. Additional costs for losses which may be identified in the future cannot be presently determined; however, management does not believe any such issues would materially affect the financial position of the Company.



(B) GENERAL



    Certain claims and lawsuits have been filed in the ordinary course of business. It is management's opinion that settlement of all litigation would not require payment of an amount which would be material to the financial statements of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes described hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               -----------------

                               TABLE OF CONTENTS


                                         Page
                                       --------
Where You Can Find More
  Information........................      1

Cautionary Statement Concerning
  Forward-Looking Statements.........      2

Prospectus Summary...................      3

Risk Factors.........................     16

The Exchange Offer...................     28

Use of Proceeds......................     38

Capitalization.......................     38

Selected Consolidated Financial
  Data...............................     39

North Star Tubular Products Division
  Selected Consolidated Financial
  Data...............................     41

Unaudited Pro Forma Consolidated
  Financial Statements...............     42

Lone Star Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations..............     52

North Star Tubular Products Division
  Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations..............     62

Our Business.........................     65

Management...........................     81

Principal Stockholders...............     83

Certain Relationships and Related
  Transactions.......................     84

Description of Other Indebtedness....     85

Description of Notes.................     87

Material United States Federal Income
  Tax Considerations.................    126

Plan of Distribution.................    130

Legal Matters........................    131

Experts..............................    131

Index to Consolidated Financial
  Statements.........................    F-1



                          LONE STAR TECHNOLOGIES, INC.

                               OFFER TO EXCHANGE
               9.00% SENIOR SUBORDINATED NOTES DUE 2011, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
               9.00% SENIOR SUBORDINATED NOTES DUE 2011, SERIES A
                 ($150,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                                 --------------

                                     [LOGO]

                                 --------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In accordance with Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), Lone Star's Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, limits the personal liability of members of its Board of Directors to Lone Star or its stockholders for monetary damages for breach of fiduciary duty as a director to a total of $25,000. Such provision does not eliminate or limit the liability of a director for (1) any breach of a director's duty of loyalty to Lone Star or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL) or (4) any transaction from which the director derived an improper personal benefit.

    Under Section 145 of the DGCL, Lone Star has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

    In the case of an action by or in the right of Lone Star, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Lone Star unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of Lone Star has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred in connection therewith.

    Lone Star also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of the corporation, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify against the liability.

    The certificate of incorporation and bylaws provide that Lone Star will indemnify its officers and directors and former officers and directors against any expenses, liability or loss reasonably incurred or suffered by such persons as a result of having acted as an officer or director of Lone Star, or, at the request of Lone Star, as an officer, director, agent or employee of another business entity. The certificate of incorporation and bylaws further provide that Lone Star may, by action of its Board of Directors, provide indemnification to employees and agents of Lone Star with the same scope and effect as the indemnification of directors and officers.

    ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
        1.1             Underwriting Agreement dated May 2, 2001 among Lone Star,
                        Alpine Capital, L.P., and Bear Stearns & Co., Inc.
                        (incorporated by reference to Exhibit 99.1 to Form 8-K of
                        Lone Star as filed May 15, 2001).

        2.1             Asset Purchase Agreement dated as of November 16, 1999 by
                        and among Lone Star, Fintube Technologies, Inc. and Fintube
                        Limited Partnership (incorporated by reference to
                        Exhibit 2.1 to Form 8-K of Lone Star as filed on
                        January 18, 2000).

        2.2             First Amendment to Asset Purchase Agreement dated as of
                        January 1, 2000 by and among Lone Star, Fintube
                        Technologies, Inc. and Fintube Limited Partnership
                        (incorporated by reference to Exhibit 2.2 to Form 8-K of Lone Star as filed on January 18, 2000).

        2.3 Asset Purchase Agreement dated as of March 7, 2000 by and among Lone Star, Bellville Acquisition, Inc. and Bellville
                        Tube Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K of Lone Star as filed on April 17, 2000).

        2.4             First Amendment to Asset Purchase Agreement dated as of
                        March 31, 2000 by and among Lone Star, Bellville
                        Acquisition, Inc. and Bellville Tube Corporation
                        (incorporated by reference to Exhibit 2.2 to Form 8-K of Lone Star as filed on April 17, 2000).

        2.5             Purchase and Sale Agreement among North Star Steel Company,
                        Universal Tubular Services, Inc., Cargill, Incorporated,
                        Lone Star Technologies, Inc., and Star Seamless, Inc., dated as of August 16, 2001 (incorporated by reference to
                        Exhibit 2.1 to Form 8-K of Lone Star as filed on August 17,
                        2001).

        3.1             Certificate of Incorporation of Lone Star (incorporated by reference to Exhibit 3(a) to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).

        3.2             Certificate of Amendment to Certificate of Incorporation
                        dated September 30, 1986 (incorporated by reference to
                        Exhibit 3.2 to Form S-3 Registration Statement of Lone Star
                        as filed on February 4, 2000, File No. 333-96207).

        3.3             Agreement and Plan of Merger dated March 6, 1986, among Lone
                        Star Steel Company, a Texas corporation, Lone Star, a
                        Delaware corporation, and Lone Star Steel Company Merging
                        Corporation, a Delaware corporation (incorporated by
                        reference to Exhibit II to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).

        3.4             By-Laws as adopted March 6, 1986, as amended effective
                        September 30, 1986 and March 15, 1990 (incorporated by
                        reference to Exhibit 3.5 to Form S-3 Registration Statement of Lone Star as filed on February 4, 2000, File
                        No. 333-96207).

        3.5 Certificate of Amendment to Certificate of Incorporation dated May 20, 1998 (incorporated by reference to Exhibit 3.4 to Form 10-Q for the quarter ended June 30,
                        1998).

        4.1             Statement of Resolution establishing Cumulative Preferred
                        Stock, Series A (par value $1 per share), dated
                        September 1, 1988 (incorporated by reference to
                        Exhibit 3(c) of Form 10-K of Lone Star filed April 7, 1989).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
        4.2             Letter Agreement dated October 19, 2000 by Alpine Capital,
                        L.P., Keystone, Inc. and The Anne T. and Robert M. Bass
                        Foundation to Lone Star (incorporated by reference to
                        Exhibit 4.6 to Amendment No. 2 to Form S-3 Registration
                        Statement of Lone Star as filed on October 20, 2000, File
                        No. 333-41130).

      **4.3             Indenture dated as of May 29, 2001 among Lone Star,
                        Environmental Holdings, Inc., Zinklahoma, Inc., Lone Star
                        Steel Company, Lone Star Logistics, Inc., Lone Star Steel
                        International, Inc., Lone Star Steel Sales Company,
                        Rotac, Inc., T&N Lone Star Warehouse Co., Texas & Northern
                        Railway Company, Lone Star ST Holdings, Inc., Fintube
                        Technologies, Inc., Fintube Canada, Inc., Bellville Tube
                        Corporation, and Wells Fargo Bank Minnesota, National
                        Association.

      **4.4             Exchange and Registration Rights Agreement dated May 29,
                        2001, among Lone Star, Goldman, Sachs & Co., Salomon Smith
                        Barney Inc., Banc of America Securities LLC, CIBC World
                        Markets Corp., Dresdner Kleinwort Wasserstein Securities
                        LLC, RBC Dominion Securities Corporation, and The
                        Robinson-Humphrey Company, LLC.

       *5.1             Opinion of Fulbright & Jaworski L.L.P.

       10.1 Amended 1985 Long-Term Incentive Plan (incorporated by reference to Exhibit A of Proxy Statement of Lone Star as filed on October 22, 1993).

       10.1(a) Amendments to the Amended 1985 Long-Term Incentive Plan adopted on May 8, 1997 (incorporated by reference to Exhibit 10.1(a) to Form 10-Q of Lone Star for the quarter ended June 30, 1997).

       10.1(b)          Amendments to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 14, 1998 (incorporated by reference to
                        Exhibit 10.1(b) to Form 10-Q for the quarter ended June 30,
                        1998).

       10.1(c)          Amendments to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 11, 1999 (incorporated by reference to
                        Exhibit 10.1(c) to Form 10-Q for the quarter ended June 30,
                        1999).

       10.1(d)          Amendment to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 9, 2000 (incorporated by reference to
                        Exhibit 10.1(d) to Form 10-Q for the quarter ended June 30,
                        2000).

       10.1(e) Amendments to the Amended 1985 Long-Term Incentive Plan adopted on May 8, 2001 (incorporated by reference to appendix of Proxy Statement of Lone Star as filed on March 29, 2001).

       10.2             Employment Retention Policy adopted May 8, 1997, letter
                        agreements dated May 22, 1997 between Lone Star and John P.
                        Harbin, Charles J. Keszler and Robert F. Spears and between
                        Lone Star Steel Company and W. Byron Dunn and letter
                        agreement dated September 25, 1997 between Lone Star and
                        Rhys J. Best (incorporated by reference to Exhibit 10.3 to
                        Form 10-K for the year ended December 31, 1997).

       10.3             Contract for Electric Service dated September 30, 1996
                        between Southwestern Electric Power Company and Lone Star
                        Steel Company (incorporated by reference to Exhibit 10.21 to
                        Form 10-K for the year ended December 31, 1996).

       10.4             Cost Sharing Agreement dated as of July 1, 1997 between Lone
                        Star and Lone Star Steel Company, replacing Cost Sharing
                        Agreement dated May 16, 1991 (Exhibit 10.12 to Form 10-K
                        for the year ended December 31, 1997) (incorporated by
                        reference to Exhibit 10.24 to Form 10-K for the year ended
                        December 31, 1997).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
       10.5             Consulting Agreement dated as of July 23, 1998 between Lone
                        Star and John P. Harbin (incorporated by reference to
                        Exhibit 10.27 to Form 10-Q for the quarter ended
                        September 30, 1998).

       10.6             Phantom Stock Deferred Compensation Plan adopted on
                        September 22, 1998 (incorporated by reference to
                        Exhibit 10.28 to Form 10-Q for the quarter ended
                        September 30, 1998).

       10.7             Financing Agreement dated March 12, 1999 between Lone Star
                        Steel Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.30 to Form 10-Q for the quarter ended March 31, 1999).

       10.8             Subordination Agreement dated March 12, 1999 between Lone
                        Star and The CIT Group/Business Credit, Inc. (incorporated by reference to Exhibit 10.31 to Form 10-Q for the quarter ended March 31, 1999).

       10.9             Intercreditor Agreement dated March 12, 1999 among Lone
                        Star, Lone Star Steel Company and The CIT Group/Business
                        Credit, Inc. (incorporated by reference to Exhibit 10.32 to
                        Form 10-Q for the quarter ended March 31, 1999).

       10.10            Amendment Agreement dated December 28, 1999 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.33 to Form 10-K for the year ended December 31, 1999).

       10.11(a)         Limited Guaranty dated December 28, 1999 of Lone Star in
                        favor of The CIT Group/ Business Credit, Inc., as Agent
                        (incorporated by reference to Exhibit 10.34 to Form 10-K for the year ended December 31, 1999).

       10.11(b) Limited Guaranty dated as of March 31, 2000 by and between The CIT Group/ Business Credit, Inc., as agent, and Lone
                        Star (incorporated by reference to Exhibit 2.3 to Form 8-K of Lone Star as filed on April 17, 2000).

       10.11(c)         Stock Pledge Agreement dated as of March 31, 2000 by and
                        between The CIT Group/ Business Credit, Inc., as agent, and
                        Lone Star (incorporated by reference to Exhibit 2.4 to
                        Form 8-K of Lone Star as filed on April 17, 2000).

       10.12            Employee Stock Purchase Plan adopted on May 9, 2000
                        (incorporated by reference to Exhibit 10.36 to Form 10-Q for the quarter ended June 30, 2000).

       10.13            Deferred Compensation Plan adopted by Lone Star's Board of
                        Directors on May 9, 2000 (incorporated by reference to
                        Exhibit 10.37 to Form 10-Q for the quarter ended June 30,
                        2000).

       10.14            Amendment Agreement dated September 29, 2000 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.38 to Form 10-Q for the quarter ended September 30, 2000).

       10.15            Amendment Agreement dated October 25, 2000 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.39 to Form 10-K for the year ended December 31, 2000).

       10.16            Employment Agreement dated May 7, 2001 between Lone Star and
                        Rhys J. Best (incorporated by reference to Exhibit 99.1 to
                        Form 8-K of Lone Star as filed on May 9, 2001).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
     **10.17            Purchase Agreement dated May 23, 2001 among Lone Star,
                        Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of
                        America Securities LLC, CIBC World Markets Corp., Dresdner
                        Kleinwort Wasserstein Securities LLC, RBC Dominion
                        Securities Corporation, and The Robinson-Humphrey Company,
                        LLC.

       10.18            Consulting Employment Agreement dated January 1, 2000, among
                        Fintube Technologies, Inc., Jerry E. Ryan, and Lone Star
                        (incorporated by reference to Exhibit 10.42 to Form 10-Q for the quarter ended March 31, 2001).

       10.19            Employment Agreement dated January 1, 2000 between Fintube
                        Technologies, Inc. and Larry Sims (incorporated by reference to Exhibit 10.43 to Form 10-Q for the quarter ended
                        March 31, 2001).

       12.1 Computation of Ratio of Earnings to Fixed Charges (filed herewith).

       21.1             List of Subsidiaries (filed herewith).

      *23.1 Consent of Fulbright & Jaworski L.L.P. (to be included in their opinion filed as Exhibit 5.1 hereto).

       23.2             Consent of Arthur Andersen LLP (filed herewith).

       23.3             Consent of Harper & Pearson Company (filed herewith).

       23.4             Consent of KPMG LLP (filed herewith).

     **24.1             Powers of Attorney.

       25.1             Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Wells Fargo Bank
                        Minnesota, N.A. (filed herewith).

       99.1             Form of Letter of Transmittal (filed herewith).

       99.2             Form of Notice of Guaranteed Delivery (filed herewith).

       99.3             Form of Letter from Lone Star to Registered Holders and
                        Depository Trust Company Participants (filed herewith).

       99.4             Form of Instructions from Beneficial Owners to Registered
                        Holders and Depository Trust Company Participants (filed herewith).

       99.5             Form of Letter to Clients (filed herewith).

        *               To be filed by amendment.

       **               Previously filed.


    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

    ITEM 22. UNDERTAKINGS.

    Each of the undersigned co-registrants hereby undertakes:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

    (2) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

    (5) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR TECHNOLOGIES, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER
                                                            AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       Chairman of the Board, Chief        October 1, 2001
-------------------------------------------            Executive Officer, President and
Rhys J. Best                                           Director (principal executive
                                                       officer)

/s/ CHARLES J. KESZLER                                 Vice President and Chief            October 1, 2001
-------------------------------------------            Financial Officer (principal
Charles J. Keszler                                     financial and accounting officer)

/s/ FREDERICK B. HEGI, JR.*                            Director                            October 1, 2001
-------------------------------------------
Frederick B. Hegi, Jr.

/s/ ROBERT KELLEY*                                     Director                            October 1, 2001
-------------------------------------------
Robert Kelley

/s/ M. JOSEPH MCHUGH*                                  Director                            October 1, 2001
-------------------------------------------
M. Joseph McHugh

/s/ THOMAS M. MERCER, JR.*                             Director                            October 1, 2001
-------------------------------------------
Thomas M. Mercer, Jr.

/s/ ALFRED M. MICALLEF*                                Director                            October 1, 2001
-------------------------------------------
Alfred M. Micallef

/s/ JERRY E. RYAN*                                     Director                            October 1, 2001
-------------------------------------------
Jerry E. Ryan



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Environmental Holdings, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       ENVIRONMENTAL HOLDINGS, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            CHAIRMAN OF THE BOARD AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       Chairman of the Board, President    October 1, 2001
-------------------------------------------            and Director (principal executive
Rhys J. Best                                           officer)

/s/ CHARLES J. KESZLER                                 Vice President, Treasurer and       October 1, 2001
-------------------------------------------            Director (principal financial and
Charles J. Keszler                                     accounting officer)

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Zinklahoma, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       ZINKLAHOMA, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
Rhys J. Best

/s/ CHARLES J. KESZLER                                 Vice President, Treasurer and       October 1, 2001
-------------------------------------------            Director (principal financial and
Charles J. Keszler                                     accounting officer)

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR STEEL COMPANY
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ W. BYRON DUNN*                                     President, Chief Executive          October 1, 2001
-------------------------------------------            Officer and Director (principal
W. Byron Dunn                                          executive officer)

/s/ CHARLES J. KESZLER                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Charles J. Keszler                                     accounting officer)

/s/ RHYS J. BEST                                       Chairman of the Board and           October 1, 2001
-------------------------------------------            Director
Rhys J. Best

/s/ JOHN G. SHIVERS*                                   Director                            October 1, 2001
-------------------------------------------
John G. Shivers

/s/ W. S. FOWLER*                                      Director                            October 1, 2001
-------------------------------------------
W. S. Fowler



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Lone Star Logistics, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR LOGISTICS, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ JOHN G. SHIVERS*
                                                            ----------------------------------------------
                                                            John G. Shivers
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ JOHN G. SHIVERS*                                   President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
John G. Shivers

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ W. BYRON DUNN*                                     Director                            October 1, 2001
-------------------------------------------
W. Byron Dunn

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel International, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR STEEL INTERNATIONAL, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ W. BYRON DUNN*
                                                            ----------------------------------------------
                                                            W. Byron Dunn
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ W. BYRON DUNN*                                     President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
W. Byron Dunn

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ RHYS J. BEST                                       Director                            October 1, 2001
-------------------------------------------
Rhys J. Best

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel Sales Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR STEEL SALES COMPANY (REGISTRANT)

                                                       By:  /s/ JOHN G. SHIVERS*
                                                            ----------------------------------------------
                                                            John G. Shivers
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ JOHN G. SHIVERS*                                   President (principal executive      October 1, 2001
-------------------------------------------            officer)
John G. Shivers

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ RHYS J. BEST                                       Director                            October 1, 2001
-------------------------------------------
Rhys J. Best

/s/ W. BYRON DUNN*                                     Director                            October 1, 2001
-------------------------------------------
W. Byron Dunn

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Rotac, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       ROTAC, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ JOHN G. SHIVERS*
                                                            ----------------------------------------------
                                                            John G. Shivers
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ JOHN G. SHIVERS*                                   President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
John G. Shivers

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ W. BYRON DUNN*                                     Director                            October 1, 2001
-------------------------------------------
W. Byron Dunn

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, T&N Lone Star Warehouse Co. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       T&N LONE STAR WAREHOUSE CO.
                                                       (REGISTRANT)

                                                       By:  /s/ JOHN G. SHIVERS*
                                                            ----------------------------------------------
                                                            John G. Shivers
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ JOHN G. SHIVERS*                                   President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
John G. Shivers

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ W. BYRON DUNN*                                     Director                            October 1, 2001
-------------------------------------------
W. Byron Dunn

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Texas & Northern Railway Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       TEXAS & NORTHERN RAILWAY COMPANY
                                                       (REGISTRANT)

                                                       By:  /s/ JOHN G. SHIVERS*
                                                            ----------------------------------------------
                                                            John G. Shivers
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ JOHN G. SHIVERS*                                   President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
John G. Shivers

/s/ STEVEN L. JAGGERS*                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Steven L. Jaggers                                      accounting officer)

/s/ W. BYRON DUNN*                                     Director                            October 1, 2001
-------------------------------------------
W. Byron Dunn

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Lone Star ST Holdings, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       LONE STAR ST HOLDINGS, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            PRESIDENT AND CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       Chairman of the Board, President    October 1, 2001
-------------------------------------------            and Director (principal executive
Rhys J. Best                                           officer)

/s/ CHARLES J. KESZLER                                 Vice President, Treasurer and       October 1, 2001
-------------------------------------------            Director (principal financial and
Charles J. Keszler                                     accounting officer)

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Fintube Technologies, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 1st day of October, 2001.


                                                       FINTUBE TECHNOLOGIES, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ LARRY J. SIMS*
                                                            ----------------------------------------------
                                                            Larry J. Sims
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ LARRY J. SIMS*                                     President (principal executive      October 1, 2001
-------------------------------------------            officer)
Larry J. Sims

/s/ BETH B. HOOD*                                      Vice President-Finance and          October 1, 2001
-------------------------------------------            Treasurer (principal financial
Beth B. Hood                                           and accounting officer)

/s/ CHARLES J. KESZLER                                 Director                            October 1, 2001
-------------------------------------------
Charles J. Keszler

/s/ RHYS J. BEST                                       Chairman of the Board and           October 1, 2001
-------------------------------------------            Director
Rhys J. Best

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Fintube
Canada, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 1st day of October, 2001.


                                                       FINTUBE CANADA, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ LARRY J. SIMS*
                                                            ----------------------------------------------
                                                            Larry J. Sims
                                                            PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ LARRY J. SIMS*                                     President (principal executive      October 1, 2001
-------------------------------------------            officer)
Larry J. Sims

/s/ BETH B. HOOD*                                      Vice President-Finance and          October 1, 2001
-------------------------------------------            Treasurer (principal financial
Beth B. Hood                                           and accounting officer)

/s/ CHARLES J. KESZLER                                 Director                            October 1, 2001
-------------------------------------------
Charles J. Keszler

/s/ RHYS J. BEST                                       Chairman of the Board and           October 1, 2001
-------------------------------------------            Director
Rhys J. Best

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears



*By:  /s/ ROBERT F. SPEARS
      --------------------------------------
      Robert F. Spears
      ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Bellville Tube Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.


                                                       BELLVILLE TUBE CORPORATION
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
                                                            BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       Chairman of the Board, Chief        October 1, 2001
-------------------------------------------            Executive Officer and Director
Rhys J. Best                                           (principal executive officer)

/s/ CHARLES J. KESZLER                                 Vice President, Treasurer and       October 1, 2001
-------------------------------------------            Director (principal financial and
Charles J. Keszler                                     accounting officer)

/s/ ROBERT F. SPEARS                                   Director                            October 1, 2001
-------------------------------------------
Robert F. Spears

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, Star Tubular Technologies, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.



                                                       STAR TUBULAR TECHNOLOGIES, INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            PRESIDENT



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rhys J. Best, Robert F. Spears and Charles J. Keszler his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Amendment No. 1 to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
Rhys J. Best

/s/ CHARLES J. KESZLER                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Charles J. Keszler                                     accounting officer)

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, Star Tubular Technologies (Houston), Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.



                                                       STAR TUBULAR TECHNOLOGIES (HOUSTON), INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            PRESIDENT



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rhys J. Best, Robert F. Spears and Charles J. Keszler his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Amendment No. 1 to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
Rhys J. Best

/s/ CHARLES J. KESZLER                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Charles J. Keszler                                     accounting officer)

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, Star Tubular Technologies (Youngstown), Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of October, 2001.



                                                       STAR TUBULAR TECHNOLOGIES (YOUNGSTOWN), INC.
                                                       (REGISTRANT)

                                                       By:  /s/ RHYS J. BEST
                                                            ----------------------------------------------
                                                            Rhys J. Best
                                                            PRESIDENT



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rhys J. Best, Robert F. Spears and Charles J. Keszler his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Amendment No. 1 to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----
/s/ RHYS J. BEST                                       President and Director (principal   October 1, 2001
-------------------------------------------            executive officer)
Rhys J. Best

/s/ CHARLES J. KESZLER                                 Vice President and Treasurer        October 1, 2001
-------------------------------------------            (principal financial and
Charles J. Keszler                                     accounting officer)

                               INDEX TO EXHIBITS


     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
        1.1             Underwriting Agreement dated May 2, 2001 among Lone Star,
                        Alpine Capital, L.P., and Bear Stearns & Co., Inc.
                        (incorporated by reference to Exhibit 99.1 to Form 8-K of
                        Lone Star as filed May 15, 2001).

        2.1             Asset Purchase Agreement dated as of November 16, 1999 by
                        and among Lone Star, Fintube Technologies, Inc. and Fintube
                        Limited Partnership (incorporated by reference to
                        Exhibit 2.1 to Form 8-K of Lone Star as filed on
                        January 18, 2000).

        2.2             First Amendment to Asset Purchase Agreement dated as of
                        January 1, 2000 by and among Lone Star, Fintube
                        Technologies, Inc. and Fintube Limited Partnership
                        (incorporated by reference to Exhibit 2.2 to Form 8-K of Lone Star as filed on January 18, 2000).

        2.3 Asset Purchase Agreement dated as of March 7, 2000 by and among Lone Star, Bellville Acquisition, Inc. and Bellville
                        Tube Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K of Lone Star as filed on April 17, 2000).

        2.4             First Amendment to Asset Purchase Agreement dated as of
                        March 31, 2000 by and among Lone Star, Bellville
                        Acquisition, Inc. and Bellville Tube Corporation
                        (incorporated by reference to Exhibit 2.2 to Form 8-K of Lone Star as filed on April 17, 2000).

        2.5             Purchase and Sale Agreement among North Star Steel Company,
                        Universal Tubular Services, Inc., Cargill, Incorporated,
                        Lone Star Technologies, Inc., and Star Seamless, Inc., dated as of August 16, 2001 (incorporated by reference to
                        Exhibit 2.1 to Form 8-K of Lone Star as filed on August 17,
                        2001).

        3.1             Certificate of Incorporation of Lone Star (incorporated by reference to Exhibit 3(a) to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).

        3.2             Certificate of Amendment to Certificate of Incorporation
                        dated September 30, 1986 (incorporated by reference to
                        Exhibit 3.2 to Form S-3 Registration Statement of Lone Star
                        as filed on February 4, 2000, File No. 333-96207).

        3.3             Agreement and Plan of Merger dated March 6, 1986, among Lone
                        Star Steel Company, a Texas corporation, Lone Star, a
                        Delaware corporation, and Lone Star Steel Company Merging
                        Corporation, a Delaware corporation (incorporated by
                        reference to Exhibit II to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).

        3.4             By-Laws as adopted March 6, 1986, as amended effective
                        September 30, 1986 and March 15, 1990 (incorporated by
                        reference to Exhibit 3.5 to Form S-3 Registration Statement of Lone Star as filed on February 4, 2000, File
                        No. 333-96207).

        3.5 Certificate of Amendment to Certificate of Incorporation dated May 20, 1998 (incorporated by reference to Exhibit 3.4 to Form 10-Q for the quarter ended June 30,
                        1998).

        4.1             Statement of Resolution establishing Cumulative Preferred
                        Stock, Series A (par value $1 per share), dated
                        September 1, 1988 (incorporated by reference to
                        Exhibit 3(c) of Form 10-K of Lone Star filed April 7, 1989).

        4.2             Letter Agreement dated October 19, 2000 by Alpine Capital,
                        L.P., Keystone, Inc. and The Anne T. and Robert M. Bass
                        Foundation to Lone Star (incorporated by reference to Exhibit 4.6 to Amendment No. 2 to Form S-3 Registration
                        Statement of Lone Star as filed on October 20, 2000, File
                        No. 333-41130).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
      **4.3             Indenture dated as of May 29, 2001 among Lone Star,
                        Environmental Holdings, Inc., Zinklahoma, Inc., Lone Star
                        Steel Company, Lone Star Logistics, Inc., Lone Star Steel
                        International, Inc., Lone Star Steel Sales Company,
                        Rotac, Inc., T&N Lone Star Warehouse Co., Texas & Northern
                        Railway Company, Lone Star ST Holdings, Inc., Fintube
                        Technologies, Inc., Fintube Canada, Inc., Bellville Tube
                        Corporation, and Wells Fargo Bank Minnesota, National
                        Association.

      **4.4             Exchange and Registration Rights Agreement dated May 29,
                        2001, among Lone Star, Goldman, Sachs & Co., Salomon Smith
                        Barney Inc., Banc of America Securities LLC, CIBC World
                        Markets Corp., Dresdner Kleinwort Wasserstein Securities
                        LLC, RBC Dominion Securities Corporation, and The
                        Robinson-Humphrey Company, LLC.

       *5.1             Opinion of Fulbright & Jaworski L.L.P.

       10.1 Amended 1985 Long-Term Incentive Plan (incorporated by reference to Exhibit A of Proxy Statement of Lone Star as filed on October 22, 1993).

       10.1(a) Amendments to the Amended 1985 Long-Term Incentive Plan adopted on May 8, 1997 (incorporated by reference to Exhibit 10.1(a) to Form 10-Q of Lone Star for the quarter ended June 30, 1997).

       10.1(b)          Amendments to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 14, 1998 (incorporated by reference to
                        Exhibit 10.1(b) to Form 10-Q for the quarter ended June 30,
                        1998).

       10.1(c)          Amendments to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 11, 1999 (incorporated by reference to
                        Exhibit 10.1(c) to Form 10-Q for the quarter ended June 30,
                        1999).

       10.1(d)          Amendment to the Amended 1985 Long-Term Incentive Plan
                        adopted on May 9, 2000 (incorporated by reference to
                        Exhibit 10.1(d) to Form 10-Q for the quarter ended June 30,
                        2000).

       10.1(e) Amendments to the Amended 1985 Long-Term Incentive Plan adopted on May 8, 2001 (incorporated by reference to appendix of Proxy Statement of Lone Star as filed on March 29, 2001).

       10.2             Employment Retention Policy adopted May 8, 1997, letter
                        agreements dated May 22, 1997 between Lone Star and John P.
                        Harbin, Charles J. Keszler and Robert F. Spears and between
                        Lone Star Steel Company and W. Byron Dunn and letter
                        agreement dated September 25, 1997 between Lone Star and
                        Rhys J. Best (incorporated by reference to Exhibit 10.3 to
                        Form 10-K for the year ended December 31, 1997).

       10.3             Contract for Electric Service dated September 30, 1996
                        between Southwestern Electric Power Company and Lone Star
                        Steel Company (incorporated by reference to Exhibit 10.21 to
                        Form 10-K for the year ended December 31, 1996).

       10.4             Cost Sharing Agreement dated as of July 1, 1997 between Lone
                        Star and Lone Star Steel Company, replacing Cost Sharing
                        Agreement dated May 16, 1991 (Exhibit 10.12 to Form 10-K
                        for the year ended December 31, 1997) (incorporated by
                        reference to Exhibit 10.24 to Form 10-K for the year ended
                        December 31, 1997).

       10.5             Consulting Agreement dated as of July 23, 1998 between Lone
                        Star and John P. Harbin (incorporated by reference to
                        Exhibit 10.27 to Form 10-Q for the quarter ended
                        September 30, 1998).

       10.6             Phantom Stock Deferred Compensation Plan adopted on
                        September 22, 1998 (incorporated by reference to
                        Exhibit 10.28 to Form 10-Q for the quarter ended
                        September 30, 1998).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
       10.7             Financing Agreement dated March 12, 1999 between Lone Star
                        Steel Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.30 to Form 10-Q for the quarter ended March 31, 1999).

       10.8             Subordination Agreement dated March 12, 1999 between Lone
                        Star and The CIT Group/Business Credit, Inc. (incorporated by reference to Exhibit 10.31 to Form 10-Q for the quarter ended March 31, 1999).

       10.9             Intercreditor Agreement dated March 12, 1999 among Lone
                        Star, Lone Star Steel Company and The CIT Group/Business
                        Credit, Inc. (incorporated by reference to Exhibit 10.32 to
                        Form 10-Q for the quarter ended March 31, 1999).

       10.10            Amendment Agreement dated December 28, 1999 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.33 to Form 10-K for the year ended December 31, 1999).

       10.11(a)         Limited Guaranty dated December 28, 1999 of Lone Star in
                        favor of The CIT Group/ Business Credit, Inc., as Agent
                        (incorporated by reference to Exhibit 10.34 to Form 10-K for the year ended December 31, 1999).

       10.11(b) Limited Guaranty dated as of March 31, 2000 by and between The CIT Group/ Business Credit, Inc., as agent, and Lone
                        Star (incorporated by reference to Exhibit 2.3 to Form 8-K of Lone Star as filed on April 17, 2000).

       10.11(c)         Stock Pledge Agreement dated as of March 31, 2000 by and
                        between The CIT Group/ Business Credit, Inc., as agent, and
                        Lone Star (incorporated by reference to Exhibit 2.4 to
                        Form 8-K of Lone Star as filed on April 17, 2000).

       10.12            Employee Stock Purchase Plan adopted on May 9, 2000
                        (incorporated by reference to Exhibit 10.36 to Form 10-Q for the quarter ended June 30, 2000).

       10.13            Deferred Compensation Plan adopted by Lone Star's Board of
                        Directors on May 9, 2000 (incorporated by reference to
                        Exhibit 10.37 to Form 10-Q for the quarter ended June 30,
                        2000).

       10.14            Amendment Agreement dated September 29, 2000 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.38 to Form 10-Q for the quarter ended September 30, 2000).

       10.15            Amendment Agreement dated October 25, 2000 to Financing
                        Agreement dated March 12, 1999 between Lone Star Steel
                        Company and The CIT Group/Business Credit, Inc.
                        (incorporated by reference to Exhibit 10.39 to Form 10-K for the year ended December 31, 2000).

       10.16            Employment Agreement dated May 7, 2001 between Lone Star and
                        Rhys J. Best (incorporated by reference to Exhibit 99.1 to
                        Form 8-K of Lone Star as filed on May 9, 2001).

     **10.17            Purchase Agreement dated May 23, 2001 among Lone Star,
                        Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of
                        America Securities LLC, CIBC World Markets Corp., Dresdner
                        Kleinwort Wasserstein Securities LLC, RBC Dominion
                        Securities Corporation, and The Robinson-Humphrey Company,
                        LLC.

       10.18            Consulting Employment Agreement dated January 1, 2000, among
                        Fintube Technologies, Inc., Jerry E. Ryan, and Lone Star
                        (incorporated by reference to Exhibit 10.42 to Form 10-Q for the quarter ended March 31, 2001).

       10.19            Employment Agreement dated January 1, 2000 between Fintube
                        Technologies, Inc. and Larry Sims (incorporated by reference to Exhibit 10.43 to Form 10-Q for the quarter ended
                        March 31, 2001).

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
       12.1             Computation of Ratio of Earnings to Fixed Charges (filed
                        herewith).

       21.1             List of Subsidiaries (filed herewith).

      *23.1 Consent of Fulbright & Jaworski L.L.P. (to be included in their opinion filed as Exhibit 5.1 hereto).

       23.2             Consent of Arthur Andersen LLP (filed herewith).

       23.3             Consent of Harper & Pearson Company (filed herewith).

       23.4             Consent of KPMG LLP (filed herewith).

     **24.1             Powers of Attorney.

       25.1             Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Wells Fargo Bank
                        Minnesota, N.A. (filed herewith).

       99.1             Form of Letter of Transmittal (filed herewith).

       99.2             Form of Notice of Guaranteed Delivery (filed herewith).

       99.3             Form of Letter from Lone Star to Registered Holders and
                        Depository Trust Company Participants (filed herewith).

       99.4             Form of Instructions from Beneficial Owners to Registered
                        Holders and Depository Trust Company Participants (filed herewith).

       99.5             Form of Letter to Clients (filed herewith).

        *               To be filed by amendment.

       **               Previously filed.